Form 10-K, Exhibit 13
period 1995-08-31
RIDGEWOOD PROPERTIES INC
filed 1995-11-20
CIK 783728

EXHIBIT 13


RIDGEWOOD
PROPERTIES, INC.











ANNUAL REPORT
1995


FINANCIAL STATEMENTS

      Ridgewood Properties, Inc. (the "Company") is primarily engaged in the business of acquiring, developing, operating and selling real estate property in the Southeast and "Sunbelt" areas. Additionally, the Company, through its investment in a limited partnership, is engaged in acquiring and managing hotel properties in the Southeast.

Board of Directors                 Officers
Michael M. Earley                  N. Russell Walden
President - Triton Group Ltd.      President

Luther A. Henderson                Byron T. Cooper
President - Pirvest, Inc.          Vice President, Construction and
                                   Planning
John C. Stiska
Chairman and Chief Executive       Karen S. Hughes
Officer -  Triton Group Ltd.       Vice President, Chief Financial
                                      Officer and Secretary
N. Russell Walden
President - Ridgewood
   Properties, Inc.

Corporate Offices
2859 Paces Ferry Road, Suite 700
Atlanta, Georgia 30339
Telephone:  (770) 434-3670

Market For Registrant's Common Equity and Related Stockholder Matters

      The common stock, $0.01 par value per share ("the common stock"), of the Company is listed in the broker-dealer "Pink Sheets" and trades in the over-the-counter market. Prior to June 12, 1989, the common stock was quoted in the automated quotation system of the National Association of Securities Dealers (NASDAQ). Subsequent to the deletion of the Company's stock from the automated quotation system of NASDAQ, there has been an absence of an established public trading market for the common stock.

      Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for the twenty-for-one stock split effected in the form of a stock dividend on December 31, 1992, two-for-one stock split effected in the form of a stock dividend on August 31, 1993, and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994. On October 31, 1995, there were 963,480 shares of common stock outstanding held by approximately 300 shareholders of record. The Company paid its first and only cash dividend on the common stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of common stock, which totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available. The declaration of dividends on the common stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors.






Selected Financial Data


                                        -----------------------------------------------------------------
($000's omitted, except
   per share data)                            1995         1994         1993         1992         1991
---------------------------------------------------------------------------------------------------------

Balance Sheet Data as of August 31
   Total Assets                            $   9,673    $  14,351    $  34,655    $  38,857    $  44,619
   Term Loan(s) Payable                        2,796        5,415       12,316       14,620       15,797
   Shareholders' Investment                    5,612        7,440       20,564       22,424       29,884
Income Statement Data
Year Ended August 31
   Net Revenues                                8,675       30,082       18,619       16,667       13,878
   Net Loss                                   (1,656)      (3,631)      (1,860)      (4,460)      (4,859)
Loss Per Common Share (1)                  $   (1.77)   $   (0.64)   $   (0.32)   $   (0.76)   $   (0.83)

(1) Retroactively adjusted for the twenty-for-one stock split effected in the form of a stock dividend on December 31, 1992, two-for-one stock split effected in the form of a stock dividend on August 31, 1993, and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Liquidity and Capital Resources -

           The Company's term loan entered into in November 1989 was repaid in June 1995 from the proceeds from the sale of the hotel in Orlando, Florida and a portion of the proceeds from the sale of land in Ohio and the refinancing of the Ramada Inn discussed below. With the repayment of this loan, the Company will be relieved of the burden of servicing this debt and further deteriorating its cash position.

           In April 1995, the Company sold its weekly rental hotel in Orlando, Florida. The net proceeds were approximately $2,700,000. The proceeds were used to reduce the outstanding balance of the Company's term loan discussed above. Additionally, the Company received net proceeds of approximately $1,920,000 from the sale of residential lots in Atlanta, Georgia, undeveloped land in Ohio and all but one of the Company's condominium loans in Florida. The proceeds were used to reduce the term loan discussed above and to provide additional working capital to the Company.

           In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, at the rate of 10.35%. Principal and interest payments will be approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay the term loan discussed above. The remaining proceeds of approximately $1,500,000 will be used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise. As of August 31, 1995, there was approximately $140,000 of escrowed funds related to this loan agreement.

           In March 1995, the Company borrowed approximately $381,000 against the cash value on key-person life insurance contracts which the Company purchased concurrently with the implementation of the Supplemental Retirement and Death Benefit Plan. The net proceeds to the Company were approximately $358,000 due to the prepayment of interest on the loan. The proceeds were used to provide additional working capital to the Company.

           On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Hotels, Inc., a Georgia corporation ("Ridgewood Hotels") which became the sole general partner in the Partnership with RW Hotel Investments, L.L.C. ("Investor") as the limited partner. Ridgewood Hotels has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was formed to acquire a hotel property in Louisville, Kentucky. The terms of this partnership will serve as a guideline for other potential acquisitions with the Investor or its affiliates.

           The Partnership Agreement was amended and restated on September 8, 1995. Distributable Cash is defined as the net income from the property before depreciation plus any net sale proceeds and net financing proceeds less capital costs. Distributions of Distributable Cash shall be made as follows:

           - First, to the Investor until there has been distributed to the Investor an amount equal to a 15% cumulative internal rate of return on the Investor's investment.

           - Second, to Ridgewood Hotels until the aggregate amount received by Ridgewood Hotels equals the aggregate cash contributions made by Ridgewood Hotels to the Partnership (as of 8/31/95, Ridgewood Hotels had contributed approximately $232,000).

           - Third, 12% to Ridgewood Hotels and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

           - Fourth, 75% of the residual to the Investor and 25% to Ridgewood Hotels.

           A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing a hotel in Louisville, Kentucky. The Manager shall be entitled to the following property management fees:

           (1)  2.5% of the gross revenues from the hotel property.

           (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of certain aggregate acquisition costs. Currently, no management fees are payable with respect to the first 12-month period of management of the hotel.

           A Construction Management Agreement exists between the
Partnership and the Manager for the purpose of managing certain improvements to the property. No construction management fees are payable with respect to the hotel purchased in Louisville, Kentucky.

           The Company currently has approximately $232,000 invested in the Partnership for the purchase of a hotel in Louisville, Kentucky. Five other hotels are under contract to be purchased and would require approximately $500,000 in additional capital contribution to the Partnership by the Company. The Company also has approximately $113,000 of due diligence costs incurred for the hotels under contract that will be reimbursed to the Company upon the closing of the hotels. The Company may make future capital contributions to the Partnership. Management expects to fund such capital contributions through available cash or from loans from the Partnership. Additionally, the Company may invest in other partnerships to acquire hotels in the future.

           The Company formed a hotel management subsidiary in December 1994. The loss from the subsidiary for the fiscal year ended August 31, 1995 was $75,000. The loss was generated by expenses attributable to the hotel management operations exceeding management fee revenue. This loss is attributable to the assets of another company which the Company has an option to purchase. The option agreement requires Cornerstone Management and Development, Inc. (Maryland) to repay the Company if losses occur, but because of the uncertainty of collecting this amount, the Company has included this loss in its results of operations.

           Since the Company is not currently generating sufficient operating cash to cover overhead and debt service, the Company must continue to sell real estate, seek alternative financing or otherwise recapitalize the Company. Due to the sale of the hotel in Orlando, Florida and the refinancing of the Ramada Inn, there is available cash of approximately $1.8 million. This available cash will be used to fund operating losses until new sources of income can be generated. The Company also intends to aggressively pursue the acquisition of hotels and hotel management contracts through similar partnerships as described above which would provide additional cash flow.

           The Company owns and operates one hotel and owns a number of land parcels which are held for sale or development. The success of the Company's operations continues to be dependent upon such unpredictable factors as the general and local economic conditions to which the real estate industry is particularly sensitive: labor, environmental issues, weather conditions, consumer spending or general business conditions and the availability of satisfactory financing.

Results of Operations -

           Sales of real estate properties for the fiscal year ended August 31, 1995 decreased 75% compared to 1994 due to the sale of the Company's five mobile home parks and apartment complexes in 1994. Sales of real estate properties for the fiscal year ended August 31, 1994, increased 229% compared to 1993 due to the sale of the Company's five mobile home parks. The Company had gains from real estate sales of approximately $291,000, $1,789,000 and $1,407,000 during fiscal years 1995, 1994 and 1993, respectively. Gains or losses on real estate sales are dependent upon the timing, sales price and the Company's basis in specific assets sold and will vary considerably from period to period.

           Revenues from real estate properties for fiscal year 1995 decreased $2,158,000, or 40%, compared to 1994. The decrease was primarily due to the sale of the mobile home parks and apartments in 1994. Revenues from real estate properties for fiscal year 1994 decreased $1,273,000, or 19%, compared to 1993. This decrease also was primarily due to the sale of the mobile home parks and apartments in 1994.

           There were no mobile home sales during fiscal year ended August 31, 1995 due to the sale of the mobile home parks in prior years. Mobile home sales decreased $1,103,000, or 19%, for the fiscal year ended August 31, 1994, compared to 1993. This decrease was due to the sale of certain mobile home parks. Related costs and expenses decreased $662,000, or 10%, for the same period due to the sale of the mobile home parks.

           Expenses of real estate properties decreased $1,987,000, or 41%, for the fiscal year ended August 31, 1995 compared to 1994 due to the sale of the mobile home parks, apartments and hotel. Expenses of real estate properties decreased $374,000, or 7%, for the fiscal year ended August 31, 1994, compared to 1993 due to the sale of the mobile home parks and apartments.

           Income from loans and temporary investments decreased $68,000 for the fiscal year ended August 31, 1995 compared to 1994. The decrease is due to less cash available for investment. Income from loans and temporary investments increased $37,000 for the fiscal year ended August 31, 1994, compared to 1993. The increase is due to more cash available for investment.

           Other income remained relatively insignificant for all three fiscal years ending August 31, 1995, 1994 and 1993. The provision of $50,000 for possible losses in fiscal year 1995 pertains to a land parcel in Atlanta, Georgia which has been sold. The provision of $1,638,000 for possible losses in fiscal year 1994 pertains to land parcels in Dallas, Texas; Phoenix, Arizona and Atlanta, Georgia. It was management's belief that an additional provision in 1995 and 1994 was necessary to properly reflect the current net realizable value of the property.

           Interest expense decreased by $328,000 during the fiscal year ended August 31, 1995, compared to 1994 and $224,000 during the fiscal year ended August 31, 1994, compared to 1993. The decreases are primarily due to reductions in the principal amount outstanding under the Company's term loans.

           General, administrative and other expenses decreased by $245,000 and $166,000 for the fiscal year ended August 31, 1995, compared to 1994 and fiscal year ended August 31, 1994, compared to 1993, respectively. Both of these decreases were due to management's continuing effort to reduce and control overhead.

           During fiscal year ended August 31, 1995, the Company formed a hotel management subsidiary. The loss from the subsidiary was $75,000. The loss was generated by expenses attributable to the hotel management operations exceeding management fee revenue.

           Due to the Company's aggressive movement into the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $165,000 in fiscal year 1995.

           In September 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". Upon adoption of FAS 109 the Company changed its method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. This approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The adoption of FAS 109 had no effect on the Company's financial condition or results of operations for the year ended August 31, 1994.

           In March 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." FAS 121 establishes new standards for determining and measuring impairment of long-lived assets held by an entity for investment purposes or for disposal. According to the provisions of FAS 121, an entity should assess impairment on assets held for investment or disposal whenever events or changes in circumstances, whether economical or otherwise, indicate the recorded amount of the asset may not be recoverable. FAS 121 is effective for fiscal years beginning after December 15, 1995, although early adoption is encouraged. The Company's management has elected to defer early adoption of the effects of FAS 121; however, upon adoption, management does not expect the effects of FAS 121 to have a material adverse impact on the Company's financial statements.

Effect of Inflation -

           Inflation tends to increase the Company's cash flow from income producing properties since rental rates generally increase by a greater amount than associated expenses. Inflation also generally tends to increase the value of the Company's land portfolio.

           Offsetting these beneficial effects of inflation are the increased cost and decreased supply of investment capital for real estate that generally accompany inflation.


  RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEETS

  AUGUST 31, 1995 AND 1994

  ($000'S omitted, except per share data)


                                                  August 31,   August 31,
            ASSETS                                  1995         1994
            ------                                ---------    ---------
  REAL ESTATE INVESTMENTS:
    Real Estate Properties
      Operating Properties                       $   1,461    $   4,196
      Land Held for Sale                            10,104       10,903
                                                 ----------   ----------
                                                    11,565       15,099

    Mortgage Loans                                      44          503
                                                 ----------   ----------
    Total real estate investments                   11,609       15,602

    Allowance for Possible Losses                   (4,700)      (4,873)
                                                 ----------   ----------
    Net real estate investments                      6,909       10,729

  INVESTMENT IN LIMITED PARTNERSHIP                    232           --

  CASH AND CASH EQUIVALENTS                          1,880        2,804

  OTHER ASSETS                                         652          818
                                                 ----------   ----------

                                                 $   9,673    $  14,351
                                                 ==========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.




                                                    August 31,    August 31,
   LIABILITIES AND SHAREHOLDERS' INVESTMENT           1995          1994
   ----------------------------------------        ----------    ----------
   ACCOUNTS PAYABLE                                $     102     $     253

   ACCRUED SALARIES, BONUSES AND
    OTHER COMPENSATION                                   737           673

   ACCRUED PROPERTY TAX EXPENSE                          146           187

   ACCRUED INTEREST AND OTHER LIABILITIES                280           383

   TERM LOAN                                           2,796         5,415
                                                   ----------    ----------
         Total Liabilities                             4,061         6,911
                                                   ----------    ----------

   COMMITMENTS AND CONTINGENCIES

   SHAREHOLDERS' INVESTMENT
     Series A Convertible Preferred Stock,
       $1 par value, 1,000,000 shares
       authorized, 450,000 shares
       issued and outstanding in 1994 and 1995
       liquidation preference
       and callable at $3,600,000.                       450           450
     Common stock, $0.01 par value, 5,000,000
       shares authorized, 963,480
       shares issued and outstanding in 1994 and          10            10
       1995.
     Paid-in Surplus                                  16,196        16,368
     Accumulated deficit since
       December 30, 1985                             (11,044)       (9,388)
                                                   ----------    ----------
         Total Shareholders' Investment                5,612         7,440
                                                   ----------    ----------
                                                   $   9,673     $  14,351
                                                   ==========    ==========

   The accompanying notes are an integral part of these consolidated financial statements.

RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS

FOR THE YEARS ENDED AUGUST 31, 1995, 1994 AND 1993

($000's Omitted, except per share data)


                                                                       1995         1994        1993
                                                                     ---------    -------     --------
REVENUES:
   Revenues from real estate properties...............              $   3,252    $  5,410    $  6,683
   Revenues from hotel management ....................                    287          --          --
   Sales of real estate properties ...................                  5,018      19,848       6,032
   Sales of mobile homes..............................                     --       4,594       5,697
   Income from loans and temporary investments........                    113         181         144
   Other..............................................                      5          49          63
                                                                    ----------   ---------   ---------
                                                                        8,675      30,082      18,619
                                                                    ----------   ---------   ---------
COSTS AND EXPENSES:
   Expenses of real estate properties.................                  2,868       4,855       5,229
   Expenses of hotel management ......................                    362          --          --
   Costs of real estate sold .........................                  4,727      18,059       4,625
   Costs of mobile homes sold.........................                     --       5,757       6,419
   Depreciation ......................................                    364       1,074       1,486
   Provision for possible losses .....................                     50       1,638        --
   Interest expense, net of interest capitalized......                    410         738         962
   General, administration and other..................                  1,347       1,592       1,758
   Business development ..............................                    165          --          --
                                                                    ----------   ---------   ---------
                                                                       10,293      33,713      20,479
                                                                    ----------   ---------   ---------
LOSS BEFORE INCOME TAXES                                               (1,618)     (3,631)     (1,860)

INCOME TAXES                                                              (38)         --          --
                                                                    ----------   ---------   ---------
NET LOSS                                                            $  (1,656)   $ (3,631)   $ (1,860)
                                                                    ----------   ---------   ---------
LOSS PER COMMON SHARE                                               $   (1.72)      (0.64)      (0.32)
                                                                    ==========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

Ridgewood Properties, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1995, 1994 and 1993

($000's Omitted)


                                                                    1995            1994             1993
Cash flows from operating activities:                             ---------      -----------      -----------

  Net loss ...................................................   $  (1,656)     $    (3,631)     $    (1,860)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
      Depreciation and amortization ..........................         437            1,078            1,617
      (Decrease) Increase in allowance for possible losses....        (173)           1,638              (49)
      Gain from sale of real estate properties ...............         (68)          (1,788)          (1,348)
      Decrease in mobile home inventory ......................          --            1,355              223
      Decrease (increase) in other assets ....................         209              411             (427)
      Decrease in accounts payable and accrued liabilities....        (232)            (370)             (39)
                                                                 ----------     ------------     ------------
      Total adjustments ......................................         173            2,324              (23)
                                                                 ----------     ------------     ------------
      Net cash used by operating activities ..................      (1,483)          (1,307)          (1,883)
                                                                 ----------     ------------     ------------
Cash flows from investing activities:
    Principal payments received on mortgage loans ............          36               60               10
    Foreclosures on mortgage loans ...........................          --               --              (10)
    Investment in limited partnership ........................        (232)              --               --
    Proceeds from sale of real estate ........................       4,620           17,867            5,870
    Additions to real estate properties ......................        (915)          (1,015)          (1,290)
                                                                 ----------     ------------     ------------
      Net cash provided by investing activities ..............       3,509           16,912            4,580
                                                                 ----------     ------------     ------------
Cash flows from financing activities:
    Dividends on preferred stock .............................        (172)              --               --
    Purchase and retirement of common stock ..................          --           (8,042)              --
    Proceeds from issuance of debt ...........................       2,800            2,433            3,831
    Debt financing costs .....................................        (159)              --               --
    Repayments of debt .......................................      (5,419)          (9,334)          (6,135)
                                                                 ----------     ------------     ------------
      Net cash used by financing activities ..................      (2,950)         (14,943)          (2,304)
                                                                 ----------     ------------     ------------
Net (decrease) increase in cash and cash equivalents .........        (924)             662              393
Cash and cash equivalents at beginning of year ...............       2,804            2,142            1,749
                                                                 ----------     ------------     ------------
Cash and cash equivalents at end of year .....................   $   1,880      $     2,804      $     2,142
                                                                 ==========     ============     ============


The accompanying notes are an integral part of these consolidated financial statements.

Ridgewood Properties, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1995, 1994 and 1993

-------------------------------------------------------------------------------------------------


Supplemental disclosures of
cash flow information:
                                                             1995          1994         1993
                                                         ------------  ------------ ------------

  Interest paid ...................................... $   450,000   $   698,000   $  996,000
  Income taxes paid .................................. $    38,000   $      --     $      --


------------------------------------------------------------------------------------------------



Supplemental disclosure of non-cash activity in fiscal year 1994:

  Charge-off of fully-reserved loan ...................               $    227,000

  Issuance of preferred stock in exchange for shares of
  common stock ........................................               $    450,000

  Purchase of common stock in exchange for note........               $  1,450,000

------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE YEARS ENDED AUGUST 31, 1995, 1994 AND 1993
($000's Omitted, except per share data)

(NOTES 1, 6 & 10)

                                      Preferred                   Common
                                        Stock                     Stock                            Accumulated    Total
                              -----------------------     -------------------------    Paid-in      Earnings    Shareholders'
                                Shares       Amount          Shares        Amount      Surplus     (Deficit)    Investment
                              ----------   ----------     ------------   ----------   ----------   ----------   ----------
Balance, August 31, 1992             --   $       --        5,868,960   $       59   $   26,262   $   (3,897)  $   22,424

    Net loss                         --           --             --             --           --       (1,860)      (1,860)
                              ----------   ----------     ------------  -----------  -----------  -----------  -----------
Balance, August 31, 1993             --   $       --        5,868,960   $       59   $   26,262   $   (5,757)  $   20,564

    Purchase of common stock
      for cash and issuance
      of preferred stock        450,000          450       (4,365,840)         (44)      (8,449)          --       (8,043)

    Purchase of common
      stock in exchange
      for note                       --           --         (539,640)          (5)      (1,445)          --       (1,450)

      Net Loss                       --           --             --             --           --       (3,631)      (3,631)
                             -----------  -----------    -------------  -----------  -----------  -----------  -----------
Balance, August 31, 1994        450,000   $      450          963,480   $       10   $   16,368   $   (9,388)  $    7,440

    Net Loss                         --           --             --             --           --       (1,656)      (1,656)
    Dividends on
     Preferred Stock                 --           --             --             --         (172)          --         (172)
                             -----------  -----------    -------------  -----------  -----------  -----------  -----------

Balance, August 31, 1995        450,000   $      450          963,480   $       10   $   16,196   $  (11,044)  $    5,612
                             ===========  ===========    =============  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Properties, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
August 31, 1995, 1994 and 1993

1.   Significant Accounting Policies

General -

           Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for the twenty-for-one stock split effected in the form of a stock dividend on December 31, 1992, a two-for-one stock split effected in the form of a stock dividend on August 31, 1993, and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.

     The Company's common stock is listed in the broker-dealer "Pink Sheets" and traded in the over-the-counter market (see Note 6). During the fourth quarter of fiscal year 1994, the Company purchased and retired all of the shares of common stock ("Triton Shares") owned by the Company's then-majority stockholder, Triton Group, Ltd. ("Triton"). The cash used to purchase the common stock was from the proceeds received by the Company from the sale of its mobile home parks in June 1994. In conjunction with this purchase, the Company issued 450,000 shares of Series A Convertible Preferred Stock (the "preferred stock") to Triton. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock either upon default of the dividend payments or at the end of two years and is subject to certain anti-dilution adjustments. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends accrued and unpaid thereon. So long as a minimum of 50,000 shares of preferred stock is outstanding, Triton shall be entitled to elect one additional director to serve on the Board of Directors of the Company. Additionally, as long as Triton is the holder of the minimum 50,000 shares of preferred stock and both John C. Stiska and Michael M. Earley are officers of Triton, then the Company's Board of Directors shall consist of four members, two of which would be Mr. Stiska and Mr. Earley (and wherein either Mr. Stiska or Mr. Earley is considered to be the additional director to which Triton is entitled to elect.) No change of control for financial reporting purposes of the Company is deemed to have occurred because of Triton's retaining control of 50% of the Board of Directors and holding preferred shares convertible into 1,350,000 of the Company's common stock representing 58% of the total shares outstanding (after giving effect to the issuance thereof).

      The Company also purchased and retired all the shares of common stock owned by Hesperus Partners, Ltd. ("Hesperus") (the "Hesperus Shares), formerly known as Harris Associates, L.P. The stock was exchanged for a note the Company received from Sun Communities Operating Limited Partnership in conjunction with the sale of the mobile home parks (the "Note"). In addition to assigning the Note and the mortgage securing the Note, the Company had agreed and did pay Hesperus interest on the outstanding principal balance of the Note from the closing date through June 15, 1995, and has agreed to grant Hesperus the right to require the Company to repurchase the Note and the mortgage following an uncured principal payment default by the obligor under the Note or by certain uncured payment defaults by the Company. The Company's President, N. Russell Walden, is the owner of approximately 42% of the Company's outstanding shares of common stock.

           Since the Company is not currently generating sufficient operating cash to cover overhead and debt service cost, the Company must continue to sell real estate, seek alternative financing, or otherwise, recapitalize the Company. It is currently reviewing the viability of all of these alternatives.

Basis of Presentation and Consolidation -

     The accompanying financial statements of the Company present the historical cost basis amount of assets, liabilities, revenues, costs and expenses and shareholders' investment of the real estate business, formerly known as CMEI, for the periods presented.

           In 1995, the Company formed two wholly-owned subsidiaries for the purpose of managing hotels and another for the sole purpose of owning the hotel in Longwood, Florida, which serves as collateral for the Company's term loan. The lender required that a separate subsidiary own the hotel. One other subsidiary remains, but is not operational.

           All significant intercompany balances and transactions have been eliminated.

Valuation of Real Estate Properties -

     The Company carries its real estate properties at the lower of cost or net realizable value. Where estimated net realizable value is lower than cost, an allowance for possible losses is provided (see Note 2).

     The allowance for possible losses relates to all real estate investments, including mortgage loans and real estate properties. The adequacy of the allowance for possible losses is evaluated by means of periodic reviews of the investment portfolio on an individual asset basis.

           In March 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." FAS 121 establishes new standards for determining and measuring impairment of long-lived assets held by an entity for investment purposes or for disposal. According to the provisions of FAS 121, an entity should assess impairment on assets held for investment or disposal whenever events or changes in circumstances, whether economical or otherwise, indicate the recorded amount of the asset may not be recoverable. FAS 121 is effective for fiscal years beginning after December 15, 1995, although early adoption is encouraged. The Company's management has elected to defer early adoption of the effects of FAS 121; however, upon adoption, management does not expect the effects of FAS 121 to have a material adverse impact on the Company's financial statements.

Depreciation Policies -

     The Company depreciates operating properties and any related improvements by using the straight-line method over the estimated useful lives of such assets, which are generally 30 years for building and land improvements and 5 years for furniture, fixtures and equipment.

Capitalization Policies -

     The Company capitalizes interest as a cost of properties while they are under construction or development. Costs of planning and development performed by outside contractors and all other direct costs related to properties under construction or development are also capitalized. Capitalization of interest and other costs is discontinued when a project is substantially completed, or if active development ceases.

     Total interest incurred and paid amounted to approximately $450,000, $698,000, and $996,000 in 1995, 1994 and 1993, respectively. No interest was capitalized; however, the effect on the financial statements from capitalizing amounts permitted would not have been material.

           Repairs and maintenance costs are expensed in the period incurred. Major improvements to existing properties which increase the usefulness or useful life of the property are capitalized.

Sale of Real Estate -

     All revenue related to the sale of real estate is recognized at the time of closing. The Company allocates costs of real estate sold using the specific identification or relative sales value methods based on the nature of the development. Profit recognition is based upon the Company receiving adequate cash down payments and other criteria specified by existing accounting literature.

Cash and Cash Equivalents -

     For the purpose of the Statement of Cash Flows, cash includes cash equivalents. Cash equivalents include all highly liquid investments with maturities of three months or less.

2.   Real Estate Investments

     The Company's real estate properties by type at August 31, 1995, and 1994 were as follows ($000's omitted):

                                            Furniture
     August 31, 1995           Land &       Fixtures &
     Type of Project          Buildings     Equipment      Total

     Hotel                        2,535          295       2,830


     Less -- accumulated
             depreciation                                 (1,369)

     Net operating properties                              1,461
     Land                        10,104            -      10,104

     Total                                               $11,565
                                                         =======

                                           Furniture,
     August 31, 1994           Land &      Fixtures &
     Type of Project          Buildings    Equipment       Total

     Hotels                   $   5,328    $    1,537    $ 6,865
     Less -- accumulated
             depreciation                                 (2,669)
                                                         -------
     Net operating properties                              4,196
     Land                                                 10,903
                                                         -------
     Total                                               $15,099
                                                         =======


     Changes in the allowance for possible losses for the years ended August 31, 1995, 1994 and 1993 were as follows
($000's omitted):

                                        1995       1994      1993

     Allowance, beginning of year      $4,873     $3,625    $3,674
     Provision for possible losses         50      1,638        --
     Chargeoff and reversal of
       reserves from the sales of
       real estate assets                (223)      (163)      (49)
     Chargeoff of fully reserved
       loan                                --       (227)       --

     Allowance, end of year            $4,700     $4,873    $3,625
                                       ======     =======   ======


3.  Commitments and Contingencies

           In August 1991, each executive officer was offered a Post-Employment Consulting Agreement (the "Consulting Agreement(s)") whereby the officer agrees that if he or she is terminated by the Company for other than good cause, the officer will be available for consulting at a rate equal to their annual compensation immediately prior to termination. All officers have chosen to enter into Consulting Agreements. In addition, one other employee was offered and has chosen to enter into a one year Consulting Agreement. The executive, upon termination, agrees to sign an unconditional release of all claims and liability in exchange for a one (one employee) or two (three executives) year consulting fee arrangement, depending upon the years of service as an officer or the designation as a senior executive officer.

      On May 2, 1995 a complaint was filed in the Court of Chancery of the State of Delaware (New Castle County) entitled William N. Strassburger v. Michael M. Early, Luther A. Henderson, John C. Stiska, N. Russell Walden, and Triton Group, Ltd., defendants, and Ridgewood Properties, Inc., nominal defendant, C.A. No. 14267 (the "Complaint"). The plaintiff is an individual shareholder of the Company who purports to file the Complaint individually, representatively on behalf of all similarly situated shareholders, and derivatively on behalf of the Company. The Complaint challenges the actions of the Company and its directors in consummating the Company's August 1994 repurchase of its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. in five counts, denominated Waste of Corporate Assets, Breach of Duty of Loyalty to Ridgewood, Breach of Duty of Good Faith, Intentional Misconduct, and Breach of Duty of Loyalty and Good Faith to Class.

           The Complaint seeks (a) permission of the court to proceed as a class action with respect to one count; (b) rescission of the repurchase of Triton's Ridgewood common stock, together with recovery (to Ridgewood) of the approximately $8 million in cash and the shares of the preferred stock received by Triton in the repurchase, or in the alternative, unspecified restitution or damages to Ridgewood resulting from the Triton repurchase; (c) unspecified restitution or damages to Ridgewood resulting from the Hesperus repurchase; (d) unspecified damages to Ridgewood resulting from the alleged breaches of the defendants' duties of loyalty and good faith and their alleged intentional misconduct; (e) unspecified damages for any separate injury allegedly suffered by members of the purported class; and (f) the plaintiff's costs and expenses of this litigation, including attorneys' fees.

           The Company has answered the Complaint, denying all allegations of wrongdoing either on its part or that of its directors. The Company's management believes the claims made in the Complaint are without merit, and that the shareholders of Ridgewood benefited from the challenged transactions. Management intends to vigorously contest this matter.

           As more fully described in Note 8, the Company is required to fund certain capital contributions to RW Hotel Partners, L.P. as the partnership acquires hotels.

4.  Notes Payable

           A. In November 1989, the Company entered into a $15,000,000 Revolving Line of Credit with a commercial bank. Effective December 31, 1991, the Company's Revolving Line of Credit expired and the outstanding principal balance of $15,000,000 was converted to a term loan. In January 1992, the term loan was amended to postpone principal payments for seven months. Under the amended agreement, interest accrued at the rate of one percent (1%) per annum above the prime rate of the lender. Under the term loan agreement, the Company was required to make interest payments on the outstanding principal balance of the note, which payments commenced on February 1, 1992, and monthly thereafter through December 1, 1996. Commencing on September 1, 1992, and thereafter on the first day of each month through December 1, 1996, the outstanding principal amount of the note shall be repaid in equal monthly payments. In June 1994, the loan agreement was amended whereby proceeds from future sales of property securing the term loan will serve to reduce the remaining monthly amortization thereby reducing the monthly payment rather than reducing the remaining principal due at the end of the term loan. On January 1, 1997, the remaining outstanding principal balance was to be payable in full. The entire loan was repaid in full in June 1995.

           The approximate average amounts of borrowings on the term loan during fiscal years 1995 and 1994 were $3,996,000 and $7,782,000, at average interest rates of approximately 9.32% and 7.47%, respectively. The maximum amounts of borrowings outstanding under this note payable during fiscal years 1995 and 1994 were $5,415,000 and $10,191,000, respectively.

           B. The Company entered into a $1,750,000 Wholesale Financing Agreement ("Agreement") with a major commercial lender in February 1993. This Agreement was repaid in full with the closing of the sale of all of the mobile home parks in fiscal year 1994.

           The approximate average amount of borrowings on the Agreement during fiscal year 1994 was $976,000, at an average interest rate of approximately 8.0%. The maximum amount of borrowings outstanding under this note payable during fiscal year 1994 was approximately $1,318,000.

           C. In November 1992, the Company entered into a term loan with a commercial lender for $1,020,000. The entire loan was assumed by another entity in March 1994. The approximate average amount of borrowings on the term loan during fiscal year 1994 was $1,016,000, at an average interest rate of 8.75%. The maximum amount of borrowings outstanding under this term note during fiscal year 1994 was approximately $1,017,000.

           D. In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, at the rate of 10.35%. Principal and interest payments are approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay the term loan discussed in A above. The remaining proceeds of approximately $1,500,000 will be used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise. As of August 31, 1995, there was approximately $140,000 of escrowed funds related to this loan agreement. Also, commitment fees and loan costs of approximately $159,000 are being amortized over 20 years.

           The approximate average amount of borrowings on the term loan during fiscal year 1995 was $2,799,000, at an average interest rate of 10.35%. The maximum amount of borrowings outstanding under this loan was $2,800,000.

           Maturities of long-term debt during the Company's next five fiscal years are as follows: 1996 - $25,000; 1997 - $28,000; 1998 -
$31,000; 1999 - $35,000; 2000 - $38,000.

5.  Income Taxes

           In September 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". Upon adoption, the Company changed its method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. This approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The adoption of FAS 109 had no effect on the Company's financial condition or results of operations for the year ended August 31, 1994.

      The Company's 1995 provision for income taxes is comprised of $38,000 in alternative minimum tax. There was no provision for income taxes for the years ended August 31, 1994 or 1993.

           Deferred tax assets (liabilities) are comprised of the following at August 31, 1995, and September 1, 1994, respectively:

                                                   (000's omitted)

                                                     1995        1994

Allowance for possible losses                     $ 1,598     $ 1,657
Excess of tax over book basis, land held
  for sale or future development                       14          14
Excess of tax over book basis, operating
  properties                                           --          59
Excess of tax over book basis, other
  investments                                          --         119
Depreciation                                          105          31
Other                                                 232          54
Tax loss carryforwards                              3,759       3,170
                                                    -----       -----
Gross deferred tax assets                           5,708       5,104
                                                    -----       -----
Excess of book over tax basis, land held
  for sale or future development                      (39)        (39)
Excess of book over tax basis, operating
  properties
Depreciation
Gross deferred tax liabilities                        (39)        (39)
                                                   ------      ------
Deferred tax assets valuation allowance            (5,669)     (5,065)
                                                   ------      ------
                                                  $     0     $     0
                                                  ========    =======



           The net change in the valuation allowance for deferred tax assets was an increase of $604,000. This change resulted primarily from an increase in the Company's tax loss carryforward and other deferred tax assets, offset by a decrease in nondeductible allowance for possible losses relating to certain properties sold during fiscal year 1995.

           Approximately $11,055,000 of tax loss carryforwards remain at August 31, 1995 for income tax purposes. The carryforwards expire $2,080,000 in 2005, $4,150,000 in 2006, $1,524,000 in 2007, $1,699,000 in
2008 and $1,602,000 in 2010. As a result of a change in control during fiscal year 1994, the amount of tax loss carryforwards which may be utilized by the Company in any one year period is limited to approximately $940,000. The Company has unused net operating loss carryforwards in certain states in which it operates which are available to offset future state taxable income in those states. No benefit for the remaining loss carryforwards has been recognized in the financial statements.

6.  Shareholders' Investment

Authorized Shares of Common and Preferred Stock -

           On March 30, 1993, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock, par value $0.01 per share, from 1,000,000 shares to 2,000,000 shares. On January 12, 1994, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock from 2,000,000 shares to 3,000,000 shares. On January 4, 1995, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock from 3,000,000 shares to 5,000,000 shares and to increase the number of authorized shares of the Company's preferred stock, par value $1.00 per share, from 500,000 shares to 1,000,000 shares. In addition, the shareholders approved and adopted a proposal to amend the Ridgewood Properties, Inc. 1993 Stock Option Plan, increasing the number of shares of common stock reserved for issuance or transfer upon the exercise of options to be granted from time to time thereunder, from an aggregate of 900,000 to 1,200,000 shares of common stock. Accordingly, 4,036,520 shares of common stock are available for future issuance, of which 1,200,000 are reserved for the Company's stock option plan. There are currently 963,480 shares of common stock outstanding.

           There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock. On August 15, 1994, the Company issued 450,000 shares of the Company's preferred stock (see "Purchase of Common Shares" below), which represent the only outstanding preferred shares. Accordingly, 550,000 shares of preferred stock are available for future issuance.

Stock Splits -

           On December 31, 1992, the Board of Directors declared a stock split effected in the form of a stock dividend on the Company's outstanding common stock. All shareholders of record as of December 31, 1992 received a dividend of 19 shares of common stock for each one share of common stock held. The stock dividend was distributed on January 15, 1993.

           On August 31, 1993, the Board of Directors declared a stock split effected in the form of a stock dividend on the Company's outstanding common stock. All shareholders of record as of August 31, 1993 received one share of common stock for each share of common stock held. The stock was distributed on September 20, 1993.

           On October 26, 1994, the Board of Directors declared a stock split effected in the form of a stock dividend on the Company's outstanding common stock. All shareholders of record as of October 31, 1994 received two shares of common stock for each share of common stock held.

           The number of shares presented in the accompanying financial statements has been changed to reflect the stock splits. Because of the retroactive treatment, some share numbers presented in the financial statements give the appearance that there were, in some instances, more shares of common stock outstanding than authorized when, in fact, there was not.

Loss Per Common Share -

           Loss per common share is calculated based upon the weighted average number of shares outstanding during the period of approximately 963,000, 5,676,000 and 5,868,000 in 1995, 1994 and 1993, respectively.

Purchases of Common Stock by the Company -

           As described in Note 1, on August 15, 1994, the Company purchased all (4.38 million) of the shares of the Company's common stock, $0.01 par value, held by the Company's then-majority stockholder, Triton Group Ltd. The Triton Shares represented 74.4% of the 5.88 million shares of common stock outstanding prior to the consummation of the transaction. In consideration for the Triton Shares, the Company paid $8.0 million in cash and authorized and issued 450,000 shares of the Company's preferred stock.

           In addition, on August 29, 1994, the Company acquired all (539,640) of the shares of common stock owned by Hesperus Partners Ltd., formerly known as Harris Associates, L.P., in exchange for a note receivable in the principal amount of $1.45 million executed by Sun Communities Operating Limited Partnership and held by the Company (see
Note 1). In addition to assigning the Note and the mortgage securing the Note, the Company had agreed and did pay to Hesperus interest on the outstanding principal balance of the Note from the closing date through June 15, 1995, and has agreed to grant Hesperus the right to require the Company to repurchase the Note and the mortgage following an uncured principal payment default by the obligor under the Note or by certain uncured payment defaults by the Company.

           Following the purchase of the Triton and Hesperus Shares by the Company, there are 963,480 shares of common stock outstanding. Of the Company's issued and outstanding shares of common stock, approximately 42% are owned by the Company's President, N. Russell Walden.

1993 Stock Option Plan -

           On March 30, 1993, the Company granted options to purchase 378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Properties, Inc. 1993 Stock Option Plan (the "Plan"). The options will vest over a four year period in 25% increments. All options expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Plan. As of August 31, 1994, approximately 284,000 options are currently exercisable.

           On January 28, 1994, the Company granted options to purchase 375,000 and 75,000 shares of common stock at a price of $1.00 per share to its President and Chief Financial Officer, respectively, under the Plan. The options are exercisable immediately and expire on January 31, 1997.
If all vested options are exercised, the President and Chief Financial Officer would hold 53% and 8%, respectively, of the total outstanding shares of common stock.

           On January 4, 1995, the shareholders approved an increase in the number of authorized shares reserved for the Company's stock option plan from 900,000 to 1,200,000.

7.  Supplemental Retirement and Death Benefit Plan

           The Company implemented a non-qualified Supplemental Retirement and Death Benefit Plan with an effective date of January 1, 1987. The Plan supplements other retirement plans and also provides pre-retirement death benefits to participants' beneficiaries.

           Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key-person life insurance contracts on the lives of the Plan participants. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans which may be cumulatively outstanding. In March 1995, the Company borrowed approximately $381,000 against the cash values. The net proceeds to the Company were approximately $358,000 due to the prepayment of interest on the loan.

           For the fiscal years ending August 31, 1995, 1994 and 1993, the pension expense was approximately $60,000, $63,000, and $66,000, respectively.

8.  Investment in Limited Partnership

           On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Hotels, Inc., a Georgia corporation ("Ridgewood Hotels") which became the sole general partner in the Partnership with RW Hotel Investments, L.L.C. ("Investor") as the limited partner. Ridgewood Hotels has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was formed to acquire a hotel property in Louisville, Kentucky. The terms of this partnership will serve as a guideline for other potential acquisitions with the Investor or its affiliates.

           The Partnership Agreement was amended and restated on September 8, 1995. Distributable Cash is defined as the net income from the property before depreciation plus any net sale proceeds and net financing proceeds less capital costs. Distributions of Distributable Cash shall be made as follows:

           - First, to the Investor until there has been distributed to the Investor an amount equal to a 15% cumulative internal rate of return on the Investor's investment.

           - Second, to Ridgewood Hotels until the aggregate amount received by Ridgewood Hotels equals the aggregate cash contributions made by Ridgewood Hotels to the Partnership (as of 8/31/95, Ridgewood Hotels contributed approximately $232,000).

           - Third, 12% to Ridgewood Hotels and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

           - Fourth, 75% of the residual to the Investor and 25% to Ridgewood Hotels.

           A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing a hotel in Louisville, Kentucky. The Manager shall be entitled to the following property management fees:

           (1)  2.5% of the gross revenues from the hotel property.

           (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of certain aggregate acquisition costs. No management fees are payable with respect to the first 12-month period of management of this hotel.

           A Construction Management Agreement exists between the
Partnership and the Manager for the purpose of managing future improvements to the property.

           The Company currently has approximately $232,000 invested in the Partnership. The Partnership purchased a hotel in Louisville, Kentucky for approximately $16,000,000. Five other hotels are under contract to be purchased by the partnership for an aggregate cost of approximately $18,000,000, and would require approximately $500,000 in additional capital contribution to the Partnership by the Company. The Company also has approximately $113,000 of due diligence costs incurred for the hotels under contract that will be reimbursed to the Company upon the closing of the hotels. These costs are reflected in Other Assets. The Company may make future capital contributions to the Partnership. Management expects to fund such capital contributions through available cash or from loans from the Partnership. Additionally, the Company may invest in other partnerships to acquire hotels in the future.

           In December 1993, the Company entered into a joint venture agreement for the purpose of developing approximately a 150 lot subdivision in Atlanta, Georgia. The Company contributed development funds, and the other partner provided the land. Both partners are responsible for any deficits resulting from the project. As of August 31, 1995, the Company has invested approximately $61,000 into the joint venture, but was refunded its entire investment in September 1995. The joint venture has been dissolved.

9.  Employee Savings Plan

           The Ridgewood Properties Employee Savings Plan ("Savings Plan") is a savings and salary deferral plan which is intended to qualify for favorable tax treatment under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. The Savings Plan includes all employees of the Company who have completed one year of service and have attained age twenty-one.

           Each participant in the Savings Plan may elect to reduce his or her compensation by any percentage, not to exceed 15% of compensation when combined with any Matching Basic or Discretionary Employer Contributions (below) made on behalf of the participant, and have such amount contributed to his or her account under the Savings Plan. Elective employer contributions are made prior to the withholding of income taxes on such amounts. A participant may also elect to contribute to the Plan an amount of cash or property equal to or up to 10% of his or her compensation ("Voluntary Contributions"). Voluntary Contributions are made on an after-tax basis.

           The Savings Plan provides for an employer matching contribution in an amount equal to 50% of the elective employer contributions, provided that in no event shall such employer matching contributions exceed 3% of the participant's compensation. In addition, the Board of Directors of the Company is authorized to make discretionary contributions to the Savings Plan out of the Company's current or accumulated profits ("Discretionary Contributions"). Discretionary Contributions are allocated among those participants who complete at least 1,000 hours of service during the plan year and are employed by the Company on the last day of the plan year.

           Employees are subject to a seven year graduated vesting schedule with respect to Basic Employer Contributions, Matching Employer Contributions and Discretionary Contributions.

           Distributions from the Savings Plan will generally be available upon or shortly following a participant's termination of employment with the Company, with additional withdrawal rights with respect to Voluntary Contributions.

           For the fiscal years ending August 31, 1995, 1994 and 1993, expense for the Employee Savings Plan was approximately $15,000, $17,000 and $38,000, respectively.

10.  Sale of Operating Properties

           In November 1992, the Company sold its warehouse in Tennessee for $400,000. The Company recognized a gain on the sale of approximately $135,000. In May 1993, the Company sold one of its mobile home parks for $3,990,000, resulting in a gain of approximately $1,256,000.

           In March 1994, the Company sold its apartments in Dallas, Texas, for $4,100,000, resulting in a gain of approximately $1,227,000. The gross purchase price included a $1,015,000 term loan secured by one of the apartments which is insured by the Department of Housing and Urban Development and which was assumed by the buyer at the time of purchase.
An additional $1,710,000 of the proceeds were used to reduce the Company's debt. Net proceeds to the Company were approximately $1,100,000.

           In June 1994, the Company sold its five mobile home parks for $13,900,000, resulting in a gain of approximately $694,000. Net proceeds to the Company were approximately $12,000,000. Approximately $386,000 was applied to certain selling and operational costs. In addition, the Company accepted a $1,450,000 note which is secured by one of the mobile home parks. The note was subsequently exchanged for common stock of the Company in August 1994 as discussed in Note 1.

           In April 1995, the Company sold the Ridgewood Lodge, its weekly rental hotel in Orlando, Florida. The net proceeds, after commissions, were approximately $2,700,000. The gain on the sale was approximately $250,000. The proceeds were used to reduce the outstanding balance of the Company's term loan.



Report of Independent Accountants

To the Board of Directors and
Shareholders of Ridgewood Properties, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss, of cash flows and of shareholders' investment present fairly, in all material respects, the financial position of Ridgewood Properties, Inc. and its subsidiaries at August 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Atlanta, Georgia
October 25, 1995


Market Information

           The Company's common stock is traded in the over-the-counter market and is listed in the broker-dealer "Pink Sheets."


Transfer Agent and Registrar

           Society National Bank, Dallas, Texas is the Company's stock transfer agent and registrar. Society National Bank maintains the Company's shareholder records. To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

           Society National Bank
           Shareholder Services, Inc.
           1201 Elm Street, Suite 5050
           Dallas, Texas 75270
           (214) 658-0200


General Counsel

           Rogers & Hardin
           2700 Cain Tower
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303


Independent Accountants

           Price Waterhouse LLP
           50 Hurt Plaza
           Suite 1700
           Atlanta, Georgia 30303


Shareholder and General Inquiries

           The Company is required to file an Annual Report on Form 10-K for its fiscal year ended August 31, 1995 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

           Ridgewood Properties, Inc.
           Shareholder Relations
           2859 Paces Ferry Road
           Suite 700
           Atlanta, Georgia 30339
           (770) 434-3670