Form 10-K, Exhibit 13
period 1996-08-31
RIDGEWOOD PROPERTIES INC
filed 1996-11-26
CIK 783728

EXHIBIT 13


RIDGEWOOD
PROPERTIES, INC.











ANNUAL REPORT
1996


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

Luther A. Henderson                Byron T. Cooper
President - Pirvest, Inc.          Vice President, Construction and
                                   Planning
N. Russell Walden
President - Ridgewood              Karen S. Hughes
   Properties, Inc.                Vice President, Chief Financial
                                      Officer and Secretary

Corporate Offices
2859 Paces Ferry Road, Suite 700
Atlanta, Georgia 30339
Telephone:  (770) 434-3670

Market For Registrant's Common Equity and Related Stockholder Matters

      The common stock, $0.01 par value per share (the "Common Stock"), of the Company is listed in the broker-dealer "Pink Sheets" and trades in the over-the-counter market. Prior to June 12, 1989, the Common Stock was quoted in the automated quotation system of the National Association of Securities Dealers (NASDAQ). Subsequent to the deletion of the Common Stock from the automated quotation system of NASDAQ, there has been an absence of an established public trading market for the Common Stock.

      Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for the twenty-for-one stock split effected in the form of a stock dividend on December 31, 1992, two-for-one stock split effected in the form of a stock dividend on August 31, 1993, and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994. On October 31, 1996, there were 1,088,480 shares of common stock outstanding held by approximately 222 shareholders of record. The Company paid its first and only cash dividend on the common stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of common stock, which totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available. The declaration of dividends on the common stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors.






Selected Financial Data


                                        -----------------------------------------------------------------
($000's omitted, except
   per share data)                           1996          1995         1994         1993         1992
---------------------------------------------------------------------------------------------------------

Balance Sheet Data as of August 31
   Total Assets                           $  8,724      $   9,673    $  14,351    $  34,655    $  38,857
   Term Loan(s) Payable                      2,858          2,796        5,415       12,316       14,620
   Shareholders' Investment                  4,441          5,612        7,440       20,564       22,424
Income Statement Data
Year Ended August 31
   Net Revenues                              4,314          8,675       30,082       18,619       16,667
   Net Loss                                 (1,178)        (1,656)      (3,631)      (1,860)      (4,460)
Loss Per Common Share (1)                 $  (1.29)     $   (1.90)   $   (0.64)   $   (0.32)   $   (0.76)

(1) Retroactively adjusted for the twenty-for-one stock split effected in the form of a stock dividend on December 31, 1992, two-for-one stock split effected in the form of a stock dividend on August 31, 1993, and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Liquidity and Capital Resources -

           During fiscal year 1996, the Company received net proceeds of approximately $634,000 primarily from the sale of undeveloped land in Ohio and Georgia. The proceeds were used to provide additional working capital to the Company.

           In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds were $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, at the rate of 10.35%. Principal and interest payments will be approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay a term loan, and the remaining proceeds of approximately $1,500,000 were used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds are used as tax, insurance and repair needs arise. As of August 31, 1996, there was approximately $150,000 of escrowed funds related to this loan agreement.

           On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Hotels, Inc., a Georgia corporation ("Ridgewood Hotels") which became the sole general partner in the Partnership with RW Hotel Investments, L.L.C. ("Investor") as the limited partner. Ridgewood Hotels has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky. The Partnership consists of six hotel properties at August 31, 1996. The terms of this partnership will serve as a guideline for other potential acquisitions with this or other investors.

           Income and loss are allocated to the Company and the limited partner based upon the formula for allocating distributable cash as described below but subject to an annual limitation which would result in no more than 88% of partnership income or loss (as defined) being allocated to the limited partner.

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

           - Second, to Ridgewood Hotels until the aggregate amount received by Ridgewood Hotels equals the aggregate cash contributions made by Ridgewood Hotels to the Partnership (as of 8/31/96, Ridgewood Hotels had contributed approximately $748,000).

           - Third, 12% to Ridgewood Hotels and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

           - Fourth, 75% of the residual to the Investor and 25% to Ridgewood Hotels.

           A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing hotels in Kentucky, Georgia and South Carolina. The Manager shall be entitled to the following property management fees:

           (1)  2.5% of the gross revenues from the hotel property.

           (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of certain aggregate acquisition costs. No management fees are payable with respect to the first 12-month period of management of the hotel in Kentucky.

           A Construction Management Agreement exists between the
Partnership and the Manager for the purpose of managing future improvements to the properties.

           The Company currently has approximately $748,000 invested in the Partnership. Also, at August 31, 1996, the Company recorded approximately $209,000 equity in the income of the partnership, bringing the total investment in the limited partnership to approximately $957,000. The Partnership purchased a hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. The Company may make future capital contributions to the Partnership. Management expects to fund such capital contributions through available cash or from loans from the Partnership. Additionally, the Company may invest in other partnerships to acquire hotels in the future.

           In December 1995, the Company acquired the stock of the Wesley Hotel Group, a hotel management company located in Atlanta, Georgia. At the time of acquisition, Wesley managed five hotels. In conjunction with the acquisition, the Company issued 125,000 shares of common stock and assumed three promissory notes with a combined outstanding principal of approximately $106,000.

           Since the Company is not currently generating sufficient operating cash to cover overhead and debt service, the Company must continue to sell real estate, seek alternative financing or otherwise recapitalize the Company. Due to the sale of land in Florida and Texas in September and October 1996, respectively, there is available cash of approximately $1.2 million. This available cash will be used to fund operating losses until new sources of income can be generated. The Company also intends to aggressively pursue the acquisition of hotels and hotel management contracts through similar partnerships as described above which would provide additional cash flow.

           The Company owns one hotel, has 1% ownership in six other hotels which it also manages and currently has five other hotels which it manages but has no ownership. The success of the Company's operations continues to be dependent upon such unpredictable factors as the general and local economic conditions to which the real estate and hotel industry is particularly sensitive: labor, environmental issues, weather conditions, consumer spending or general business conditions and the availability of satisfactory financing.

Results of Operations -

           Sales of real estate properties for the fiscal year ended August 31, 1996 decreased 88% compared to 1995 due to the sale of a hotel and residential lots in 1995. The Company had gains from real estate sales of approximately $281,000, $291,000 and $1,789,000 during fiscal years 1996, 1995 and 1994, respectively. Gains or losses on real estate sales are dependent upon the timing, sales price and the Company's basis in specific assets sold and will vary considerably from period to period.

           Revenues from real estate properties for fiscal year 1996 decreased $504,000, or 15%, compared to 1995. The decrease was due to the sale of a hotel in 1995. Revenues from real estate properties for fiscal year 1995 decreased $2,158,000, or 40%, compared to 1994. The decrease was primarily due to the sale of the mobile home parks and apartments in 1994.

           During fiscal year 1996, expenses of hotel management increased $320,000, or 88%, compared to 1995. The increase was primarily due to larger payroll costs associated with the increased staff necessary to manage a larger number of hotels.

           Revenues from hotel management for fiscal year 1996 increased $410,000, or 143%, compared to 1995. The increase was due to a larger number of hotels under management in 1996. There were no revenues from hotel management in 1994 since the Company had not yet begun this activity.

           Expenses of real estate properties decreased $498,000, or 17%, compared to 1995. The decrease was due to the sale of a hotel in 1995. Expenses of real estate properties decreased $1,984,000, or 41%, for the fiscal year ended August 31, 1995 compared to 1994 due to the sale of the mobile home parks, apartments and hotel.

           There were no mobile home sales or expenses during fiscal year ended August 31, 1996 due to the sale of the mobile home parks in prior years.

           Due to the Company's investment in a limited partnership during fiscal year 1996, the Company recognized equity in the income of the partnership of approximately $209,000.

           Income from loans and temporary investments decreased $70,000 and $68,000 for the fiscal year 1996 compared to 1995 and 1995 compared to 1994, respectively, due to less cash available for investment.

           Other income remained relatively insignificant for all three fiscal years ending August 31, 1996, 1995 and 1994. The provision of $50,000 for possible losses in fiscal year 1995 pertains to a land parcel in Atlanta, Georgia which has been sold. The provision of $1,638,000 for possible losses in fiscal year 1994 pertains to land parcels in Dallas, Texas; Phoenix, Arizona and Atlanta, Georgia. It was management's belief that an additional provision in 1995 and 1994 was necessary to properly reflect the current net realizable value of these properties.

           Interest expense decreased by $65,000 during fiscal year 1996 compared to 1995 and $328,000 during fiscal year 1995 compared to 1994. The decreases are primarily due to lower interest rates pertaining to the Company's term loans.

           General, administrative and other expenses have increased by $99,000 for fiscal year 1996 compared to 1995 due to an overall increase in costs associated with a larger business entity. General, administrative and other expenses decreased by $323,000 for the fiscal year 1995 compared to 1994. The decrease was due to management's effort to reduce and control overhead in line with a smaller business entity.

           Due to the Company's continuing aggressive movement into the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $193,000 in fiscal year 1996 compared to $165,000 in fiscal year 1995.

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



  RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEETS

  AUGUST 31, 1996 AND 1995

  ($000'S omitted, except per share data)



                                                August 31,   August 31,
            ASSETS                                1996         1995
            ------                              ---------    ---------
  REAL ESTATE INVESTMENTS:
    Real Estate Properties
      Operating Properties                     $   1,383    $   1,461
      Land Held for Sale                           9,769       10,104
                                               ----------   ----------
                                                  11,152       11,565

    Mortgage Loans                                     5           44
                                               ----------   ----------
    Total real estate investments                 11,157       11,609

    Allowance for Possible Losses                 (4,700)      (4,700)
                                               ----------   ----------
    Net real estate investments                    6,457        6,909

  INVESTMENT IN LIMITED PARTNERSHIP                  957          232

  CASH AND CASH EQUIVALENTS                          298        1,880

  OTHER ASSETS                                     1,012          652
                                               ----------   ----------

                                               $   8,724    $   9,673
                                               ==========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                                                     August 31,   August 31,
   LIABILITIES AND SHAREHOLDERS' INVESTMENT            1996         1995
   ----------------------------------------         ----------   ----------
   ACCOUNTS PAYABLE                                 $     103    $     102

   ACCRUED SALARIES, BONUSES AND
    OTHER COMPENSATION                                    782          737

   ACCRUED PROPERTY TAX EXPENSE                           151          146

   ACCRUED INTEREST AND OTHER LIABILITIES                 389          280

   TERM LOANS                                           2,858        2,796
                                                    ----------   ----------
         Total Liabilities                              4,283        4,061
                                                    ----------   ----------

   COMMITMENTS AND CONTINGENCIES

   SHAREHOLDERS' INVESTMENT
     Series A Convertible Preferred Stock,
       $1 par value, 1,000,000 shares
       authorized, 450,000 shares
       issued and outstanding in 1995 and 1996
       liquidation preference
       and callable at $3,600,000.                        450          450
     Common stock, $0.01 par value, 5,000,000
       shares authorized, 963,480 and 1,088,480
       shares issued and outstanding in 1995 and           11           10
       1996, respectively.
     Paid-in Surplus                                   16,202       16,196
     Accumulated deficit since
       December 30, 1985                              (12,222)     (11,044)
                                                    ----------   ----------
         Total Shareholders' Investment                 4,441        5,612
                                                    ----------   ----------
                                                    $   8,724    $   9,673
                                                    ==========   ==========

   The accompanying notes are an integral part of these consolidated financial statements.

RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS

FOR THE YEARS ENDED AUGUST 31, 1996, 1995 AND 1994

($000's Omitted, except per share data)
                                                                  1996         1995         1994
                                                                ---------   ---------   ---------
REVENUES:
   Revenues from real estate properties...............         $   2,748    $   3,252    $  5,410
   Revenues from hotel management ....................               697          287          --
   Sales of real estate properties ...................               617        5,018      19,848
   Equity in net income of partnership ...............               209           --          --
   Sales of mobile homes..............................                --           --       4,594
   Income from loans and temporary investments........                43          113         181
   Other..............................................                --            5          49
                                                               ----------   ----------   ---------
                                                                   4,314        8,675      30,082
                                                               ----------   ----------   ---------
COSTS AND EXPENSES:
   Expenses of real estate properties.................             2,364        2,862       4,846
   Expenses of hotel management ......................               682          362          --
   Costs of real estate sold .........................               336        4,727      18,059
   Costs of mobile homes sold.........................                --           --       5,757
   Depreciation and amortization .....................               268          512       1,147
   Provision for possible losses .....................                --           50       1,638
   Interest expense, net of interest capitalized......               345          410         738
   General, administration and other..................             1,304        1,205       1,528
   Business development ..............................               193          165          --
                                                               ----------   ----------   ---------
                                                                   5,492       10,293      33,713
                                                               ----------   ----------   ---------
LOSS BEFORE INCOME TAXES                                          (1,178)      (1,618)     (3,631)

INCOME TAXES                                                         --           (38)         --
                                                               ----------   ----------   ---------
NET LOSS                                                       $  (1,178)   $  (1,656)   $ (3,631)
                                                               ----------   ----------   ---------
LOSS PER COMMON SHARE                                              (1.29)   $   (1.90)      (0.64)
                                                               ==========   ==========   =========

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Properties, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1996, 1995 and 1994

($000's Omitted)

                                                                      1996         1995            1994
Cash flows from operating activities:                               ---------    ---------      -----------
  Net loss ...................................................     $  (1,178)   $  (1,656)     $    (3,631)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
      Depreciation and amortization ..........................           268          512            1,147
      (Decrease) increase in allowance for possible losses....            --         (173)           1,638
      Gain from sale of real estate properties ...............          (293)         (68)          (1,788)
      Equity in net income of partnership ........ ...........          (209)          --               --
      Decrease in mobile home inventory ......................            --           --            1,355
      (Increase) decrease in other assets ....................          (214)         134              342
      Increase (decrease) in accounts payable
        and accrued liabilities ..............................           115         (232)            (370)
                                                                   ----------   ----------     ------------
      Total adjustments ......................................          (333)         173            2,324
                                                                   ----------   ----------     ------------
      Net cash used by operating activities ..................        (1,511)      (1,483)          (1,307)
                                                                   ----------   ----------     ------------
Cash flows from investing activities:
    Principal payments received on mortgage loans ............            39           36               60
    Investment in limited partnership ........................          (516)        (232)              --
    Proceeds from sale of real estate ........................           634        4,620           17,867
    Additions to real estate properties ......................           (49)        (915)          (1,015)
                                                                   ----------   ----------     ------------
      Net cash provided by investing activities ..............           108        3,509           16,912
                                                                   ----------   ----------     ------------
Cash flows from financing activities:
    Dividends on preferred stock .............................          (135)        (172)              --
    Purchase and retirement of common stock ..................            --           --           (8,042)
    Proceeds from issuance of debt ...........................            --        2,800            2,433
    Debt financing costs .....................................            --         (159)              --
    Repayments of debt .......................................           (44)      (5,419)          (9,334)
                                                                   ----------   ----------     ------------
      Net cash used by financing activities ..................          (179)      (2,950)         (14,943)
                                                                   ----------   ----------     ------------
Net (decrease) increase in cash and cash equivalents .........        (1,582)        (924)             662
Cash and cash equivalents at beginning of year ...............         1,880        2,804            2,142
                                                                   ----------   ----------     ------------
Cash and cash equivalents at end of year .....................     $     298    $   1,880      $     2,804
                                                                   ==========   ==========     ============


The accompanying notes are an integral part of these consolidated financial statements.

Ridgewood Properties, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1996, 1995 and 1994

-------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:

                                                             1996          1995          1994
                                                         ------------  ------------  ------------
  Interest paid ...................................... $   345,000   $   450,000   $   698,000
  Income taxes paid .................................. $       --    $    38,000   $      --

-------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash activity:
                                                             1996          1995          1994
                                                         ------------  ------------  ------------

  Issuance of 125,000 shares of common stock.......... $     187,500         --            --

  Assumption of term notes in conjunction with
    purchase of hotel management company ..............$     106,000         --            --

  Charge-off of fully-reserved loan ...................        --            --    $     227,000

  Issuance of preferred stock in exchange for shares of
  common stock ........................................        --            --     $    450,000

  Purchase of common stock in exchange for note........        --            --     $  1,450,000

-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
($000's Omitted, except per share data)



                                  Preferred                     Common
                                    Stock                       Stock                               Accumulated      Total
                          -------------------------     ------------------------      Paid-in        Earnings      Shareholders'
                            Shares         Amount          Shares       Amount        Surplus       (Deficit)      Investment
                          ----------     ----------     ------------  ----------     ----------     ----------     ----------
Balance, August 31, 1993         --     $       --        5,868,960     $    59     $   26,262     $   (5,757)    $   20,564

    Purchase of common stock
      for cash and issuance
      of preferred stock    450,000            450       (4,365,840)        (44)        (8,449)            --         (8,043)

    Purchase of common
      stock in exchange
      for note                   --             --         (539,640)        (5)        (1,445)            --         (1,450)

    Net Loss                     --             --             --           --             --         (3,631)        (3,631)
                         -----------    -----------    -------------  -----------    -----------    -----------    -----------
Balance, August 31, 1994    450,000     $      450          963,480     $   10     $   16,368     $   (9,388)    $    7,440

    Dividends on
      Preferred Stock            --             --             --           --           (172)            --           (172)
    Net Loss                     --             --             --           --             --         (1,656)        (1,656)
                         -----------    -----------    -------------  -----------    -----------    -----------    -----------

Balance, August 31, 1995    450,000     $      450          963,480     $   10     $   16,196     $  (11,044)    $    5,612

    Dividends on
      Preferred Stock            --             --             --           --           (180)            --           (180)
    Issuance of Common Stock     --             --          125,000          1            186             --            187
    Net Loss                     --             --             --           --             --         (1,178)        (1,178)
                         -----------    -----------    -------------  -----------  -----------    -----------    -----------
Balance, August 31, 1996    450,000     $      450        1,088,480     $   11     $   16,202     $  (12,222)    $    4,441
                         ===========    ===========    =============  ===========  ===========    ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Properties, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
August 31, 1996, 1995 and 1994

1.   Significant Accounting Policies

General -

     The Company's common stock is listed in the broker-dealer "Pink Sheets" and traded in the over-the-counter market (see Note 6). During the fourth quarter of fiscal year 1994, the Company purchased and retired all of the shares of common stock ("Triton Shares") owned by the Company's then-majority stockholder, Triton Group, Ltd. ("Triton"). The cash used to purchase the common stock was from the proceeds received by the Company from the sale of its mobile home parks in June 1994. In conjunction with this purchase, the Company issued 450,000 shares of Series A Convertible Preferred Stock (the "preferred stock") to Triton. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock effective August 16, 1996 and is subject to certain anti-dilution adjustments. As of August 31, 1996, no shares have been converted. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends accrued and unpaid thereon. So long as a minimum of 50,000 shares of preferred stock is outstanding, Triton shall be entitled to elect one additional director to serve on the Board of Directors of the Company.
The Company's President, N. Russell Walden, is the owner of approximately 37% of the Company's outstanding shares of common stock.

      The Company also purchased and retired all the shares of common stock owned by Hesperus Partners, Ltd. ("Hesperus") (the "Hesperus Shares), formerly known as Harris Associates, L.P. The stock was exchanged for a note the Company received from Sun Communities Operating Limited Partnership in conjunction with the sale of the mobile home parks (the "Note"). In addition to assigning the Note and the mortgage securing the Note, the Company had agreed and did pay Hesperus interest on the outstanding principal balance of the Note from the closing date through June 15, 1995.

     Since the Company is not currently generating sufficient operating cash to cover overhead and debt service cost, the Company must continue to sell real estate (see Note 12), seek alternative financing, or otherwise, recapitalize the Company. It is currently reviewing the viability of all of these alternatives.

Basis of Presentation and Consolidation -

     The accompanying financial statements of the Company present the historical cost basis amount of assets, liabilities, revenues, costs and expenses and shareholders' investment of the real estate business, formerly known as CMEI, for the periods presented.

     Certain prior year amounts have been reclassified to conform with the current presentation.

     In fiscal year 1996, the Company purchased a hotel management company, which is now a wholly-owned subsidiary of the Company. In conjunction with this purchase, five other active corporations were acquired, and all are wholly-owned subsidiaries. These subsidiaries manage and employ the employees at various hotels. For financial reporting purposes, subsidiaries are consolidated. In fiscal year 1995, the Company formed two wholly-owned subsidiaries for the purpose of managing hotels and another for the sole purpose of owning the hotel in Longwood, Florida, which serves as collateral for the Company's term loan. The lender required that a separate subsidiary own the hotel. One other subsidiary remains, but is not operational.

     The investment in the limited partnership is being accounted for using the equity method of accounting (See Note 8).

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

     Total interest incurred and paid amounted to approximately $345,000, $450,000, and $698,000 in 1996, 1995 and 1994, respectively. No interest was capitalized; however, the effect on the financial statements from capitalizing amounts permitted would not have been material.

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

Use of Estimates -

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported grants of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Real Estate Investments

     The Company's real estate properties by type at August 31, 1996, and 1995 were as follows ($000's omitted):

                                           Furniture,
     August 31, 1996           Land &      Fixtures &
     Type of Project          Buildings    Equipment       Total

     Hotel                    $   2,535    $      308    $ 2,843
     Less -- accumulated
             depreciation                                 (1,460)
                                                         -------
     Net operating property                                1,383
     Land                         9,769            --      9,769
                                                         -------
     Total                                               $11,152
                                                         =======


                                            Furniture
     August 31, 1995           Land &       Fixtures &
     Type of Project          Buildings     Equipment      Total

     Hotels                       2,535          295       2,830

     Less -- accumulated
             depreciation                                 (1,369)

     Net operating properties                              1,461
     Land                        10,104           --      10,104

     Total                                               $11,565
                                                         =======



     Changes in the allowance for possible losses for the years ended August 31, 1996, 1995 and 1994 were as follows
($000's omitted):

                                        1996        1995       1994

     Allowance, beginning of year      $4,700      $4,873     $3,625
     Provision for possible losses         --          50      1,638
     Chargeoff and reversal of
       reserves from the sales of
       real estate assets                  --        (223)      (163)
     Chargeoff of fully reserved
       loan                                --          --       (227)

     Allowance, end of year            $4,700      $4,700     $4,873
                                       ======      ======     ======


3.  Commitments and Contingencies

     In August 1991, each executive officer was offered a Post-Employment Consulting Agreement (the "Consulting Agreement(s)") whereby the officer agrees that if he or she is terminated by the Company for other than good cause, the officer will be available for consulting at a rate equal to their annual compensation immediately prior to termination. All officers have chosen to enter into Consulting Agreements. In addition, three other employees were offered and have chosen to enter into one year Consulting Agreements. The executive, upon termination, agrees to sign an unconditional release of all claims and liability in exchange for a one year (four employees) or two year (two employees) consulting fee arrangement, depending upon the years of service as an officer or the designation as a senior executive officer.

      On May 2, 1995 a complaint was filed in the Court of Chancery of the State of Delaware (New Castle County) entitled William N. Strassburger v. Michael M. Early, Luther A. Henderson, John C. Stiska, N. Russell Walden, and Triton Group, Ltd., defendants, and Ridgewood Properties, Inc., nominal defendant, C.A. No. 14267 (the "Complaint"). The plaintiff is an individual shareholder of the Company who purports to file the Complaint individually, representatively on behalf of all similarly situated shareholders, and derivatively on behalf of the Company. The Complaint challenges the actions of the Company and its directors in consummating the Company's August 1994 repurchase of its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. in five counts, denominated Waste of Corporate Assets, Breach of Duty of Loyalty to Ridgewood, Breach of Duty of Good Faith, Intentional Misconduct, and Breach of Duty of Loyalty and Good Faith to Class. On July 5, 1995, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. This case is in the concluding stages of discovery. No trial date has been set. The Company intends to vigorously contest this matter. While the Company cannot predict the outcome, Management believes the ultimate resolution of this matter will not have a material effect on the Company's financial condition.

     On December 22, 1995, the Company and its wholly-owned subsidiary, Cornerstone Management & Development, Inc., a Georgia corporation ("Cornerstone Georgia"), sued Charles S. Taylor ("Taylor"), Deborah L. Cannon ("Cannon"), their affiliated corporations, Cornerstone Management & Development, Inc., a Maryland corporation ("Cornerstone Maryland") and Cornerstone Hospitality Group, Inc. ("Cornerstone Hospitality") in the Superior Court of Cobb County, Georgia (No. 95-1943805), for actions taken by the defendants both before and after Taylor and Cannon were terminated as officers and directors of Cornerstone Georgia. The complaint alleges that in violation of their fiduciary duties and in violation of an Asset Purchase Agreement among the parties, Taylor and Cannon misappropriated assets and business from Cornerstone Georgia; that since their termination by Cornerstone Georgia, Taylor and Cannon have continued to misappropriate assets and to usurp business opportunities and to interfere with business and contractual relationships; and that this wrongful activity has been for the benefit and with the assistance of Cornerstone Maryland and Cornerstone Hospitality. The suit is for money damages, an accounting, the imposition of a constructive trust, expenses of litigation including attorneys' fees, and punitive damages. The defendants have filed an Answer and Counterclaim, alleging that the individual defendants were terminated in violation of the Agreement; that the Company breached the Asset Purchase Agreement; that the Company otherwise interfered with business and contractual relationships; and for conversion. The counterclaim is for money damages, restitution, expenses of litigation including attorneys' fees, and punitive damages. The Company intends to vigorously pursue this matter. While the Company cannot predict the outcome, Management believes the ultimate resolution of this matter will not have a material effect on the Company's financial condition.

     On August 23, 1996, Great American Resorts filed a complaint in the Superior Court of Cobb County, State of Georgia, entitled Great American Resorts, Inc. and Great American Casinos, Inc. v. Charles Taylor, Deborah Lynn Cannon, Walter D. Hrab and Ridgewood Properties, Inc., Civil Action File No. 9616398-05, alleging that the Company and the other defendants are liable for breach of contract and breach of fiduciary duty stemming from a contract between Great American and one of the Company's subsidiaries. The complaint seeks damages, attorneys' fees and pre-judgment interest. It also seeks an order requiring that certain books and records be turned over to the plaintiffs. On September 27, 1996, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. The Company intends to vigorously contest this matter. While the Company cannot predict the outcome, Management believes the ultimate resolution of this matter will not have a material effect on the Company's financial condition.

     In conjunction with the acquisition of a hotel management company in December 1995, 25,000 shares of the Company's common stock were issued to the Senior Vice President of the hotel management company. The 25,000 shares are subject to a Put Agreement ("Agreement"). The Agreement states that within ninety days after the two year anniversary of the effective date of the Agreement (which was effective in December 1995), the Company shall be obligated to purchase all or part of the 25,000 shares from the Senior Vice President of Wesley at a purchase price of $4.50 per share.

     As more fully described in Note 8, the Company is required to fund certain capital contributions to RW Hotel Partners, L.P. as the partnership acquires hotels.

4.  Notes Payable

     In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, at the rate of 10.35%. Principal and interest payments are approximately $26,000 per month beginning August 1, 1995. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise.
As of August 31, 1996, there was approximately $150,000 of escrowed funds related to this loan agreement. Also, commitment fees and loan costs of approximately $159,000 are being amortized over 20 years.

     The approximate average amount of borrowings on the term loan during fiscal year 1996 was $2,784,000, at an average interest rate of 10.35%. The maximum amount of borrowings outstanding under this loan was $2,796,000. The balance of the loan at August 31, 1996 was approximately $2,771,000.

     In December 1995 and in conjunction with the acquisition of a hotel management company, the Company assumed three promissory notes dated September 22, 1994 and payable to three different Georgia corporations. The total combined outstanding principal was approximately $106,000. All three notes are for a term of five years at a rate of 6.83%. Combined principal and interest payments are approximately $2,667 per month through October 1, 1999. The combined balance of these loans at August 31, 1996 was approximately $87,000.

     The approximate average amount of borrowings on the combined term loans during fiscal year 1996 was $97,000, at an average interest rate of 6.83%. The maximum amount of combined borrowings outstanding under these loans was $106,000.

     Maturities of long-term debt during the Company's next five fiscal years are as follows: 1997 - $55,000; 1998 - $59,000; 1999 - $65,000;
2000 - $43,000; 2001 - $42,000; thereafter - $2,594,000.

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

     The Company's 1995 provision for income taxes is comprised of $38,000 in alternative minimum tax. There was no provision for income taxes for the year ended August 31, 1996 or 1994.

     Deferred tax assets (liabilities) are comprised of the following at August 31, 1996, and September 1, 1995, respectively:


                                                   (000's omitted)

                                                     1996        1995
Allowance for possible losses                     $ 1,598       $ 1,598
Excess of tax over book basis, land held
  for sale or future development                       11            14
Depreciation and amortization                         139           105
Other                                                 273           232
Tax loss carryforwards                              4,227         3,759
                                                  -------      --------
Gross deferred tax assets                           6,248         5,708
                                                  -------      --------
Excess of book over tax basis, land held
  for sale or future development                      (39)          (39)
Excess of book over tax basis, income
  from partnership                                    (38)           --
                                                  -------      --------
Gross deferred tax liabilities                        (77)          (39)
                                                  -------      --------
Deferred tax assets valuation allowance            (6,171)       (5,669)
                                                  -------      --------
                                                  $     0       $     0
                                                  =======      ========

     The net change in the valuation allowance for deferred tax assets was an increase of $502,000. This change resulted primarily from an increase in the Company's tax loss carryforward and other deferred tax assets.

     Approximately $12,434,000 of tax loss carryforwards remain at August 31, 1996 for income tax purposes. The carryforwards expire $2,080,000 in 2005, $4,150,000 in 2006, $1,524,000 in 2007, $1,699,000 in 2008,
$1,602,000 in 2010 and $1,379,000 in 2011.  As a result of a change in control during fiscal year 1994, the amount of tax loss carryforwards incurred prior to the change in control which may be utilized by the Company in any one year period is limited to approximately $940,000.
In certain circumstances because of "built-in" gains on some properties, the actual use of net operating loss carryforwards may exceed this amount. The Company has unused net operating loss carryforwards in certain states in which it operates which are available to offset future state taxable income in those states. No benefit for the remaining loss carryforwards has been recognized in the financial statements.

6.  Shareholders' Investment

Authorized Shares of Common and Preferred Stock -

     On January 4, 1995, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock from 3,000,000 shares to 5,000,000 shares and to increase the number of authorized shares of the Company's preferred stock, par value $1.00 per share, from 500,000 shares to 1,000,000 shares. In addition, the shareholders approved and adopted a proposal to amend the Ridgewood Properties, Inc. 1993 Stock Option Plan, increasing the number of shares of common stock reserved for issuance or transfer upon the exercise of options to be granted from time to time thereunder, from an aggregate of 900,000 to 1,200,000 shares of common stock. Accordingly, 3,911,520 shares of common stock are available for future issuance, of which 1,200,000 are reserved for the Company's stock option plan. There are currently 1,088,480 shares of common stock outstanding, of which approximately 37% is owned by the Company's President, N. Russell Walden.

     There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock. On August 15, 1994, the Company issued 450,000 shares of the Company's preferred stock (see "Purchase of Common Shares" below), which represent the only outstanding preferred shares. Accordingly, 550,000 shares of preferred stock are available for future issuance.

Loss Per Common Share --

     Loss per common share is calculated based upon the weighted average number of shares outstanding during the period of approximately 1,055,000, 963,000 and 5,676,000 in 1996, 1995 and 1994, respectively.

Purchases of Common Stock by the Company -

     As described in Note 1, on August 15, 1994, the Company purchased all (4.38 million) of the shares of the Company's common stock, $0.01 par value, held by the Company's then-majority stockholder, Triton Group Ltd. The Triton Shares represented 74.4% of the 5.88 million shares of common stock outstanding prior to the consummation of the transaction. In consideration for the Triton Shares, the Company paid $8.0 million in cash and authorized and issued 450,000 shares of the Company's preferred stock. As of August 15, 1996, Triton's preferred stock may be converted into three shares of the Company's common stock.

     In addition, on August 29, 1994, the Company acquired all (539,640) of the shares of common stock owned by Hesperus Partners Ltd., formerly known as Harris Associates, L.P., in exchange for a note receivable in the principal amount of $1.45 million executed by Sun Communities Operating Limited Partnership and held by the Company (see Note 1). In addition to assigning the Note and the mortgage securing the Note, the Company had agreed and did pay to Hesperus interest on the outstanding principal balance of the Note from the closing date through June 15, 1995.

Issuance of Common Shares and Mandatorily Redeemable Equity Securities --

     In December 1995, the Company purchased a hotel management company in part by issuing 125,000 shares of the Company's common stock: 100,000 shares and 25,000 shares to the President and Senior Vice President of Wesley Hotel Group ("Wesley"), respectively. See also Note 11. The 25,000 shares issued to the Senior Vice President of Wesley are subject to a Put Agreement ("Agreement"). The Agreement states that within ninety days after the two year anniversary of the effective date of the Agreement (which was effective in December 1995), the Company shall be obligated to purchase all or part of the 25,000 shares from the Senior Vice President of Wesley at a purchase price of $4.50 per share.

1993 Stock Option Plan --

     On March 30, 1993, the Company granted options to purchase
378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Properties, Inc. 1993 Stock Option Plan (the "Plan"). The options vested over a four year period in 25% increments. All options expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Plan. As of August 31, 1996, all of the options are exercisable.

     On January 28, 1994, the Company granted options to purchase 375,000 and 75,000 shares of common stock at a price of $1.00 per share to its President and Chief Financial Officer, respectively, under the Plan. The options are exercisable immediately and expire on January 31, 1997. If all vested options are exercised, the President and Chief Financial Officer would hold 49% and 8%, respectively, of the total outstanding shares of common stock.

     On January 4, 1995, the shareholders approved an increase in the number of authorized shares reserved for the Company's stock option plan from 900,000 to 1,200,000.

     In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS 123) which establishes financial accounting and reporting for stock based awards issued to employees and certain non-employees. FAS 123 establishes a fair value based method using an option pricing model to value options and determine compensation costs at the date of grant. FAS 123 is effective for fiscal years beginning after December 15, 1995, although early adoption is encouraged. The Company's management has elected to defer early adoption of the effects of FAS 123; however, upon adoption, management does not expect the effects of FAS 123 to have a material adverse impact on the Company's financial statements.

7.  Supplemental Retirement and Death Benefit Plan

     The Company implemented a non-qualified Supplemental Retirement and Death Benefit Plan with an effective date of January 1, 1987. The Plan supplements other retirement plans and also provides pre-retirement death benefits to participants' beneficiaries.

     Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key-person life insurance contracts on the lives of the Plan participants. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans which may be cumulatively outstanding. In March 1995, the Company borrowed approximately $381,000 against the cash values. The net proceeds to the Company were approximately $358,000 due to the prepayment of interest on the loan. The Company has recorded a total pension liability of approximately $726,000 as of August 31, 1996. At August 31, 1996 the cash surrender value available to settle the outstanding pension liability was approximately $777,000.

     For the fiscal years ending August 31, 1996, 1995 and 1994, the pension expense was approximately $33,000, $60,000 and $63,000, respectively.

8.  Investment in Limited Partnership

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Hotels, Inc., a Georgia corporation ("Ridgewood Hotels") which became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Hotels has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky. The partnership consists of six hotel properties at August 31, 1996. The terms of this partnership will serve as a guideline for other potential acquisitions with this or other investors.

           Income and loss are allocated to the Company and the limited partner based upon the formula for allocating distributable cash as described below but subject to an annual limitation which would result in no more than 88% of partnership income or loss (as defined) being allocated to the limited partner.

     Distributable Cash is defined as the net income from the property before depreciation plus any net sale proceeds and net financing proceeds less capital costs. Distributions of Distributable Cash shall be made as follows:

     - First, to the Investor until there has been distributed to the Investor an amount equal to a 15% cumulative internal rate of return on the Investor's investment.

     - Second, to Ridgewood Hotels until the aggregate amount received by Ridgewood Hotels equals the aggregate cash contributions made by Ridgewood Hotels to the Partnership (as of 8/31/96, Ridgewood Hotels contributed approximately $748,000).

     - Third, 12% to Ridgewood Hotels and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

     - Fourth, 75% of the residual to the Investor and 25% to Ridgewood
Hotels.

     A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing hotels in Kentucky, Georgia and South Carolina. The Manager shall be entitled to the following property management fees:

     (1)  2.5% of the gross revenues from the hotel property.

     (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of certain aggregate acquisition costs. No management fees were payable with respect to the first 12-month period of management of the hotel in Kentucky.

     A Construction Management Agreement exists between the Partnership and the Manager for the purpose of managing future improvements to the properties.

     The Company currently has approximately $748,000 invested in the Partnership. Also, at August 31, 1996, the Company recorded approximately $209,000 equity in the income of the partnership, bringing the total investment in the limited partnership to approximately $957,000. The equity method of accounting is used for accounting for the investment in the Partnership. Also, the investment of $957,000 is after the elimination of intercompany transactions. The Partnership purchased a hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. The Company may make future capital contributions to the Partnership. Management expects to fund such capital contributions through available cash or from loans from the Partnership. Additionally, the Company may invest in other partnerships to acquire hotels in the future.

     The condensed balance sheet and statement of income of the Partnership as of August 31, 1996 and from inception (August 16, 1995) to August 31, 1996 are as follows:


                           RW HOTEL PARTNERS, L.P.
                           CONDENSED BALANCE SHEET
                             AUGUST 31, 1996


                                    ASSETS
                              ($000'S Omitted)

     CURRENT ASSETS                                       $      1,915

     PROPERTY AND EQUIPMENT, net (See Note)                     36,441

     INTANGIBLE ASSETS, net                                        525
                                                          -------------
           TOTAL ASSETS                                   $     38,881
                                                          =============




                        LIABILITIES AND PARTNERS' CAPITAL


     CURRENT LIABILITIES                                  $      2,405

     LONG-TERM DEBT (See Note)                                  17,895
                                                          -------------
           TOTAL LIABILITIES                                    20,300
                                                          -------------
     PARTNERS' CAPITAL, net                                     18,581
                                                          -------------
           TOTAL LIABILITIES AND PARTNERS' CAPITAL        $     38,881
                                                          =============


                                  RW HOTEL PARTNERS, L.P.
                              CONDENSED STATEMENT OF INCOME
                     FROM INCEPTION (AUGUST 16, 1995) TO AUGUST 31, 1996
                                    ($000'S Omitted)

          HOTEL OPERATIONS:
            Revenues                                           $     14,971
            Operating Expenses                                        9,941
                                                                ------------
                  Income From Hotel Operations                        5,030
                                                                ------------
          PARTNERSHIP OPERATIONS                                      3,486
                                                                ------------
          NET INCOME                                                  1,544
                                                                ============

          Note:
          On December 8, 1995, the Partnership entered into a long-term debt agreement with General Electric Capital Corporation ("GECC") in the amount of $9,613,748 (the "Note"). Also, under the Note, the Partnership may borrow up to an additional $386,252 for the purpose of capital improvements at the Louisville property.
          The capital improvements are subject to approval by GECC. The note bears interest at 3% above the GECC composite commercial paper rate and is due in monthly installments of $20,833 plus interest. In addition, if the ratio of net operating income, as defined, to average outstanding Note balance ("cash-on-cash yield") is less than 18% for the preceding 12 months, as calculated quarterly, 50% of excess cash flow, as defined, must be paid.
          If the cash-on-cash yield is less than 14%, 100% of the excess cash flow, as defined, must be paid. The outstanding principal balance will be due upon maturity, November 30, 1999. The Note cannot be prepaid until December 1996. The Note is secured by a first mortgage on the Kentucky property and the assignment of any revenues, rentals, and income of the property. The Note also requires the Partnership to establish a reserve for capital improvements.

          On January 31, 1996, the Partnership and GECC amended and restated the Note (the "Amended Note"). Under the Amended
          Note, the Partnership obtained additional borrowings of $8,144,000 (the "Additional Borrowings"). Also, under the Amended Note, the Partnership may borrow up to an additional $2,656,000 for the purpose of capital improvements at the Georgia Hotels. The capital improvements are subject to approval by GECC. The Amended Note is secured by Hurstbourne and the Georgia Hotels. The Amended Note provides for a two-year maturity extension option. The Additional Borrowings bear interest at the GECC composite commercial paper rate plus 3.25%. Additional monthly installments of $45,000, plus interest on the Additional Borrowings, commence on March 1, 1996. The Additional Borrowings cannot be prepaid until January 1997. The debt amount is now subject to be increased by $3,042,252, allowing the potential liability under the note agreement to increase to $20,800,000. The additional increase is subject to approval of certain agreed-upon property improvements.


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

     For the fiscal years ending August 31, 1996, 1995 and 1994, expense for the Employee Savings Plan was approximately $21,000, $15,000 and $17,000, respectively.

10.  Sale of Operating Properties

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

11.  Acquisition of Hotel Management Company

     In December 1995, the Company acquired the Wesley Hotel Group, a hotel management company located in Atlanta, Georgia. At the time of acquisition, Wesley managed five hotels. The acquisition has been accounted for using the purchase method of accounting. The results of operations for Wesley are included in the Company's results of operations for the period December
1995 through August 1996. In conjunction with the acquisition, the Company issued 125,000 shares of common stock with a determined market value of $1.50 per share (see Note 6) and assumed three promissory notes with a combined outstanding principal of approximately $106,000, bringing the total investment in Wesley to $293,000. The investment recorded by the Company for the acquisition is being amortized over the useful life of the assets acquired. Since approximately $103,000 of amortization had been recognized, the net investment in Wesley as of August 31, 1996 is approximately $190,000. The consolidated financial statements include the operating results of the Wesley Hotel Group from the date of acquisition. Pro forma results of operations have not been presented because the effects of this acquisition were not significant.

12.  Subsequent Events

     In September 1996, the Company sold a portion of its land in Maitland, Florida for $1,435,000. Net proceeds to the Company were approximately $1,221,000.

     In October 1996, the Company sold a portion of its land in Dallas, Texas for approximately $510,000. Net proceeds to the Company were approximately $448,000.


Report of Independent Accountants

To the Board of Directors and
Shareholders of Ridgewood Properties, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss, of cash flows and of shareholders' investment present fairly, in all material respects, the financial position of Ridgewood Properties, Inc. and its subsidiaries at August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Atlanta, Georgia
October 11, 1996

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



General Counsel

           Rogers & Hardin
           2700 Cain Tower
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303


Independent Accountants

           Price Waterhouse LLP
           50 Hurt Plaza
           Suite 1700
           Atlanta, Georgia 30303


Shareholder and General Inquiries

           The Company is required to file an Annual Report on Form 10-K for its fiscal year ended August 31, 1996 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

           Ridgewood Properties, Inc.
           Shareholder Relations
           2859 Paces Ferry Road
           Suite 700
           Atlanta, Georgia 30339
           (770) 434-3670