Form 10-K, Exhibit 13
period 1997-08-31
RIDGEWOOD PROPERTIES INC
filed 1997-11-24
CIK 783728

EXHIBIT 13


RIDGEWOOD
HOTELS, INC.











ANNUAL REPORT
1997


FINANCIAL STATEMENTS

      Ridgewood Hotels, Inc. (the "Company") is primarily engaged in the business of acquiring, developing, operating and managing hotel properties in the Southeast and "Sunbelt" areas. Additionally, the Company owns several land parcels which are held for sale.

Board of Directors                 Officers
Michael M. Earley                  N. Russell Walden
President - Triton Group           President
   Management

Luther A. Henderson                Byron T. Cooper
President - Pirvest, Inc.          Vice President, Construction and
                                      Planning
N. Russell Walden
President - Ridgewood              Karen S. Hughes
   Hotels, Inc.                    Vice President, Chief Financial
                                      Officer and Secretary

Corporate Offices
2859 Paces Ferry Road, Suite 700
Atlanta, Georgia 30339
Telephone:  (770) 434-3670

Market For Registrant's Common Equity and Related Stockholder Matters

      The common stock, $0.01 par value per share (the "Common Stock"), of the Company is listed in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service. However, there has been an absence of an established public trading market for the Common Stock.

      Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for the two-for-one stock split effected in the form of a stock dividend on August 31, 1993 and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994. On October 31, 1997, there were 1,538,480 shares of Common Stock outstanding held by approximately 238 shareholders of record. The Company paid its first and only cash dividend on the Common Stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of Common Stock, which totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available. The declaration of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors.


Selected Financial Data



                                   ----------------------------------------------------------------------
($000's omitted, except
   per share data)                           1997          1996         1995         1994         1993
---------------------------------------------------------------------------------------------------------

Balance Sheet Data as of August 31
   Total Assets                            $ 8,266      $  8,724      $   9,673    $  14,351    $  34,655
   Term Loan(s) Payable                      2,804         2,858          2,796        5,415       12,316
   Shareholders' Investment                  4,038         4,441          5,612        7,440       20,564
Income Statement Data
Year Ended August 31
   Net Revenues                              8,408         4,314          8,675       30,082       18,619
   Net Loss                                   (463)       (1,178)        (1,656)      (3,631)      (1,860)
   Loss Per Common Share (1)               $ (0.58)     $  (1.29)     $   (1.90)   $   (0.64)   $   (0.32)

(1) Retroactively adjusted for the two-for-one stock split effected in the form of a stock dividend on August 31, 1993 and a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Liquidity and Capital Resources -

      During fiscal year 1997, the Company received net proceeds of approximately $3,320,000 from the sale of undeveloped land in Florida, Texas, Ohio and Georgia. The proceeds were used to provide additional working capital to the Company.

      In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds were $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, at the rate of 10.35%. Principal and interest payments will be approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay a term loan, and the remaining proceeds of approximately $1,500,000 were used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments.
The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds are used as tax, insurance and repair needs arise. As of August 31, 1997, there was approximately $280,000 of escrowed funds related to this loan agreement.

      On January 23, 1994, the Company granted options to purchase 375,000 and 75,000 shares of Common Stock at a price of $1.00 per share to its President and Chief Financial Officer, respectively, under the Stock Option Plan. On January 31, 1997, all of the options were exercised. In conjunction with the exercise, a promissory note for $75,000 was received from the Chief Financial Officer in exchange for the Company's common stock. The $75,000 promissory note due from the Chief Financial Officer is payable in full on January 31, 1998 and accrues interest at a rate per annum of 8.25%. The note receivable is reflected as a contra equity account in the financial statements.

      On December 16, 1996, 75,000 warrants were issued to Hugh Jones, a hotel acquisitions consultant for the Company. Each warrant represents the right to purchase from the Company one share of Common Stock at the exercise price of $3.50 per share. The warrants may be exercised at any time within five years from the date of issuance.

      On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a wholly-owned Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky. The Partnership consists of six hotel properties at August 31, 1997. The terms of this partnership will serve as a guideline for other potential acquisitions with this or other investors.

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

           - Second, to Ridgewood Georgia until the aggregate amount received by Ridgewood Georgia equals the aggregate cash contributions made by Ridgewood Georgia to the Partnership (as of August 31, 1997, Ridgewood Georgia had contributed approximately $772,000).

           - Third, 12% to Ridgewood Georgia and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

           - Fourth, 75% of the residual to the Investor and 25% to Ridgewood Georgia.

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

      The Company currently has approximately $772,000 invested in the Partnership. As of August 31, 1997, the Company has recorded approximately $199,000 equity in the income of the Partnership, but has recorded a provision for possible losses of approximately $199,000 as there is no indication that the Company will be able to recover the equity income in the Partnership given the provisions of the partnership agreement regarding the distribution of cash to the partners upon liquidation. In August 1995, the Partnership purchased a hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. The Company may make future capital contributions to the Partnership. Management expects to fund such capital contributions through available cash or from loans from the Partnership. Additionally, the Company may invest in other partnerships to acquire hotels in the future.

      During the third quarter of fiscal year 1997, the Company forfeited approximately $878,000 of non-refundable deposits and other costs related to the unsuccessful purchase of a hotel in Atlanta, Georgia.

      Since the Company is not currently generating sufficient operating cash to cover overhead and debt service, the Company must continue to sell real estate, seek alternative financing or otherwise recapitalize the Company. Including the sale of land in Georgia in September 1997 of $350,000, there is available cash of approximately $1.3 million. This available cash will be used to fund operating losses until new sources of income can be generated. The Company also intends to aggressively pursue the acquisition of hotels and hotel
management contracts through    similar partnerships as described
above which would provide additional cash flow. Currently, the Company has a letter proposal with another company to locate and assist in the
acquisition of hotel properties     for that company.  Additionally,
as hotel properties are acquired, the Company would receive management contracts to manage those properties. However, given increased competition in the hotel acquisition market, acquisitions of economically viable properties are more difficult to identify and purchase.

      The Company owns one hotel, has 1% ownership interest in six other hotels which it also manages and currently has five other hotels which it manages but has no ownership. Under the terms of franchise agreements, the Company is required to comply with standards established by franchisors, including property renovations and upgrades. The success of the Company's operations continues to be dependent upon such unpredictable factors as the general and local economic conditions to which the real estate and hotel industry is particularly sensitive: labor, environmental issues, weather conditions, consumer spending or general business conditions and the availability of satisfactory financing.

Results of Operations -

      Sales of real estate properties for the fiscal year ended
August 31, 1997 increased compared to 1996 due primarily to the sale of the Company's undeveloped land in Maitland, Florida. Sales of real estate properties for the fiscal year ended August 31, 1996 decreased compared to 1995 due to the sale of a hotel and residential lots in 1995. The Company had gains from real estate sales of approximately $1,354,000, $281,000 and $291,000 during fiscal years 1997, 1996 and
1995, respectively.  Gains   or losses on real estate sales are
dependent upon the timing, sales   price and the Company's basis in
specific assets sold and will vary considerably from period to period.

      Revenues from wholly-owned hotel operations for fiscal year 1997 increased $300,000, or 11%, compared to 1996. The increase was due to occupancy and rate increases at the Company's hotel in Longwood, Florida. Revenues from real estate properties for fiscal year 1996 decreased $504,000, or 15%, compared to 1995. The decrease was due to the sale of a hotel in April 1995.

      Revenues from hotel management for the fiscal year 1997 increased $353,000, or 51%, compared to 1996. Also, revenues from hotel management for fiscal year 1996 increased $410,000, or 143%, compared to 1995. The increases were due to a larger number of hotels under management in both years due to the acquisition of the Wesley Hotel Group in 1995 and the Company's partnership in RW Hotel Partners, L.P.

      Expenses of wholly-owned real estate increased $32,000, or 1%, for the fiscal year ended August 31, 1997 compared to 1996 due to an increased occupancy level at the Company-owned hotel. Expenses of real estate properties decreased $498,000, or 17%, compared to 1995. The decrease was due to the sale of a hotel in April 1995.

      During fiscal year 1997, expenses of hotel management increased $99,000, or 15%, compared to 1996. During fiscal year 1996, expenses of hotel management increased $320,000, or 88%, compared to 1995. The increases were primarily due to larger payroll costs associated with the increased staff necessary to manage a larger number of hotels.

      Due to the Company's investment in a limited partnership during fiscal years 1997 and 1996, the Company recognized equity in the income of the partnership of approximately $65,000 and $209,000, respectively.

      Income from loans and temporary investments decreased $3,000 and $70,000 for the fiscal year 1997 compared to 1996 and 1996 compared to 1995, respectively, due to less cash available for investment throughout those fiscal years.

      The Company received approximately $398,000 as a consulting fee during fiscal year 1997. This consulting fee was earned by the Company for its involvement in the negotiations and purchase of a large hotel by another hotel company.

      The provision of $50,000 for possible losses on real estate investments in fiscal year 1995 pertains to a land parcel in Atlanta, Georgia which was subsequently sold in fiscal year 1996.

      The provision of $199,000 for possible losses on investment in limited partnership in fiscal year 1997 was recorded as there is no indication that the Company will be able to recover the equity income in the partnership.

     Interest expense decreased by $65,000 during fiscal year 1996 compared to 1995. The decrease was primarily due to lower interest rates pertaining to the Company's term loans.

      General, administrative and other expenses increased by $67,000 for fiscal year 1997 compared to 1996 and $99,000 for fiscal year 1996 compared to 1995 due to an overall increase in costs associated with managing and acquiring more hotels.

      Due to the Company's continuing aggressive movement into the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $1,067,000, $193,000 and $165,000, respectively, in fiscal years 1997, 1996 and 1995. Approximately $878,000 of the business development expense in fiscal year 1997 related to costs on the unsuccessful purchase of a hotel in Atlanta, Georgia.

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


RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AUGUST 31, 1997 AND 1996

($000'S omitted, except per share data)


                                              August 31,   August 31,
          ASSETS                                1997         1996
          ------                              ---------    ---------
REAL ESTATE INVESTMENTS:
  Real Estate Properties
    Operating Properties, net                $   1,325    $   1,383
    Land Held for Sale                           6,661        9,769
                                             ----------   ----------
                                                 7,986       11,152

  Mortgage Loans                                     2            5
                                             ----------   ----------
  Total real estate investments                  7,988       11,157

  Allowance for Possible Losses
    on Real Estate Investments                  (3,544)      (4,700)
                                             ----------   ----------
  Net real estate investments                    4,444        6,457

INVESTMENT IN LIMITED PARTNERSHIP, NET             772          957

CASH AND CASH EQUIVALENTS                        1,596          298

OTHER ASSETS                                     1,454        1,012
                                             ----------   ----------

                                             $   8,266    $   8,724
                                             ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                                     August 31,    August 31,
   LIABILITIES AND SHAREHOLDERS' INVESTMENT            1997          1996
   ----------------------------------------         ----------    ----------
   ACCOUNTS PAYABLE                                 $     159     $     103

   ACCRUED SALARIES, BONUSES AND
    OTHER COMPENSATION                                    863           782

   ACCRUED PROPERTY TAX EXPENSE                           118           151

   ACCRUED INTEREST AND OTHER LIABILITIES                 284           389

   TERM LOANS                                           2,804         2,858
                                                    ----------    ----------
         Total Liabilities                              4,228         4,283
                                                    ----------    ----------

   COMMITMENTS AND CONTINGENCIES

   SHAREHOLDERS' INVESTMENT
     Series A Convertible Cumulative Preferred
       Stock, $1 par value, 1,000,000 shares
       authorized, 450,000 shares issued and
       outstanding in 1997 and 1996 liquidation
       preference and callable at $3,600,000              450           450
     Common stock, $0.01 par value, 5,000,000
       shares authorized, 1,538,480 and 1,088,480
       shares issued and outstanding in 1997 and           15            11
       1996, respectively.
     Paid-in Surplus                                   16,333        16,202
     Note receivable from officer for
       purchase of common stock                           (75)           --
     Accumulated deficit since
       December 30, 1985                              (12,685)      (12,222)
                                                    ----------    ----------
         Total Shareholders' Investment                 4,038         4,441
                                                    ----------    ----------
                                                    $   8,266     $   8,724
                                                    ==========    ==========

   The accompanying notes are an integral part of these consolidated financial statements.



RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

($000's Omitted, except per share data)
                                                                  1997         1996         1995
                                                                --------     ---------    ---------
REVENUES:
   Revenues from wholly-owned hotel operations........         $   3,048    $   2,748    $   3,252
   Revenues from hotel management ....................             1,050          697          287
   Sales of real estate properties ...................             3,808          617        5,018
   Equity in net income of partnership ...............                65          209           --
   Income from loans and temporary investments........                40           43          113
   Other..............................................               397           --            5
                                                               - --------   ----------   ----------
                                                                   8,408        4,314        8,675
                                                               ----------   ----------   ----------
COSTS AND EXPENSES:
   Expenses of wholly-owned real estate properties ...             2,396        2,364        2,862
   Expenses of hotel management ......................               781          682          362
   Costs of real estate sold .........................             2,454          336        4,727
   Depreciation and amortization .....................               258          268          512
   Provision for possible losses on
     real estate investments .........................               --            --           50
   Provision for possible losses on
     investment in limited partnership ...............               199           --           --
   Interest expense, net of interest capitalized......               345          345          410
   General, administrative and other..................             1,371        1,304        1,205
   Business development ..............................             1,067          193          165
                                                               ----------   ----------   ----------
                                                                   8,871        5,492       10,293
                                                               ----------   ----------   ----------
LOSS BEFORE INCOME TAXES                                            (463)      (1,178)      (1,618)

INCOME TAXES                                                         --           --           (38)
                                                               ----------   ----------   ----------
NET LOSS                                                       $    (463)   $  (1,178)   $  (1,656)
                                                               ----------   ----------   ----------
LOSS PER COMMON SHARE                                          $   (0.58)   $   (1.29)   $   (1.90)
                                                               ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1997, 1996 and 1995

($000's Omitted)
                                                                                      1997         1996         1995
                                                                                    ---------    ---------    ---------
Cash flows from operating activities:
  Net loss ...................................................                     $    (463)   $  (1,178)   $  (1,656)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
      Depreciation and amortization ..........................                           258          268          512
      Decrease in allowance for possible losses
        on real estate investments ...........................                            --           --         (173)
      Increase in allowance for possible losses
        on investment in limited partnership .................                           199           --           --
      Gain from sale of real estate properties ...............                        (1,354)        (293)         (68)
      Equity in net income of partnership ....................                           (14)        (209)          --
      (Increase) decrease in other assets ....................                          (571)        (214)         134
      Increase (decrease) in accounts payable
        and accrued liabilities ..............................                            (1)         115         (232)
                                                                                   ----------   ----------   ----------
      Total adjustments ......................................                        (1,483)        (333)         173
                                                                                   ----------   ----------   ----------
      Net cash used in operating activities ..................                        (1,946)      (1,511)      (1,483)
                                                                                   ----------   ----------   ----------
Cash flows from investing activities:
    Principal payments received on mortgage loans ............                             3           39           36
    Investment in limited partnership ........................                            --         (516)        (232)
    Proceeds from sale of real estate ........................                         3,313          634        4,620
    Additions to real estate properties ......................                           (78)         (49)        (915)
                                                                                   ----------   ----------   ----------
      Net cash provided by investing activities ..............                         3,238          108        3,509
                                                                                   ----------   ----------   ----------
Cash flows from financing activities:
    Dividends on preferred stock .............................                          (315)        (135)        (172)
    Issuance of common stock upon exercise of stock options ..                           375           --           --
    Proceeds from issuance of debt ...........................                            --           --        2,800
    Debt financing costs .....................................                            --           --         (159)
    Repayments of debt .......................................                           (54)         (44)      (5,419)
                                                                                   ----------   ----------   ----------
      Net cash provided by (used in) financing activities ....                             6         (179)      (2,950)
                                                                                   ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents .........                         1,298       (1,582)        (924)
Cash and cash equivalents at beginning of year ...............                           298        1,880        2,804
                                                                                   ----------   ----------   ----------
Cash and cash equivalents at end of year ........................                  $   1,596    $     298    $   1,880
                                                                                   ==========   ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.



Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1997, 1996 and 1995

-------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:

                                                             1997          1996          1995
                                                         ------------  ------------  ------------
  Interest paid ......................................  $    345,000  $  345,000    $  450,000
  Income taxes paid ..................................  $         --  $       --    $   38,000

-------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information and non-cash activity:
                                                             1997          1996          1995
                                                         ------------  ------------  ------------

  Decrease in allowance for possible losses due
    to sale of parcel of land ......................... $  1,156,000  $         --  $         --

  During the second quarter of fiscal year 1997, the Company's President and Chief Financial Officer exercised their stock options for 450,000 shares of the Company's common stock. In conjunction with the exercise, a promissory note and cash were received by the Company and common stock issued as follows:

      Cash received from Company's President .......... $    375,000  $         --  $         --

      Promissory Note received from Chief Financial
          Officer upon exercise of stock options ...... $     75,000  $         --  $         --

      Issuance of 450,000 shares of common stock,
          $0.01 par value, in 1997 .................... $    450,000  $         --  $         --

  Issuance of 125,000 shares of common stock, $.01
    par value, in conjunction with purchase of hotel
    management company ................................ $         --  $    187,500  $         --

  Assumption of notes payable in conjunction with
    purchase of hotel management company .............. $         --  $    106,000  $         --

-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.



RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE YEARS ENDED AUGUST 31, 1997, 1996 AND 1995
($000's Omitted, except per share data)

                                                                                            Note
                                                                                         Receivable
                                  Preferred               Common                            From                      Total
                                    Stock                 Stock                         Officer for                   Share-
                          ----------------------  ------------------------   Paid-in    Purchase of   Accumulated     holders'
                            Shares      Amount       Shares       Amount     Surplus    Common Stock    Deficit      Investment
                          ----------  ----------  ------------  ----------  ----------  ------------  ----------     ----------
Balance, August 31, 1994    450,000  $      450       963,480  $       10  $   16,368  $       --    $   (9,388)      $ 7,440

    Dividends on
      Preferred Stock            --          --          --            --        (172)         --            --          (172)
    Net Loss                     --          --          --            --          --          --        (1,656)       (1,656)
                         ----------- ----------- ------------- ----------- ----------- ------------- -----------   -----------

Balance, August 31, 1995    450,000  $      450       963,480  $       10  $   16,196  $       --    $  (11,044)      $ 5,612

    Dividends on
      Preferred Stock            --          --          --            --        (180)         --            --         (180)
    Issuance of Common
      Stock                      --          --       125,000           1         186                        --          187
    Net Loss                     --          --          --            --          --          --        (1,178)      (1,178)
                         ----------- ----------- ------------- ----------- ----------- ------------- -----------   -----------
Balance, August 31, 1996    450,000  $      450     1,088,480  $       11  $   16,202  $       --    $  (12,222)     $ 4,441

    Dividends on
      Preferred Stock            --          --          --            --        (315)         --            --         (315)
    Issuance of Common
      Stock                      --          --       450,000           4         446           (75)         --          375
    Net Loss                     --          --          --            --          --          --          (463)        (463)
                         ----------- ----------- ------------- ----------- ----------- ------------- -----------   -----------
Balance, August 31, 1997    450,000  $      450     1,538,480  $       15  $   16,333  $        (75) $  (12,685)     $ 4,038
                         =========== =========== ============= =========== =========== ============= ===========   ===========


The accompanying notes are an integral part of these consolidated financial statements.



Ridgewood Hotels, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
August 31, 1997, 1996 and 1995

1.   Description of Business and Significant Accounting Policies

Description of the Business

     Ridgewood Hotels, Inc. (the "Company") is primarily engaged in the business of acquiring, developing, operating and managing hotel properties in the Southeast and "Sunbelt" areas. Additionally, the Company owns several land parcels which are held for sale.

     The Company's common stock is listed in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service (see Note 6). During the fourth quarter of fiscal year 1994, the Company purchased and retired all of the shares of common stock owned by the Company's then-majority stockholder, Triton Group, Ltd. On April 15, 1997, Security Systems Holdings, Inc. merged with Triton Group Ltd., and the newly-combined entity was named Alarmguard Holdings, Inc. ("Alarmguard"). The cash used to purchase the common stock ("Alarmguard Shares") was from the proceeds received by the Company from the sale of its mobile home parks in June 1994.

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

     Since the Company is not currently generating sufficient operating cash to cover overhead and debt service cost, the Company must continue to sell real estate (see Note 12), seek alternative financing, or otherwise, recapitalize the Company. The Company is currently reviewing the viability of all of these alternatives.

Basis of Presentation and Consolidation -

     The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain prior year amounts have been reclassified to conform with the current year presentation.

     In fiscal year 1996, the Company purchased a hotel management company, which is now a wholly-owned subsidiary of the Company. In conjunction with this purchase, five other active corporations were acquired, and four remain as wholly-owned subsidiaries. Additionally, another wholly-owned subsidiary was formed in 1996 and one in fiscal year 1997. These subsidiaries manage and employ the employees at various hotels. In fiscal year 1995, the Company formed two wholly-owned subsidiaries for the purpose of managing hotels and another for the sole purpose of owning the hotel in Longwood, Florida, which serves as collateral for the Company's term loan. The lender required that a separate subsidiary own the hotel. One other subsidiary remains, but is not operational.

     The investment in the limited partnership is being accounted for using the equity method of accounting (See Note 8).

Valuation of Real Estate Properties -

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of ("FAS 121"). This statement requires that long-lived assets and certain identified intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement requires the use of undiscounted estimated cash flows expected from the asset's operations and eventual disposition. If the sum of the expected future cash flows is less than the carrying value of the asset, an impairment loss is recognized based on the fair value of the asset. Adoption of this pronouncement had no material effect on the consolidated statement of operations for the year ended August 31, 1997.

     Under FAS 121, properties are classified as either operating properties or properties held for sale. If determined to be impaired, operating properties are written down to their fair value, and the associated loss cannot be recovered if the fair value of the property increases. Properties held for sale are written down to their fair value less cost to sell, but the associated loss can be recovered in the event the fair value of the property increases.

Stock-Based Compensation -

     During 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This statement provides entities a choice between fair value and intrinsic value based methods of accounting for stock based compensation plans. The Company has elected to continue using the intrinsic value method. Adoption of this pronouncement had no material effect on the consolidated statement of operations for the year ended August 31, 1997.

Depreciation Policies -

     The Company depreciates operating properties and any related improvements by using the straight-line method over the estimated useful lives of such assets, which are generally 30 years for building and land improvements and 5 years for furniture, fixtures and equipment. Depreciation expense for the year ended August 31, 1997 was $166,000.

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

     Total interest incurred and paid amounted to approximately $345,000, $345,000 and $450,000 in 1997, 1996 and 1995, respectively.
No interest was capitalized; however, the effect on the financial statements from capitalizing amounts permitted would not have been material.

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

Fair Value of Financial Instruments -

     The recorded values of cash, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements are representative of their fair value due to the short-term nature of the instruments.

Use of Estimates -

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported grants of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company's financial statements include allowances for impairment of real estate assets and for deferred tax assets.

New Accounting Pronouncements -

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") was issued and is effective for fiscal periods ending after December 15, 1997. The Company will adopt FAS 128 in fiscal year 1998 and does not expect the effects of FAS 128 to have a material impact on the Company's financial statements.

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") was issued and is effective for fiscal years beginning after December 15, 1997. The Company expects to adopt FAS 130 in fiscal year 1998 and does not expect the effects of FAS 130 to have a material impact on the Company's financial statements.

     In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") was issued and is effective for fiscal years beginning after December 15, 1997. The Company expects to adopt FAS 131 in fiscal year 1998 and does not expect the effects of FAS 131 to have a material impact on the Company's financial statements.

2.   Real Estate Investments

     The Company's real estate properties by type at August 31, 1997, and 1996 were as follows ($000's omitted):

                                            Furniture
     August 31, 1997           Land &       Fixtures &
     Type of Project          Buildings     Equipment      Total

     Hotels                       2,535          357       2,892

     Less -- accumulated
             depreciation                                 (1,567)
                                                           1,325
     Net operating properties
     Land                         6,661           --       6,661

     Total                                               $ 7,986
                                                         =======

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
                                                         =======

     Changes in the allowance for possible losses on real estate investments for the years ended August 31, 1997, 1996 and 1995 were as follows ($000's omitted):

                                        1997        1996        1995

     Allowance, beginning of year      $4,700      $4,700      $4,873
     Provision for possible losses         --          --          50
     Reversal of reserves associated
       with sales of real estate
       assets                          (1,156)         --        (223)

     Allowance, end of year            $3,544      $4,700      $4,700
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

      On May 2, 1995 a complaint was filed in the Court of Chancery of the State of Delaware (New Castle County) entitled William N. Strassburger v. Michael M. Early, Luther A. Henderson, John C. Stiska,
N. Russell Walden, and Triton Group, Ltd., defendants, and Ridgewood Hotels, Inc., nominal defendant, C.A. No. 14267 (the "Complaint").
The plaintiff is an individual shareholder of the Company who purports to file the Complaint individually, representatively on behalf of all similarly situated shareholders, and derivatively on behalf of the Company. The Complaint challenges the actions of the Company and its directors in consummating the Company's August 1994 repurchase of its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. in five counts, denominated Waste of Corporate Assets, Breach of Duty of Loyalty to Ridgewood, Breach of Duty of Good Faith, Intentional Misconduct, and Breach of Duty of Loyalty and Good Faith to Class.
On July 5, 1995, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. This case is in the concluding stages of discovery. No trial date has been set, but the Court has certified a class of shareholders as plaintiffs for the non-derivative claims but has not certified the suit as a class action suit. The Company intends to vigorously contest this matter. While the Company cannot predict the outcome, Management believes the ultimate resolution of this matter will not have a material effect on the Company's financial condition.

     On August 23, 1996, Great American Resorts filed a complaint in the Superior Court of Cobb County, State of Georgia, entitled Great American Resorts, Inc. and Great American Casinos, Inc. v. Charles Taylor, Deborah Lynn Cannon, Walter D. Hrab and Ridgewood Hotels, Inc., Civil Action File No. 9616398-05, alleging that the Company and the other defendants are liable for breach of contract and breach of fiduciary duty stemming from a contract between Great American and one of the Company's subsidiaries. The complaint seeks damages, attorneys' fees and pre-judgment interest. It also seeks an order requiring that certain books and records be turned over to the plaintiffs. On September 27, 1996, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. While the discovery deadline has passed, no trial date has been set, nor have the plaintiffs actively pursued the matter. The Company intends to vigorously contest this matter. While the Company cannot predict the outcome, Management believes the ultimate resolution of this matter will not have a material effect on the Company's financial condition.

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

4.  Notes Payable

     In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, at the rate of 10.35%. Principal and interest payments are approximately $26,000 per month beginning
August 1, 1995. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise. As of August 31, 1997, there was approximately $280,000 of escrowed funds related to this loan agreement. Also, commitment fees and loan costs of approximately $159,000 were deferred and are being amortized over 20 years.

     The approximate average amount of borrowings on the term loan during fiscal year 1997 was $2,757,000, at an average interest rate of 10.35%. The maximum amount of borrowings outstanding under this loan was $2,771,000. The balance of the loan at August 31, 1997 was approximately $2,742,000. The carrying value of the note approximates its fair value at August 31, 1997.

     In December 1995 and in conjunction with the acquisition of a hotel management company, the Company assumed three promissory notes dated September 22, 1994 and payable to three different Georgia corporations. The total combined outstanding principal was approximately $106,000. All three notes are for a term of five years at a rate of 6.83%. Combined principal and interest payments are approximately
$2,667 per month through October 1, 1999. The combined balance of these loans at August 31, 1997 was approximately $62,000.

     The approximate average amount of borrowings on the combined term loans during fiscal year 1997 was $75,000, at an average interest rate of 6.83%. The maximum amount of combined borrowings outstanding under these loans was $87,000.

     Maturities of long-term debt during the Company's next five fiscal years are as follows: 1998 - $59,000; 1999 - $65,000; 2000 - $43,000;
2001 - $42,000; 2002 - $47,000; thereafter - $2,548,000.

5.  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

     The Company's 1995 provision for income taxes is composed of $38,000 in alternative minimum tax. There was no provision for income taxes for the year ended August 31, 1997 or 1996.

     Deferred tax assets (liabilities) are composed of the following at August 31, 1997 and August 1996, respectively:
                                                     1997        1996

Allowance for possible losses                     $ 1,202       $ 1,598
Excess of tax over book basis, land held
  for sale or future development                        9             9
Depreciation and amortization                          73           139
Excess of tax over book basis, income
  from partnership                                      7            --
Other                                                 302           273
Tax loss carryforwards                              4,564         4,227
                                                  -------      --------
Gross deferred tax assets                           6,157         6,246
                                                  -------      --------
Excess of book over tax basis, land held
  for sale or future development                       --           (28)
Excess of book over tax basis, income
  from partnership                                     --           (38)
Loan amortization                                     (18)           (9)
                                                  -------      --------
Gross deferred tax liabilities                        (18)          (75)
                                                  -------      --------
Deferred tax assets valuation allowance            (6,139)       (6,171)
                                                  -------      --------
                                                  $     0       $     0
                                                  =======      ========

     The net change in the valuation allowance for deferred tax assets was a decrease of $32,000. This change resulted primarily from a decrease in the Company's deferred tax assets.

     Approximately $13,424,000 of tax loss carryforwards remain at August 31, 1997 for income tax purposes. The carryforwards expire $2,082,000 in 2005, $4,150,000 in 2006, $1,524,000 in 2007, $1,699,000 in 2008,
($1,632,000) in 2010 and ($1,482,000) in 2011.  As a result of a change in control during fiscal year 1994, the amount of tax loss carryforwards incurred prior to the change in control which may be utilized by the Company in any one year period is limited to approximately $940,000. In certain circumstances because of "built-in" gains on some properties, the actual use of net operating loss carryforwards may exceed this amount.
The Company has unused net operating loss carryforwards in certain states in which it operates which are available to offset future state taxable income in those states. No benefit for the remaining loss carryforwards has been recognized in the financial statements.

6.  Shareholders' Investment

Authorized Shares of Common and Preferred Stock -

     On January 4, 1995, the Company approved an increase in the authorized number of shares of the Company's common stock from 3,000,000 shares to 5,000,000 shares and increased the number of authorized shares of the Company's preferred stock from 500,000 shares to 1,000,000 shares. In addition, the Company increased the number of shares reserved under the Ridgewood Hotels, Inc. 1993 Stock Option Plan from 900,000 to 1,200,000 shares. There are currently 1,538,480 shares of common stock outstanding, of which approximately 51% is owned by the Company's President, N. Russell Walden.

     There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock. In conjunction with this purchase, the Company issued 450,000 shares of Series A Convertible Preferred Stock to Alarmguard. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock effective August 16, 1996 and is subject to certain anti-dilution adjustments. As of August 31, 1996, no shares have been converted. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends accrued and unpaid thereon.

Loss Per Common Share -

     Loss per common share is calculated based upon the weighted average number of shares outstanding during the period of approximately 1,350,000, 1,055,000 and 963,000 in 1997, 1996 and 1995, respectively.

Issuance of Common Shares -

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

1993 Stock Option Plan -

     On March 30, 1993, the Company granted options to purchase
378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Hotels, Inc. 1993 Stock Option Plan (the "Plan"). The options vested over a four year period in 25% increments. All options expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Plan. As of August 31, 1997, all of the options are exercisable.

     On January 28, 1994, the Company granted options to purchase 375,000 and 75,000 shares of common stock at a price of $1.00 per share to its President and Chief Financial Officer, respectively, under the Plan. On January 31, 1997, all of the options were exercised. In conjunction with the exercise, a promissory note for $75,000 was received from the Chief Financial Officer in exchange for the Company's common stock. The $75,000 promissory note due from the Chief Financial Officer is payable in full on January 31, 1998 and accrues interest at a rate per annum of 8.25%.

Warrants -

     On December 16, 1996, 75,000 warrants were issued to Hugh Jones, a hotel acquisitions consultant for the Company. Each warrant represents the right to purchase from the Company one share of common stock at the exercise price of $3.50 per share. The warrants may be exercised at any time within five years from the date of issuance.

7.  Supplemental Retirement and Death Benefit Plan

     The Company implemented a non-qualified Supplemental Retirement and Death Benefit Plan with an effective date of January 1, 1987. The Plan supplements other retirement plans and also provides pre-retirement death benefits to participants' beneficiaries.

     Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key-person life insurance contracts on the lives of the Plan participants. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans which may be cumulatively outstanding. The Company has recorded a total pension liability of approximately $768,000 as of August 31, 1997. At August 31, 1997 the cash surrender value available to settle the outstanding pension liability was approximately $500,000.

     For the fiscal years ending August 31, 1997, 1996 and 1995, the pension expense was approximately $42,000, $33,000 and $60,000, respectively.

8.  Investment in Limited Partnership

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky. The partnership consists of six hotel properties at August 31, 1997. The terms of this partnership will serve as a guideline for other potential acquisitions with this or other investors.

     Income and loss are allocated to Ridgewood Georgia and the limited partner based upon the formula for allocating distributable cash as described below but subject to an annual limitation which would result in no more than 88% of partnership income or loss (as defined) being allocated to the limited partner.

     Distributable Cash is defined as the net income from the property before depreciation plus any net sale proceeds and net financing proceeds less capital costs. Distributions of Distributable Cash shall be made as follows:

     - First, to the Investor until there has been distributed to the Investor an amount equal to a 15% cumulative internal rate of return on the Investor's investment.

     - Second, to Ridgewood Georgia until the aggregate amount received by Ridgewood Georgia equals the aggregate cash contributions made by Ridgewood Georgia to the Partnership (as of August 31, 1997, Ridgewood Georgia contributed approximately $772,000).

     - Third, 12% to Ridgewood Georgia and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

     - Fourth, 75% of the residual to the Investor and 25% to Ridgewood
     Georgia.

     A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing hotels in Kentucky, Georgia and South Carolina. The Manager shall be entitled to the following property management fees:

     (1)  2.5% of the gross revenues from the hotel property.

     (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of total aggregate acquisition costs. No management fees were payable with respect to the first 12-month period of management of the hotel in Kentucky.

     A Construction Management Agreement exists between the Partnership and the Manager for the purpose of managing future improvements to the properties.

     The Company currently has approximately $772,000 invested in the Partnership. As of August 31, 1997, the Company has recorded approximately $199,000 equity in the income of the Partnership, but has recorded a provision for possible losses of approximately $199,000 as there is no indication that the Company will be able to recover the equity income in the Partnership given the provisions of the partnership agreement regarding the distribution of cash to the partners upon liquidation.

     Changes in the allowance for possible losses on investment in limited partnership for the years ended August 31, 1997, 1996 and 1995 were as follows ($000's omitted):

                                        1997       1996      1995

     Allowance, beginning of year      $  --      $  --     $  --
     Provision for possible losses       199         --        --
                                       -----      -----     -----
     Allowance, end of year            $ 199      $  --     $  --
                                       =====      =====     =====

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

     The condensed balance sheets and statements of income of the Partnership as of and for the year ended August 31, 1997 and as of August 31, 1996 and for the period from inception (August 16, 1995) to August 31, 1996 are as follows:


                           RW HOTEL PARTNERS, L.P.
                           CONDENSED BALANCE SHEETS


                                    ASSETS
                              ($000'S Omitted)
                                                August 31,    August 31,
                                                   1997          1996
                                              ------------- -------------
     CURRENT ASSETS                           $      2,183  $      1,915

     PROPERTY AND EQUIPMENT, net (See Note)         36,628        36,441

     INTANGIBLE ASSETS, net                            401           525
                                              ------------- -------------
           TOTAL ASSETS                       $     39,212  $     38,881
                                              ============= =============


                        LIABILITIES AND PARTNERS' CAPITAL


     CURRENT LIABILITIES                      $      2,765  $      2,405

     LONG-TERM DEBT (See Note)                      18,833        17,895
                                              ------------- -------------
           TOTAL LIABILITIES                        21,598        20,300
                                              ------------- -------------
     PARTNERS' CAPITAL, net                         17,614        18,581
                                              ------------- -------------
           TOTAL LIABILITIES AND
             PARTNERS' CAPITAL                $     39,212  $     38,881
                                              ============= =============


                          RW HOTEL PARTNERS, L.P.
                      CONDENSED STATEMENT OF INCOME
                            ($000's Omitted)
                                                       From Inception
                                                        (8/16/95) to
                                             8/31/97       8/31/96
                                            ---------  ---------------
  HOTEL OPERATIONS:
    Revenues                               $  17,058  $        14,971
    Operating Expenses                        13,696            9,941
                                           ---------- ----------------
          Income From Hotel Operations         3,362            5,030
                                           ---------- ----------------
  PARTNERSHIP OPERATIONS                       3,608            3,486
                                           ---------- ----------------
  NET INCOME (LOSS)                        $    (246) $         1,544
                                           ========== ================

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

     For the fiscal years ending August 31, 1997, 1996 and 1995, expense for the Employee Savings Plan was approximately $21,000, $21,000 and $15,000, respectively.

10.  Sale of Operating Properties

     In April 1995, the Company sold the Ridgewood Lodge, its weekly rental hotel in Orlando, Florida. The net proceeds, after commissions, were approximately $2,700,000. The gain on the sale was approximately $250,000. The proceeds were used to reduce the outstanding balance of the Company's term loan.

11.  Acquisition of Hotel Management Company

     In December 1995, the Company acquired the Wesley Hotel Group, a hotel management company located in Atlanta, Georgia. At the time of acquisition, Wesley managed five hotels. The acquisition has been accounted for using the purchase method of accounting. In conjunction with the acquisition, the Company issued 125,000 shares of common stock with a determined market value of $1.50 per share (see Note 6) and assumed three promissory notes with a combined outstanding principal of approximately $106,000, bringing the total investment in Wesley to $293,000. The investment recorded by the Company for the acquisition is being amortized over the useful life of the assets acquired. Since approximately $185,000 of amortization had been recognized, the net investment in Wesley as of August 31, 1997 is approximately $108,000. The consolidated financial statements include the operating results of the Wesley Hotel Group from the date of acquisition. Pro forma results of operations have not been presented because the effects of this acquisition were not significant.

12.  Subsequent Events

     In September 1997, the Company sold the majority of its land in Athens, Georgia for $350,000. Net proceeds to the Company were approximately $330,000.


Report of Independent Accountants

To the Board of Directors and
Shareholders of Ridgewood Hotels, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss, of cash flows and of shareholders' investment present fairly, in all material respects, the financial position of Ridgewood Hotels, Inc. and its subsidiaries (the "Company") at August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Atlanta, Georgia
October 21, 1997

Market Information

     The Company's common stock is listed in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service.

Transfer Agent

     Harris Trust and Savings Bank, Dallas, Texas is the Company's stock transfer agent. Harris maintains the Company's shareholder records. To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

           Harris Trust and Savings Bank
           1601 Elm Street
           Thanksgiving Tower, Suite 2320
           Dallas, Texas 75201
           (214) 665-6033

General Counsel

           Rogers & Hardin
           2700 International Tower
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303

Independent Accountants

           Price Waterhouse LLP
           50 Hurt Plaza
           Suite 1700
           Atlanta, Georgia 30303

Shareholder and General Inquiries

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended August 31, 1997 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

           Ridgewood Hotels, Inc.
           Shareholder Relations
           2859 Paces Ferry Road
           Suite 700
           Atlanta, Georgia 30339
           (770) 434-3670