Form 10-K, Exhibit 13
period 1998-08-31
RIDGEWOOD HOTELS INC
filed 1998-11-25
CIK 783728

EXHIBIT 13


RIDGEWOOD
HOTELS, INC.











ANNUAL REPORT
1998


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

     The common stock, $0.01 par value per share (the "Common Stock"), of the Company is listed in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service. However, there effectively has been an absence of an established public trading market for the Common Stock.

     Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.
On October 31, 1998, there were 1,513,480 shares of Common Stock outstanding held by approximately 206 shareholders of record. The Company paid its first and only cash dividend on the Common Stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of Common Stock, which totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available. The declaration of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors.






Selected Financial Data



                                        -----------------------------------------------------------------
($000's omitted, except
   per share data)                           1998          1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------

Balance Sheet Data as of August 31
   Total Assets                            $ 7,280     $ 8,266      $  8,724      $   9,673    $  14,351
   Term Loan(s) Payable                      2,744       2,804         2,858          2,796        5,415
   Shareholders' Investment                  2,944       4,038         4,441          5,612        7,440
Income Statement Data
Year Ended August 31
   Net Revenues                              5,830       8,408         4,314          8,675       30,082
   Net Loss                                   (622)       (463)       (1,178)        (1,656)      (3,631)
   Basic and Diluted Loss Per
     Common Share (1)                      $ (0.64)    $ (0.58)     $  (1.29)     $   (1.90)   $   (0.64)

(1) Retroactively adjusted for a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Liquidity and Capital Resources -

     During fiscal year 1998, the Company received net proceeds of approximately $1,526,000 from the sale of undeveloped land in Florida, Texas, Ohio and Georgia. The proceeds were used to provide additional working capital to the Company.

     In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds were $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, and an interest rate of 10.35%. Principal and interest payments were approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay a term loan, and the remaining proceeds of approximately $1,500,000 were used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items amount to a payment of approximately $20,000 per month and are adjusted annually. The escrow funds are used as tax, insurance and repair needs arise. As of August 31, 1998, there was approximately $177,000 of escrowed funds related to this loan agreement.

     In March 1998 the executive in charge of hotel operations exercised a Put Agreement whereby the Company repurchased his 25,000 shares of Common Stock at $4.50 per share. The shares were subsequently cancelled by the Company.

     The Company has invested in three hotel entities as follows:

RW Hotel Partners, L.P.

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky, but subsequently purchased five additional hotels. The Partnership purchased the hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. Three of the Georgia hotels were sold at a loss in March 1998, and the hotel in Louisville was transferred to a new entity in June 1998 in conjunction with refinancing that hotel (see below). The two remaining hotels in the Partnership are in Thomasville, Georgia and Orangeburg, South Carolina.

     Income and loss are allocated to Ridgewood Georgia and the limited partner based upon the formula for allocating Distributable Cash as described below.

     Distributable Cash is defined as the net income from the property before depreciation plus any net sale proceeds and net financing proceeds less capital costs. Distributions of Distributable Cash shall be made as follows:

     - First, to the Investor until there has been distributed to the Investor an amount equal to a 15% cumulative internal rate of return on the Investor's investment.

     - Second, to Ridgewood Georgia until the aggregate amount received by Ridgewood Georgia equals the aggregate cash contributions made by Ridgewood Georgia to the Partnership.

     - Third, 12% to Ridgewood Georgia and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

     - Fourth, 75% of the residual to the Investor and 25% to Ridgewood
Georgia.

     Management of the Partnership intends to adopt a plan of liquidation and will sell the remaining two hotels. Based on management's estimate, Ridgewood Georgia will not receive cash in excess of its investment in the Partnership. The Company has recorded a loss from the partnership totaling $184,000 for the fiscal year ended August 31, 1998.

     A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing the hotels. The Manager shall be entitled to the following property management fees:

     (1)  2.5% of the gross revenues from the hotel property.

     (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of total aggregate acquisition costs.

     Total management fees for the years ended August 31, 1998, 1997 and 1996 were approximately $233,000, $301,000 and $275,000, respectively.

     On March 17, 1998, the Partnership sold three of its six hotels. The Company signed a management agreement with the new owner of the three hotels wherein it will receive a management fee equal to 3% of revenues plus 15% of the net operating income plus 5% of any profit realized upon the sale of the hotels. In connection with the management agreement, the Company received management fees totaling approximately $114,000 for the year ended August 31, 1998.

     For the fiscal year ended August 31, 1997 and 1996, the Company recorded equity in income (loss) of the Partnership totaling $(134,000) net of provision for possible losses and $209,000, respectively. The Company has recorded during 1997 a provision for possible losses of approximately $199,000 as there is no indication that the Company will be able to recover the equity income in the Partnership given the provisions of the partnership agreement regarding the distribution of cash to the partners upon liquidation.

Houston Hotel, LLC

     On December 9, 1997, Houston Hotel, LLC ("Houston Hotel") was organized as a limited liability company under the laws of the State of Delaware. The purpose which Houston Hotel was organized is limited solely to owning and managing the Hampton Inn Galleria in Houston, Texas. The Company contributed approximately $316,000 into Houston Hotel which represents a 10% interest, and the other 90% interest is owned by Houston Hotel, Inc. (the "Managing Member"), a Nevada corporation.

     Income or loss allocated to the Company and the Managing Member is based upon the formula for distributing cash.

     Distributable cash is defined as the cash from operations and capital contributions determined by the Manager to be available for distribution. Cash from operations is defined as the net cash realized from the operations of Houston Hotel after payment of all cash expenditures of Houston Hotel including, but not limited to, operating expenses, fees, payments of principal and interest on indebtedness, capital improvements and replacements, and such reserves and retentions as the Manager reasonably determines to be necessary.

     Distributions of distributable cash shall be made as follows:

     - First, 100% to the Manager until it has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Second, 100% to the Company until the Company has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Third, 80% to the Manager and 20% to the Company.

     A Property Management Agreement exists between Houston Hotel, LLC and the Company as Property Manager ("Property Manager") for the purpose of managing the hotel. The Property Manager shall be entitled to the following property management fees:

     (1)  1.5% of the gross revenues from the hotel property.

     (2) 1.5% of the gross revenues from the hotel property as an incentive fee if 85% of the budgeted net operating income is met.

     In connection with the management agreement, the Company received management fees totaling approximately $83,000 for the year ended August 31, 1998.

RW Louisville Hotel Associates, LLC

     On May 13, 1998, RW Louisville Hotel Associates LLC ("RW Louisville Hotel Associates") was organized as a limited liability company under the laws of the State of Delaware. The purpose which RW Louisville Hotel Associates was organized is limited solely to owning and managing the Holiday Inn ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 (see above) was transferred to RW Louisville Hotel Associates at its historical basis. Simultaneously, the Company acquired a 10% interest in Louisville Hotel, LLC for $362,000. Louisville Hotel, LLC loaned $3,620,000 to RW Louisville Hotel Associates, which resulted in all cash flow from the Hotel being distributed to Louisville Hotel, LLC.

     Income or loss allocated to the Company is based upon the formula for distributing cash.

     Distributable cash is defined as the net cash realized from operations but after payment of management fees, principal and interest, capital improvements and other such retentions as the managing member determines to be necessary. Distributions of distributable cash from Louisville Hotel, LLC shall be made as follows:

     - First, to the managing member until the managing member has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Second, to the Company until the Company has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Third, 20% to the Company and 80% to the managing member.

     Cash from a sale or refinancing would be distributed 10% to the Company and 90% to the managing member.

     A Management Agreement exists between the Owner and the Company as Property Manager ("Property Manager") for the purpose of managing the hotel. The Property Manager shall be entitled to the following property management fees:

     (1) Base Management Fee equal to 1.5% of gross revenues from the hotel property.

     (2) Incentive Management Fee equal to 1.5% of gross revenues from the hotel in which the actual net operating income exceeds 85% of the budgeted goal for the year.

     (3) Super Incentive Management fee equal to: (a) .25% of gross revenues from the hotel in which the net operating income exceeds 106% of the budgeted goal for the year; (b) an additional .25% of gross revenues in which the net operating income exceeds 112% of the budgeted goal; and
(c) an additional .50% of gross revenues in which the net operating income exceeds 120% of the budgeted goal.

     The Company paid an additional $200,000 to Louisville Hotel, LLC as a fee to acquire the management contract for the hotel. This amount is included in other assets. The Company is amortizing the fee $70,000 per year for the first two years and $20,000 per year for the next three years.

     With respect to the sum of $100,000, in the event that the management contract is terminated by Louisville Hotel, LLC with or without cause and not pursuant to a third party sale prior to June 5, 2000, Louisville Hotel, LLC will pay to the Company the sum of $4,166.67 times the number of months prior to June 5, 2000 that the management contract is terminated.

     With respect to the second sum of $100,000, in the event that the management contract is terminated by Louisville Hotel, LLC prior to June 5, 2003, Louisville Hotel, LLC will pay to the Company the sum of $1,666.67 times the number of months prior to June 5, 2003 that the management contract is terminated.

     In connection with the management agreement, the Company received management fees totaling approximately $57,000 for the year ended August 31, 1998.

     Since the Company is not currently generating sufficient operating cash to cover overhead and debt service, the Company must continue to sell its real estate assets, seek alternative financing or otherwise recapitalize the Company. There is currently approximately $800,000 of available cash. This available cash will be used to fund operating losses until new sources of income can be generated. The Company also intends to aggressively pursue the acquisition of hotels and hotel management contracts through entities similar to those described above which would provide additional cash flow. As hotel properties are acquired, the Company plans to enter into management agreements to manage those properties. However, given increased competition in the hotel acquisition market, acquisitions of economically viable properties are more difficult to identify and purchase.

     The Company owns one hotel, has 10% ownership interest in two other hotels and has a 1% ownership interest in two others. The Company also currently has eight other hotels which it manages but has no ownership interest. Under the terms of franchise agreements, the Company is required to comply with standards established by franchisors, including property renovations and upgrades. The success of the Company's operations continues to be dependent upon such unpredictable factors as the general and local economic conditions to which the real estate and hotel industry is particularly sensitive: labor, environmental issues, weather conditions, consumer spending or general business conditions and the availability of satisfactory financing.

Results of Operations -

     Sales of real estate properties for the fiscal year ended August 31, 1998 decreased compared to 1997 due primarily to the sale of the Company's undeveloped land in Maitland, Florida in 1997. Sales of real estate properties for the fiscal year ended August 31, 1997 increased compared to 1996 due primarily to the sale of the land in Maitland. The Company had gains from real estate sales of approximately $744,000, $1,354,000 and $281,000 during fiscal years 1998, 1997 and 1996, respectively. Gains or losses on real estate sales are dependent upon the timing, sales price and the Company's basis in specific assets sold and will vary considerably from period to period.

     Revenues from wholly-owned hotel operations for fiscal year 1998 decreased $14,000, or .5%, compared to 1997. The decrease was due to lower occupancy at the Company's hotel in Longwood, Florida in 1998. Revenues from wholly-owned hotel operations for fiscal year 1997 increased $300,000, or 11%, compared to 1996. The increase was due to occupancy and rate increases at the Company's hotel in 1997.

     Revenues from hotel management increased $26,000, or 2%, and $353,000, or 51%, compared to 1998 and 1997 compared to 1996, respectively. The increases were due to a larger number of hotels under management in both years due to the increase in joint venture participation by the Company.

     Expenses of wholly-owned real estate decreased $69,000, or 3%, for the fiscal year ended August 31, 1998 compared to 1997 due primarily to fewer land parcels (and their associated expenses) held by the Company. Expenses of wholly-owned real estate increased $32,000, or 1%, for the fiscal year ended August 31, 1997 compared to 1996 due to an increased occupancy level at the Company-owned hotel.

     During fiscal year 1998, expenses of hotel management increased $91,000, or 12%, and $99,000, or 15%, compared to 1997 and 1997 compared to 1996, respectively. For 1998, the increase was due to severance paid to the executive in charge of hotel operations. The increase during 1997 was primarily due to larger payroll costs associated with the increased staff necessary to manage a larger number of hotels.

     Due to the Company's investment in unconsolidated entities during fiscal years 1998, 1997 and 1996, the Company recognized equity in the income (loss) of the entities of approximately $(98,000), $65,000 and $209,000, respectively. A provision of $199,000 for possible losses on investments in unconsolidated entities in fiscal year 1997 was recorded as there is no indication that the Company will be able to recover the equity income in the partnership. In turn, the equity in net loss of the unconsolidated entities reported for 1997 was $134,000.

     The other revenue of $117,000 received during fiscal year 1998 was primarily from profits received on land joint ventures in Atlanta, Georgia and a worker's compensation insurance refund. The Company received approximately $398,000 as a consulting fee during fiscal year 1997. This consulting fee was earned by the Company for its involvement in the negotiations and purchase of a large hotel by another hotel company.

     General, administrative and other expenses increased $10,000, or 1%, for fiscal year 1998 compared to 1997. General, administrative and other expenses increased $67,000, or 5%, for fiscal year 1997 compared to 1996 due to an overall increase in costs associated with managing and acquiring more hotels.

     Due to the Company's continuing aggressive movement into the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $361,000, $1,067,000 and $193,000, respectively, in fiscal years 1998,
1997 and 1996. Approximately $878,000 of the business development expense in fiscal year 1997 related to costs on the unsuccessful purchase of a hotel in Atlanta, Georgia.

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

Year 2000 -

     The Company has established policies and procedures to coordinate changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Major areas of potential business impact have been identified and conversion efforts have been completed or are underway. The Company's primary operating and financial systems are already Year 2000 compliant. The Company also is communicating with suppliers, vendors, financial institutions and others with which it does business to coordinate Year 2000 conversion. The total cost of compliance and its effect on the Company's future results of operations is being determined as part of the conversion planning, but is not expected to be material.



        RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

        CONSOLIDATED BALANCE SHEETS

        AUGUST 31, 1998 AND 1997

        ($000'S omitted, except per share data)


                                                      August 31,   August 31,
                  ASSETS                                1998         1997
                  ------                              ---------    ---------
        REAL ESTATE INVESTMENTS:
          Real Estate Properties
            Operating Properties, net                $   1,248    $   1,325
            Land Held for Sale                           5,808        6,661
                                                     ----------   ----------
                                                         7,056        7,986

          Mortgage Loans                                    --            2
                                                     ----------   ----------
          Total real estate investments                  7,056        7,988

          Allowance for Possible Losses
            on Real Estate Investments                  (3,447)      (3,544)
                                                     ----------   ----------
          Net real estate investments                    3,609        4,444

        INVESTMENT IN UNCONSOLIDATED ENTITIES              814          338

        CASH AND CASH EQUIVALENTS                        1,255        1,596

        OTHER ASSETS                                     1,602        1,888
                                                     ----------   ----------

                                                     $   7,280    $   8,266
                                                     ==========   ==========


        (continued)

        The accompanying notes are an integral part of these consolidated financial statements.


  RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  AUGUST 31, 1998 AND 1997
  ($000's omitted, except per share data)
                                                     August 31,    August 31,
   LIABILITIES AND SHAREHOLDERS' INVESTMENT            1998          1997
   ----------------------------------------         ----------    ----------
   ACCOUNTS PAYABLE                                 $     260     $     159

   ACCRUED SALARIES, BONUSES AND
    OTHER COMPENSATION                                    927           863

   ACCRUED PROPERTY TAX EXPENSE                           110           118

   ACCRUED INTEREST AND OTHER LIABILITIES                 295           284

   TERM LOANS                                           2,744         2,804
                                                    ----------    ----------
         Total Liabilities                              4,336         4,228
                                                    ----------    ----------

   COMMITMENTS AND CONTINGENCIES

   SHAREHOLDERS' INVESTMENT
     Series A Convertible Cumulative Preferred
       Stock, $1 par value, 1,000,000 shares
       authorized, 450,000 shares issued and
       outstanding in 1998 and 1997                       450           450
     Common stock, $0.01 par value, 5,000,000
       shares authorized, 1,513,480 and 1,538,480
       shares issued and outstanding in 1998 and           15            15
       1997, respectively.
     Paid-in Surplus                                   15,861        16,333
     Note receivable from officer for
       purchase of common stock                           (75)          (75)
     Accumulated deficit since
       December 30, 1985                              (13,307)      (12,685)
                                                    ----------    ----------
         Total Shareholders' Investment                 2,944         4,038
                                                    ----------    ----------
                                                    $   7,280     $   8,266
                                                    ==========    ==========

   The accompanying notes are an integral part of these consolidated financial statements.


RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED AUGUST 31, 1998, 1997 AND 1996

($000's Omitted, except per share data)


                                                                  1998         1997         1996
                                                                ---------     -------     ---------
REVENUES:
   Revenues from wholly-owned hotel operations........         $   3,034    $   3,048    $   2,748
   Revenues from hotel management ....................             1,076        1,050          697
   Sales of real estate properties ...................             1,655        3,808          617
   Equity in net income (loss) of
     unconsolidated entities .........................               (98)        (134)         209
   Interest income ...................................                46           40           43
   Other..............................................               117          397           --
                                                               ----------   - --------   ----------
                                                               $   5,830    $   8,209    $   4,314
                                                               ----------   ----------   ----------
COSTS AND EXPENSES:
   Expenses of wholly-owned real estate properties ...         $   2,327    $   2,396    $   2,364
   Expenses of hotel management ......................               872          781          682
   Costs of real estate sold .........................               911        2,454          336
   Depreciation and amortization .....................               260          258          268
   Interest expense ..................................               340          345          345
   General, administrative and other..................             1,381        1,371        1,304
   Business development ..............................               361        1,067          193
                                                               ----------   ----------   ----------
                                                               $   6,452    $   8,672    $   5,492
                                                               ----------   ----------   ----------
NET LOSS                                                       $    (622)   $    (463)   $  (1,178)
                                                               ----------   ----------   ----------
BASIC AND DILUTED LOSS PER COMMON SHARE                        $   (0.64)   $   (0.58)   $   (1.29)
                                                               ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1998, 1997 and 1996

($000's Omitted)


                                                                                      1998         1997         1996
                                                                                    ---------    ---------    ---------
Cash flows from operating activities:
  Net loss ...................................................                     $    (622)   $    (463)   $  (1,178)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
      Depreciation and amortization ..........................                           278          258          268
      Increase in allowance for possible losses
        on investment in unconsolidated entities .............                            --          199           --
      Gain from sale of real estate properties ...............                          (744)      (1,354)        (293)
      Equity in loss (net income) of unconsolidated entities..                           184          (14)        (209)
      (Increase) decrease in other assets ....................                           167         (571)        (214)
      Increase (decrease) in accounts payable
        and accrued liabilities ..............................                           168           (1)         115
                                                                                   ----------   ----------   ----------
      Total adjustments ......................................                            53       (1,483)        (333)
                                                                                   ----------   ----------   ----------
      Net cash used in operating activities ..................                          (569)      (1,946)      (1,511)
                                                                                   ----------   ----------   ----------
Cash flows from investing activities:
    Principal payments received on mortgage loans ............                            --            3           39
    Investment in unconsolidated entities ....................                          (678)          --         (516)
    Proceeds from sale of real estate ........................                         1,526        3,313          634
    Additions to real estate properties ......................                           (88)         (78)         (49)
                                                                                   ----------   ----------   ----------
      Net cash provided by investing activities ..............                           760        3,238          108
                                                                                   ----------   ----------   ----------
Cash flows from financing activities:
    Dividends on preferred stock .............................                          (360)        (315)        (135)
    Issuance of common stock upon exercise of stock options ..                            --          375           --
    Repurchase of common stock ...............................                          (112)          --           --
    Repayments of debt .......................................                           (60)         (54)         (44)
                                                                                   ----------   ----------   ----------
      Net cash provided by (used in) financing activities ....                          (532)           6         (179)
                                                                                   ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents .........                          (341)       1,298       (1,582)
Cash and cash equivalents at beginning of year ...............                         1,596          298        1,880
                                                                                   ----------   ----------   ----------
Cash and cash equivalents at end of year ........................                  $   1,255    $   1,596    $     298
                                                                                   ==========   ==========   ==========


(continued)

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1998, 1997 and 1996

-------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information and non-cash activity:

                                                             1998          1997          1996
                                                         ------------  ------------  ------------
  Interest paid ....................................... $  340,000    $    345,000  $  345,000

  Repurchase of 25,000 shares of common stock subject
    to a Put Agreement, at $4.50 per share ............ $    112,500  $         --  $         --

  Decrease in allowance for possible losses due
    to sale of parcel of land .........................       97,000     1,156,000            --

  During the second quarter of fiscal year 1997, the Company's President and Chief Financial Officer exercised their stock options for 450,000 shares of the Company's common stock. In conjunction with the exercise, a promissory note and cash were received by the Company and common stock issued as follows:

      Cash received from Company's President .......... $         --  $    375,000  $         --

      Promissory Note received from Chief Financial
          Officer upon exercise of stock options ...... $         --  $     75,000  $         --

      Issuance of 450,000 shares of common stock,
          $0.01 par value, in 1997 .................... $         --  $    450,000  $         --

  Issuance of 125,000 shares of common stock, $.01
    par value, in conjunction with purchase of hotel
    management company ................................ $         --  $         --  $    187,500

  Assumption of notes payable in conjunction with
    purchase of hotel management company .............. $         --  $         --  $    106,000

-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE YEARS ENDED AUGUST 31, 1998, 1997 AND 1996
($000's Omitted, except per share data)

                                                                                                Note
                                                                                             Receivable
                                      Preferred               Common                            From
                                        Stock                 Stock                         Officer for                 Total
                              ----------------------  ------------------------   Paid-in    Purchase of   Accumulated Shareholders'
                                Shares      Amount       Shares       Amount     Surplus    Common Stock    Deficit   Investment
                              ----------  ----------  ------------  ----------  ----------  ------------  ----------  ----------
Balance, August 31, 1995        450,000  $      450       963,480  $       10  $   16,196  $       --    $  (11,044) $    5,612

    Dividends on
      Preferred Stock                --          --          --            --        (180)         --            --        (180)
    Issuance of Common Stock         --          --       125,000           1         186                        --         187
    Net Loss                         --          --          --            --          --          --        (1,178)     (1,178)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1996        450,000  $      450     1,088,480  $       11  $   16,202  $       --    $  (12,222) $    4,441

    Dividends on
      Preferred Stock                --          --          --            --        (315)         --            --        (315)
    Issuance of Common Stock         --          --       450,000           4         446           (75)         --         375
    Net Loss                         --          --          --            --          --          --          (463)       (463)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1997        450,000  $      450     1,538,480  $       15  $   16,333  $        (75) $  (12,685) $    4,038

    Repurchase of Common Stock       --          --       (25,000)         --        (112)         --            --        (112)
    Dividends on
      Preferred Stock                --          --          --            --        (360)         --            --        (360)
    Net Loss                         --          --          --            --          --          --          (622)       (622)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1998        450,000  $      450     1,513,480  $       15  $   15,861  $        (75) $  (13,307) $    2,944
                             =========== =========== ============= =========== =========== ============= =========== ===========


The accompanying notes are an integral part of these consolidated financial statements.



Ridgewood Hotels, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
August 31, 1998, 1997 and 1996

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

     The investments in the unconsolidated entities are being accounted for using the equity method of accounting (See Note 8).

Per Share Data -

     In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 12"). Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders, adjusted for the effect, if any, from assumed conversion of all potentially dilutive common shares outstanding, by the weighted average number of common shares used in the basic earning per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding. All historical earnings per share amounts have been restated to conform to provisions of this statement.

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

Depreciation Policies -

     The Company depreciates operating properties and any related improvements by using the straight-line method over the estimated useful lives of such assets, which are generally 30 years for building and land improvements and 5 years for furniture, fixtures and equipment.
Depreciation expense for the years ended August 31, 1998, 1997 and 1996 was approximately $172,000, $166,000 and $157,000, respectively.

Capitalization Policies -

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

Use of Estimates -

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant estimates included in the Company's financial statements include allowances for impairment of real estate assets and for deferred tax assets.

Reclassifications -

     Certain prior year amounts have been reclassified to conform with the current year presentation.

New Accounting Pronouncements -

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") was issued and is effective for fiscal years beginning after December 15, 1997. The Company will adopt FAS 130 in fiscal year 1999 and does not expect the effects of FAS 130 to have a material impact on the Company's financial statements.

     In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") was issued and is effective for fiscal years beginning after December 15, 1997. The Company will adopt FAS 131 in fiscal year 1999 and does not expect the effects of FAS 131 to have a material impact on the Company's financial statements.

2.   Real Estate Investments

     The Company's real estate properties by type at August 31, 1998, and 1997 were as follows ($000's omitted):

                                          Furniture,
     August 31, 1998           Land &      Fixtures &
     Type of Project          Buildings    Equipment       Total

     Hotel                    $   2,535    $      392    $ 2,927
     Less -- accumulated
             depreciation                                 (1,679)
                                                         -------
     Net operating property                                1,248
     Land                         5,808            --      5,808
                                                         -------
     Total                                               $ 7,056
                                                         =======
                                            Furniture
     August 31, 1997           Land &       Fixtures &
     Type of Project          Buildings     Equipment      Total

     Hotels                       2,535          357       2,892

     Less -- accumulated
             depreciation                                 (1,567)
                                                           1,325
     Net operating properties
     Land                         6,661           --       6,661

     Total                                               $ 7,986
                                                         =======
     Changes in the allowance for possible losses on real estate investments for the years ended August 31, 1998, 1997 and 1996 were as follows ($000's omitted):
                                        1998        1997        1996

     Allowance, beginning of year      $3,544      $4,700      $4,700
     Reversal of reserves associated
       with sales of real estate
       assets                             (97)     (1,156)         --

     Allowance, end of year            $3,447      $3,544      $4,700
                                       ======      ======      ======

3.  Commitments and Contingencies

     In August 1991, each executive officer was offered a two year Post-Employment Consulting Agreement (the "Consulting Agreement(s)") whereby the officer agrees that if he or she is terminated by the Company for other than good cause, the officer will be available for consulting at a rate equal to their annual compensation immediately prior to termination. All officers have chosen to enter into Consulting Agreements. In August 1998, an amendment was signed by the two executive officers reducing the consulting period by one month for each month that the executive continues to be employed by the Company through August 31, 1999, such that if the executive remains employed by the Company through August 31, 1999, the consulting period shall be twelve months in duration. In addition, two other employees were offered and have chosen to enter into one year Consulting Agreements. The executives and two other employees, upon termination, agree to sign an unconditional release of all claims and liability in exchange for a one year consulting fee arrangement.

     On May 2, 1995 a complaint was filed in the Court of Chancery of the State of Delaware (New Castle County) entitled William N. Strassburger v. Michael M. Early, Luther A. Henderson, John C. Stiska, N. Russell Walden, and Triton Group, Ltd., defendants, and Ridgewood Hotels, Inc., nominal defendant, C.A. No. 14267 (the "Complaint"). The plaintiff is an individual shareholder of the Company who purports to file the Complaint individually, representatively on behalf of all similarly situated shareholders, and derivatively on behalf of the Company. The Complaint challenges the actions of the Company and its directors in consummating the Company's August 1994 repurchase of its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. in five counts, denominated Waste of Corporate Assets, Breach of Duty of Loyalty to Ridgewood, Breach of Duty of Good Faith, Intentional Misconduct, and Breach of Duty of Loyalty and Good Faith to Class. On July 5, 1995, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. Discovery has been concluded, and on March 19, 1998, the Court dismissed all class claims, with only the derivative claims remaining for trial. Trial has been scheduled for February, 1999. The Company intends to vigorously contest this matter.

     The Company serves as a general partner in a limited partnership. As a general partner, the Company may be liable for certain deficiencies which arise in meeting the terms of loan obligations incurred by the limited partnership and for operating expenses and other liabilities incurred by the partnership in the ordinary course of business.

4.  Notes Payable

     In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000, and the hotel serves as collateral for the loan. The loan is for a term of 20 years with an amortization period of 25 years, at a fixed interest rate of 10.35%. Principal and interest payments are approximately $26,000 per month beginning August 1, 1995.
In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $20,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise. As of August 31, 1998, there was approximately $177,000 of escrowed funds related to this loan agreement that are included with Other Assets on the balance sheet. Also, commitment fees and loan costs of approximately $159,000 were deferred and are being amortized over 20 years.

     The approximate average amount of borrowings on the term loan during fiscal year 1998 was $2,727,000, at an average interest rate of 10.35%. The maximum amount of borrowings outstanding under this loan was $2,742,000. The balance of the loan at August 31, 1998 was approximately $2,711,000. The carrying value of the note approximates its fair value at August 31, 1998.

     In December 1995 and in conjunction with the acquisition of a hotel management company, the Company assumed three promissory notes dated September 22, 1994 and payable to three different Georgia corporations. The total combined outstanding principal was approximately $106,000. All three notes are for a term of five years at a rate of 6.83%. Combined principal and interest payments are approximately $2,667 per month through October 1, 1999. The combined balance of these loans at August 31, 1998 was approximately $33,000.

     The approximate average amount of borrowings on the three promissory notes during fiscal year 1998 was $48,000, at an average interest rate of 6.83%. The maximum amount of combined borrowings outstanding under these loans was $62,000.

     Maturities of long-term debt during the Company's next five fiscal years are as follows: 1999 - $65,000; 2000 - $43,000; 2001 - $42,000;
2002 - $47,000; 2003 - $52,000; thereafter - $2,496,000.

5.  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     There was no provision for income taxes for the years ended August 31, 1998, 1997 or 1996.

     Deferred tax assets (liabilities) are composed of the following at August 31, 1998 and August 1997, respectively:

                               000's Omitted
                                                     1998         1997
Allowance for possible losses                     $ 1,169       $ 1,202
Excess of tax over book basis, land held
  for sale or future development                       16             9
Depreciation and amortization                          71            73
Excess of tax over book basis, income
  from partnership                                     40             7
Other                                                 331           302
Tax loss carryforwards                              4,724         4,564
                                                  -------      --------
Gross deferred tax assets                           6,351         6,157
                                                  -------      --------
Loan amortization                                     (26)          (18)
                                                  -------      --------
Gross deferred tax liabilities                        (26)          (18)
                                                  -------      --------
Deferred tax assets valuation allowance            (6,325)       (6,139)
                                                  -------      --------
                                                  $     0       $     0
                                                  =======      ========

     The net change in the valuation allowance for deferred tax assets was an increase of $186,000. This change resulted primarily from an increase in the Company's deferred tax assets.

     Approximately $13,795,000 of tax loss carryforwards remain at August 31, 1998 for income tax purposes. The carryforwards expire $2,082,000 in 2005, $4,150,000 in 2006, $1,524,000 in 2007, $1,699,000 in 2008,
$1,632,000 in 2010 and $1,482,000 in 2011 and $756,000 in 2012.  As a
result of a change in control during fiscal year 1994, the amount of tax loss carryforwards incurred prior to the change in control which may be utilized by the Company in any one year period is limited to approximately $940,000. In certain circumstances because of "built-in" gains on some properties, the actual use of net operating loss carryforwards may exceed this amount. The Company has unused net operating loss carryforwards in certain states in which it operates which are available to offset future state taxable income in those states. No benefit for the remaining loss carryforwards has been recognized in the financial statements.

6.  Shareholders' Investment

Authorized Shares of Common and Preferred Stock -

     On January 4, 1995, the Company approved an increase in the authorized number of shares of the Company's common stock from 3,000,000 shares to 5,000,000 shares and increased the number of authorized shares of the Company's preferred stock from 500,000 shares to 1,000,000 shares. In addition, the Company increased the number of shares reserved under the Ridgewood Hotels, Inc. 1993 Stock Option Plan from 900,000 to 1,200,000 shares. There are currently 1,513,480 shares of common stock outstanding, of which approximately 51% is owned by the Company's President, N. Russell Walden.

     There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock. The Company has issued 450,000 shares of Series A Convertible Preferred Stock to Alarmguard. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock effective August 16, 1996 and is subject to certain anti-dilution adjustments. As of August 31, 1998, no shares have been converted. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends accrued and unpaid thereon.

Loss Per Share -

     The following table sets forth the computation of basic and diluted loss per share:

                                        1998         1997        1996

Net loss                            $(622,000)   $(463,000) $(1,178,000)
Less preferred dividends             (360,000)    (315,000)    (180,000)
                                    ----------    ---------  -----------
Net loss available to common
   shareholders                     $(982,000)   $(778,000) $(1,358,000)

Weighted average shares
   outstanding - basic and
   diluted                          1,526,000    1,350,000    1,055,000
                                    ==========   ==========   ==========
Net loss per share - basic and
   diluted                          $   (0.64)   $   (0.58) $     (1.29)
                                    ==========   =========  ============


The effect of the Company's stock options and convertible securities was excluded from the computations for each of the three years ended August 31, 1998, 1997 and 1996 as it is antidilutive. Accordingly, for the periods presented, diluted net loss per share is the same as basic net loss per share.

Issuance and Repurchase of Common Shares -

     In December 1995, the Company purchased a hotel management company in part by issuing 125,000 shares of the Company's common stock: 100,000 shares and 25,000 shares to the President and Senior Vice President of Wesley Hotel Group ("Wesley"), respectively. See also Note 10. The 25,000 shares issued to the Senior Vice President of Wesley were subject to a Put Agreement ("Agreement"). The Agreement states that within ninety days after the two year anniversary of the effective date of the Agreement (which was effective in December 1995), the Company shall be obligated to purchase all or part of the 25,000 shares from the Senior Vice President of Wesley at a purchase price of $4.50 per share. In March 1998, the Put Agreement was exercised, whereby the shares were repurchased by the Company and subsequently cancelled.

1993 Stock Option Plan -

     On March 30, 1993, the Company granted options to purchase
378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Hotels, Inc. 1993 Stock Option Plan (the "Plan"). The options vested over a four year period in 25% increments. All options expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Plan. As of August 31, 1998, all of the options are exercisable.

     On January 28, 1994, the Company granted options to purchase 375,000 and 75,000 shares of common stock at a price of $1.00 per share to its President and Chief Financial Officer, respectively, under the Plan. On January 31, 1997, all of the options were exercised. In conjunction with the exercise, a promissory note for $75,000 was received from the Chief Financial Officer in exchange for the Company's common stock. The $75,000 promissory note due from the Chief Financial Officer was payable in full on January 31, 1998 and accrues interest at a rate per annum of 8.25%.
The note was extended and is payable in full on January 31, 1999, along with any accrued interest.

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

     The net periodic pension cost includes the following components:


                                    August 31, 1998   August 31, 1997
Service cost for the period            $  34,628        $  32,086
Interest cost on projected
  benefit obligation                      46,170           40,214
Net amortization of transition
  liability                               11,026           11,026
Recognized net actuarial gain            (39,938)         (41,137)
                                         -------          -------
Net periodic pension cost                $51,886          $42,189
                                         =======          =======

The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheet as of August 31, 1998 and 1997.


                                     August 31, 1998   August 31, 1997
Unfunded excess of projected benefit
  obligation over plan assets          $(819,826)       $(767,940)
                                        ========         ========
Projected benefit obligation            (654,260)        (542,498)
Unrecognized net obligation at
  transition                              44,100           55,126
Unrecognized net gain                   (209,666)        (280,568)
Net accrued pension liability          $(819,826)       $(767,940)
                                       =========        =========


The weighted average discount rate used to measure the projected benefit obligation was 7.5% in 1998 and 8% in 1997. There was no compensation increase and no expected return on plan assets assumed for 1998 and 1997.

     Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key-person life insurance contracts on the lives of the Plan participants. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans which may be cumulatively outstanding. The Company has recorded a total pension liability of approximately $820,000 as of August 31, 1998. At August 31, 1998 the net cash surrender value available to settle the outstanding pension liability was approximately $181,000.

8.   Investment in Unconsolidated Entities

RW Hotel Partners, L.P.

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky, but subsequently purchased five additional hotels. The Partnership purchased the hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. Three of the Georgia hotels were sold at a loss in March 1998, and the hotel in Louisville was transferred to a new entity in June 1998 in conjunction with refinancing that hotel (see below). The two remaining hotels in the Partnership are in Thomasville, Georgia and Orangeburg, South Carolina.

     Income and loss are allocated to Ridgewood Georgia and the limited partner based upon the formula for allocating Distributable Cash as described below.

     Distributable Cash is defined as the net income from the property before depreciation plus any net sale proceeds and net financing proceeds less capital costs. Distributions of Distributable Cash shall be made as follows:

     - First, to the Investor until there has been distributed to the Investor an amount equal to a 15% cumulative internal rate of return on the Investor's investment.

     - Second, to Ridgewood Georgia until the aggregate amount received by Ridgewood Georgia equals the aggregate cash contributions made by Ridgewood Georgia to the Partnership.

     - Third, 12% to Ridgewood Georgia and 88% to the Investor until there has been distributed to the Investor an amount equal to a 25% cumulative internal rate of return on Investor's investment.

     - Fourth, 75% of the residual to the Investor and 25% to Ridgewood
Georgia.

     Management of the Partnership intends to adopt a plan of liquidation and will sell the remaining two hotels. Based on management's estimate, Ridgewood Georgia will not receive cash in excess of its investment in the Partnership. The Company has recorded a loss from the partnership totaling $184,000 for the fiscal year ended August 31, 1998.

     A Management Agreement exists between the Partnership and the Company as Manager ("Manager") for the purpose of managing the hotels. The Manager shall be entitled to the following property management fees:

     (1)  2.5% of the gross revenues from the hotel property.

     (2) 1% of the gross revenues from the hotel property as an incentive fee if distributable cash equals or exceeds 13.5% of total aggregate acquisition costs.

     Total management fees for the years ended August 31, 1998, 1997 and 1996 were approximately $233,000, $301,000 and $275,000, respectively.

     On March 17, 1998, the Partnership sold three of its six hotels. The Company signed a management agreement with the new owner of the three hotels wherein it will receive a management fee equal to 3% of revenues plus 15% of the net operating income plus 5% of any profit realized upon the sale of the hotels. In connection with the management agreement, the Company received management fees totaling approximately $114,000 for the year ended August 31, 1998.

     For the fiscal year ended August 31, 1997 and 1996, the Company recorded equity in income (loss) of the Partnership totaling $(134,000) net of provision for possible losses and $209,000, respectively. The Company has recorded during 1997 a provision for possible losses of approximately $199,000 as there is no indication that the Company will be able to recover the equity income in the Partnership given the provisions of the partnership agreement regarding the distribution of cash to the partners upon liquidation.

Houston Hotel, LLC

     On December 9, 1997, Houston Hotel, LLC ("Houston Hotel") was organized as a limited liability company under the laws of the State of Delaware. The purpose which Houston Hotel was organized is limited solely to owning and managing the Hampton Inn Galleria in Houston, Texas. The Company contributed approximately $316,000 into Houston Hotel which represents a 10% interest, and the other 90% interest is owned by Houston Hotel, Inc. (the "Managing Member"), a Nevada corporation.

     Income or loss allocated to the Company and the Managing Member is based upon the formula for distributing cash.

     Distributable cash is defined as the cash from operations and capital contributions determined by the Manager to be available for distribution. Cash from operations is defined as the net cash realized from the operations of Houston Hotel after payment of all cash expenditures of Houston Hotel including, but not limited to, operating expenses, fees, payments of principal and interest on indebtedness, capital improvements and replacements, and such reserves and retentions as the Manager reasonably determines to be necessary.

     Distributions of distributable cash shall be made as follows:

     - First, 100% to the Manager until it has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Second, 100% to the Company until the Company has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Third, 80% to the Manager and 20% to the Company.

     A Property Management Agreement exists between Houston Hotel, LLC and the Company as Property Manager ("Property Manager") for the purpose of managing the hotel. The Property Manager shall be entitled to the following property management fees:

     (1)  1.5% of the gross revenues from the hotel property.

     (2) 1.5% of the gross revenues from the hotel property as an incentive fee if 85% of the budgeted net operating income is met.

     In connection with the management agreement, the Company received management fees totaling approximately $83,000 for the year ended August 31, 1998.

RW Louisville Hotel Associates, LLC

     On May 13, 1998, RW Louisville Hotel Associates LLC ("RW Louisville Hotel Associates") was organized as a limited liability company under the laws of the State of Delaware. The purpose which RW Louisville Hotel Associates was organized is limited solely to owning and managing the Holiday Inn ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 (see above) was transferred to RW Louisville Hotel Associates at its historical basis. Simultaneously, the Company acquired a 10% interest in Louisville Hotel, LLC for $362,000. Louisville Hotel, LLC loaned $3,620,000 to RW Louisville Hotel Associates, which resulted in all cash flow from the Hotel being distributed to Louisville Hotel, LLC.

     Income or loss allocated to the Company is based upon the formula for distributing cash.

     Distributable cash is defined as the net cash realized from operations but after payment of management fees, principal and interest, capital improvements and other such retentions as the managing member determines to be necessary. Distributions of distributable cash from Louisville Hotel, LLC shall be made as follows:

     - First, to the managing member until the managing member has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Second, to the Company until the Company has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Third, 20% to the Company and 80% to the managing member.

     Cash from a sale or refinancing would be distributed 10% to the Company and 90% to the managing member.

     A Management Agreement exists between the Owner and the Company as Property Manager ("Property Manager") for the purpose of managing the hotel. The Property Manager shall be entitled to the following property management fees:

     (1) Base Management Fee equal to 1.5% of gross revenues from the hotel property.

     (2) Incentive Management Fee equal to 1.5% of gross revenues from the hotel in which the actual net operating income exceeds 85% of the budgeted goal for the year.

     (3) Super Incentive Management fee equal to: (a) .25% of gross revenues from the hotel in which the net operating income exceeds 106% of the budgeted goal for the year; (b) an additional .25% of gross revenues in which the net operating income exceeds 112% of the budgeted goal; and
(c) an additional .50% of gross revenues in which the net operating income exceeds 120% of the budgeted goal.

     The Company paid an additional $200,000 to Louisville Hotel, LLC as a fee to acquire the management contract for the hotel. This amount is included in other assets. The Company is amortizing the fee $70,000 per year for the first two years and $20,000 per year for the next three years.

     With respect to the sum of $100,000, in the event that the management contract is terminated by Louisville Hotel, LLC with or without cause and not pursuant to a third party sale prior to June 5, 2000, Louisville Hotel, LLC will pay to the Company the sum of $4,166.67 times the number of months prior to June 5, 2000 that the management contract is terminated.

     With respect to the second sum of $100,000, in the event that the management contract is terminated by Louisville Hotel, LLC prior to June 5, 2003, Louisville Hotel, LLC will pay to the Company the sum of $1,666.67 times the number of months prior to June 5, 2003 that the management contract is terminated.

     In connection with the management agreement, the Company received management fees totaling approximately $57,000 for the year ended August 31, 1998.

     A summary of the investment in unconsolidated entities is as follows:

                                               1998           1997
     Beginning balance of investment
        in unconsolidated entities           $  338         $  472

     Capital contributions                      678             --
     Equity in loss                             (98)          (134)
     Distributions                             (104)            --
                                             ------         ------
     Ending balance of investment
        in unconsolidated entities           $  814         $  338
                                             ======         ======

     The unaudited combined balance sheet and statement of operations of the unconsolidated entities are as follows:



                   COMBINED UNCONSOLIDATED ENTITIES
                       CONDENSED BALANCE SHEET
                              UNAUDITED
                           (000's omitted)

                                      8/31/98    8/31/97
                                    ---------- ----------
CURRENT ASSETS                      $   2,730  $   2,183
PROPERTY AND EQUIPMENT, net            36,410     36,628
INTANGIBLE ASSETS, net                    565        401
                                    ---------- ----------
      TOTAL ASSETS                  $  39,705  $  39,212
                                    ========== ==========

CURRENT LIABILITIES                 $   1,850  $   1,486
LONG-TERM DEBT                         28,382     18,833
                                    ---------- ----------
      TOTAL LIABILITIES                30,232     20,319

CAPITAL, net                            9,473     18,893
                                    ---------- ----------
      TOTAL LIABILITIES AND
        CAPITAL                     $  39,705  $  39,212
                                    ========== ==========



                  COMBINED UNCONSOLIDATED ENTITIES
                  CONDENSED STATEMENT OF OPERATIONS
                              UNAUDITED
                          ($000's Omitted)
                                                            From Inception
                                                             (8/16/95) to
                                      8/31/98    8/31/97       8/31/96
HOTEL OPERATIONS:                    ---------  ---------   -------------
  Revenues                          $  17,057  $  17,058   $      14,956
  Operating Expenses                   12,781     13,696          10,727
                                    ---------- ----------  --------------
    Income From Hotel Operations        4,276      3,362           4,229
                                    ---------- ----------  --------------
Interest Expense                        2,059      1,682           1,024
Depreciation/Amortization               1,943      1,926           1,305
Loss due to change to liquidation
   basis of accounting for RW Hotel
   Partners, L.P.                       2,828         --              --
                                    ---------- ----------  --------------
NET INCOME (LOSS)                   $  (2,554) $    (246)  $       1,900
                                    ========== ==========  ==============



9.   Employee Savings Plan

     The Ridgewood Hotels Employee Savings Plan ("Savings Plan") is a savings and salary deferral plan which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. The Savings Plan includes all employees of the Company who have completed one year of service and have attained age twenty-one.

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

     For the fiscal years ending August 31, 1998, 1997 and 1996, expense for the Employee Savings Plan was approximately $18,000, $21,000 and $21,000, respectively.

10.  Acquisition of Hotel Management Company

     In December 1995, the Company acquired the Wesley Hotel Group, a hotel management company located in Atlanta, Georgia. At the time of acquisition, Wesley managed five hotels. The acquisition has been accounted for using the purchase method of accounting. In conjunction with the acquisition, the Company issued 125,000 shares of common stock with a determined market value of $1.50 per share (see Note 6) and assumed three promissory notes with a combined outstanding principal of approximately $106,000, bringing the total investment in Wesley to $293,000. The investment recorded by the Company for the acquisition is being amortized over the useful life of the assets acquired. Since approximately $185,000 of amortization had been recognized, the net investment in Wesley as of August 31, 1998 is approximately $95,000 and is included in other assets. The consolidated financial statements include the operating results of the Wesley Hotel Group from the date of acquisition.



Report of Independent Accountants

October 23, 1998

To the Board of Directors and
Shareholders of Ridgewood Hotels, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss, of cash flows and of shareholders' investment present fairly, in all material respects, the financial position of Ridgewood Hotels, Inc. and its subsidiaries (the "Company") at August 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Atlanta, Georgia

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

           Harris Trust and Savings Bank
           1601 Elm Street
           Thanksgiving Tower, Suite 2320
           Dallas, Texas 75201
           (214) 665-6033

General Counsel

           Rogers & Hardin
           2700 International Tower
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303


Independent Accountants

           PricewaterhouseCoopers LLP
           1100 Campanile Building
           1155 Peachtree Street
           Atlanta, Georgia 30309


Shareholder and General Inquiries

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended August 31, 1998 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

           Ridgewood Hotels, Inc.
           Shareholder Relations
           2859 Paces Ferry Road
           Suite 700
           Atlanta, Georgia 30339
           (770) 434-3670