Form 10-K, Exhibit 13
period 1999-08-31
RIDGEWOOD HOTELS INC
filed 1999-11-24
CIK 783728

EXHIBIT 13


RIDGEWOOD
HOTELS, INC.











ANNUAL REPORT
1999


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

     Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.
On October 31, 1999, there were 1,513,480 shares of Common Stock outstanding held by approximately 206 shareholders of record. The Company paid its first and only cash dividend on the Common Stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of Common Stock, which totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available. The declaration of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors.






Selected Financial Data



                                        -----------------------------------------------------------------
($000's omitted, except
   per share data)                             1999         1998         1997         1996         1995
---------------------------------------------------------------------------------------------------------

Balance Sheet Data as of August 31
   Total Assets                            $  5,910       $ 7,280     $ 8,266     $  8,724     $  9,673
   Term Loan(s) Payable                       2,682         2,744       2,804        2,858        2,796
   Shareholders' Investment                   1,556         2,944       4,038        4,441        5,612
Income Statement Data
Year Ended August 31
   Net Revenues                               4,547         5,830       8,209        4,314        8,675
   Net Loss                                  (1,283)         (622)       (463)      (1,178)      (1,656)
   Basic and Diluted Loss Per
     Common Share (1)                      $  (1.09)      $ (0.64)    $ (0.58)    $  (1.29)   $   (1.90)


(1) Retroactively adjusted for a three-for-one stock split effected in the form of a stock dividend on October 31, 1994.


Management's Discussion and Analysis of Financial
Condition and Results of Operations

Liquidity and Capital Resources -

     During fiscal year 1999, the Company received net proceeds of approximately $423,000 from the sale of undeveloped land in Texas, Ohio and Georgia. The proceeds were used to provide additional working capital to the Company.

     In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds were $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, and an interest rate of 10.35%. Principal and interest payments were approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay a term loan, and the remaining proceeds of approximately $1,500,000 were used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items amount to a payment of approximately $22,000 per month and are adjusted annually. The escrow funds are used as tax, insurance and repair needs arise. As of August 31, 1999, there was approximately $249,000 of escrowed funds related to this loan agreement.

     In June 1999, the Company entered into a contract for the sale of its hotel and land in Longwood, Florida for approximately $6,100,000. In November 1999, the contract was amended to include only the sale of the hotel for $5,000,000. The Company would recognize net profit on the sale of approximately $3,500,000. There are numerous contingencies which allow the seller to cancel the contract. Closing would occur approximately 75 days from the amendment date.

     The Company has invested in three hotel entities as follows:

RW Hotel Partners, L.P.

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments Associates, LLC ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky, but subsequently purchased five additional hotels. The Partnership purchased the hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. Three of the Georgia hotels were sold at a loss in March 1998, and the hotel in Louisville was transferred to a new entity in June 1998 in conjunction with refinancing that hotel (see below). The hotel in Orangeburg, South Carolina was sold for a loss in November 1998. The remaining hotel in the Partnership is in Thomasville, Georgia. See Subsequent Events in Notes to Consolidated Financial Statements.

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

     Management of the Partnership intends to adopt a plan of liquidation and will sell the remaining two hotels. Based on management's estimate, Ridgewood Georgia will not receive cash in excess of its investment in the Partnership. See Subsequent Events in Notes to Consolidated Financial Statements.

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

     Total management fees for the years ended August 31, 1999, 1998 and 1997 were approximately $68,000, $233,000 and $301,000, respectively.

     On March 17, 1998, the Partnership sold three of its six hotels. The Company signed a management agreement with the new owner of the three hotels wherein it will receive a management fee equal to 3% of revenues plus 15% of the net operating income plus 5% of any profit realized upon the sale of the hotels. In connection with the management agreement, the Company received management fees totaling approximately $191,000 and $114,000 for the years ended August 31, 1999 and 1998, respectively.

Houston Hotel, LLC

     On December 9, 1997, Houston Hotel, LLC ("Houston Hotel") was organized as a limited liability company under the laws of the State of Delaware. The purpose which Houston Hotel was organized is limited solely to owning and managing the Hampton Inn Galleria in Houston, Texas. The Company contributed approximately $316,000 into Houston Hotel which represents a 10% interest, and the other 90% interest is owned by Houston Hotel, Inc. (the "Manager"), a Nevada corporation.

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

     In connection with the management agreement, the Company received management fees totaling approximately $98,000 and $83,000 for the years ended August 31, 1999 and 1998, respectively.

     See Subsequent Events in the Notes to Consolidated Financial
Statements.

RW Louisville Hotel Associates, LLC

     On May 13, 1998, RW Louisville Hotel Associates LLC ("RW Louisville Hotel Associates") was organized as a limited liability company under the laws of the State of Delaware. The purpose which RW Louisville Hotel Associates was organized is limited solely to owning and managing the Holiday Inn ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 (see above) was transferred to RW Louisville Hotel Associates at its historical basis. Simultaneously, the Company invested $362,000 into Louisville Hotel, LLC. The combined equity of $699,500 represents a 10% interest in the Hotel. Louisville Hotel, LLC loaned $3,620,000 to the Hotel in return for all cash flows generated from the Hotel.

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

     In connection with the management agreement, the Company received management fees totaling approximately $285,000 and $57,000 for the years ended August 31, 1999 and 1998, respectively.

     See Subsequent Events in Notes to Consolidated Financial Statements.

     Since the Company is not currently generating sufficient operating cash to cover overhead and debt service, the Company must continue to sell its real estate assets, seek alternative financing or otherwise recapitalize the Company. There is currently approximately $200,000 of available cash. This available cash will be used to fund operating losses until new sources of income can be generated. The Company also intends to aggressively pursue the acquisition of hotel management contracts through entities similar to those described above which would provide additional cash flow. However, given increased competition in the hotel acquisition market, management contracts may be difficult to obtain.

     The Company owns one hotel, has 10% ownership interest in two other hotels and has a 1% ownership interest in another (see Subsequent Events in Notes to Consolidated Financial Statements). The Company also currently has fourteen other hotels which it manages but has no ownership interest. Under the terms of franchise agreements, the Company is required to comply with standards established by franchisors, including property renovations and upgrades. The success of the Company's operations continues to be dependent upon such unpredictable factors as the general and local economic conditions to which the real estate and hotel industry is particularly sensitive: labor, environmental issues, weather conditions, consumer spending or general business conditions and the availability of satisfactory financing.

Results of Operations -

     Sales of real estate properties for the fiscal year ended August 31, 1999 decreased compared to 1998 due primarily to greater sales in Ohio and Florida during 1998. Sales of real estate properties for the fiscal year ended August 31, 1998 decreased compared to 1997 due primarily to the sale of the Company's undeveloped land in Maitland, Florida in 1997. The Company had gains from real estate sales of approximately $80,000, $744,000 and $1,354,000 during fiscal years 1999, 1998 and 1997, respectively. Gains or losses on real estate sales are dependent upon the timing, sales price and the Company's basis in specific assets sold and will vary considerably from period to period.

     Revenues from wholly-owned hotel operations for fiscal year 1999 decreased $331,000, or 11%, compared to 1998. Revenues from wholly-owned hotel operations for fiscal year 1998 decreased $14,000, or .5%, compared to 1997. The decreases were due to lower occupancy at the Company's hotel in Longwood, Florida in 1999 and 1998.

     Revenues from hotel management increased $137,000, or 13%, and $26,000, or 2%, compared to 1999 and 1998 compared to 1997, respectively. The increases were due to a larger number of hotels under management in both years.

     Due to the Company's investment in unconsolidated entities during fiscal years 1999, 1998 and 1997, the Company recognized equity in the income (loss) of the entities of approximately $156,000, $(98,000), and $65,000, respectively. A provision of $199,000 for possible losses on investments in unconsolidated entities in fiscal year 1997 was recorded as there is no indication that the Company will be able to recover the equity income in the partnership. In turn, the equity in net loss of the unconsolidated entities reported for 1997 was $134,000.

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

     Expenses of wholly-owned real estate increased $38,000, or 2%, for the fiscal year ended August 31, 1999 compared to 1998 due to increased expenses at the Company's hotel in Longwood, Florida. Expenses of wholly-owned real estate decreased $69,000, or 3%, for the fiscal year ended August 31, 1998 compared to 1997 due primarily to fewer land parcels (and their associated expenses) held by the Company.

     Depreciation and amortization expense increased by $199,000, or 77%, during fiscal year 1999 compared to 1998. The increase was due to greater amortization of the Company's hotel management agreements and the write-off of the remaining investment in the hotel management company.

     General, administrative and other expenses decreased $116,000, or 5%, for fiscal year 1999 compared to 1998. General, administrative and other expenses increased $101,000, or 5%, for fiscal year 1998 compared to 1997. Expenses in fiscal year 1998 were unusually high due to severance paid to the executive in charge of hotel operations.

     During fiscal years 1999, 1998 and 1997, while the Company was aggressively pursuing the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $148,000, $361,000 and $1,067,000, respectively. Approximately $878,000 of the business development expense in fiscal year 1997 related to costs on the unsuccessful purchase of a hotel in Atlanta, Georgia.

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



        RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

        CONSOLIDATED BALANCE SHEETS

        AUGUST 31, 1999 AND 1998

        ($000'S omitted, except per share data)


                                                      August 31,   August 31,
        ASSETS:                                         1999         1998
        ------                                        --------- ---------
        Current Assets:

          Cash and Cash Equivalents                  $     471    $ 1,255

          Receivables                                      241        240

          Other Current Assets                             394        438
                                                     ---------- ----------
          Total Current Assets                           1,106      1,933

        Real Estate Investments:
          Real Estate Properties
            Operating Properties, net                    1,172      1,248
            Land Held for Sale, net                      2,028      2,361

          Investment in Unconsolidated
            Hotel Entities                               1,016        832
                                                     ---------- ----------
          Total real estate investments                  4,216      4,441

        Other Assets                                       588        906
                                                     ---------- ----------
                                                     $   5,910    $ 7,280
                                                     ========== ==========

        (continued)
        The accompanying notes are an integral part of these consolidated financial statements.



  RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  AUGUST 31, 1999 AND 1998
  ($000's omitted, except per share data)
  LIABILITIES AND SHAREHOLDERS' INVESTMENT
                                                     August 31,    August 31,
                                                       1999          1998
                                                    ---------- ----------
   LIABILITIES:
   -----------
   Current Liabilities:
     Current Maturities of Long-Term Debt           $      40     $ 53

     Accounts Payable                                     246      260

     Accrued Salaries, Bonuses and
       Other Compensation                                  84      107

     Accrued Property Tax Expense                         111      116

     Accrued Interest and Other Liabilities               338      289
                                                    ---------- ----------
     Total Current Liabilities                            819      825

   Accrued Pension Liability                              893      820

   Long-Term Debt                                       2,642    2,691
                                                    ---------- ----------
         Total Liabilities                              4,354    4,336
                                                    ---------- ----------
   COMMITMENTS AND CONTINGENCIES

   SHAREHOLDERS' INVESTMENT:
     Series A Convertible Cumulative Preferred
       Stock, $1 par value, 1,000,000 shares
       authorized, 450,000 shares issued and
       outstanding in 1999 and 1998                       450      450
     Common stock, $0.01 par value, 5,000,000
       shares authorized, 1,513,480 shares issued
       and outstanding in 1999 and 1998                    15       15

     Paid-in Surplus                                   15,681   15,861
     Note receivable from officer for
       purchase of common stock                            --      (75)
     Accumulated deficit since
       December 30, 1985                              (14,590) (13,307)
                                                    ---------- ----------
         Total Shareholders' Investment                 1,556    2,944
                                                    ---------- ----------
                                                    $   5,910  $ 7,280
                                                    ========== ==========

   The accompanying notes are an integral part of these consolidated financial statements.



RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED AUGUST 31, 1999, 1998 AND 1997

($000's Omitted, except per share data)
                                                                  1999         1998         1997
                                                                ---------     -------     ---------
REVENUES:
   Revenues from wholly-owned hotel operations........         $   2,703    $   3,034    $   3,048
   Revenues from hotel management ....................             1,213        1,076        1,050
   Sales of real estate properties ...................               458        1,655        3,808
   Equity in net income (loss) of
     unconsolidated entities .........................               156          (98)        (134)
   Interest income ...................................                15           46           40
   Other..............................................                 2          117          397
                                                               ----------   - --------   ----------
                                                               $   4,547    $   5,830    $   8,209
                                                               ----------   ----------   ----------
COSTS AND EXPENSES:
   Expenses of wholly-owned real estate properties ...         $   2,365    $   2,327    $   2,396
   Costs of real estate sold .........................               379          911        2,454
   Depreciation and amortization .....................               459          260          258
   Interest expense ..................................               342          340          345
   General, administrative and other..................             2,137        2,253        2,152
   Business development ..............................               148          361        1,067
                                                               ----------   ----------   ----------
                                                               $   5,830    $   6,452    $   8,672
                                                               ----------   ----------   ----------
NET LOSS                                                       $  (1,283)   $    (622)   $    (463)

OTHER COMPREHENSIVE INCOME (LOSS)                                     --           --           --
                                                               ----------   ----------   ----------
COMPREHENSIVE LOSS                                                (1,283)        (622)        (463)
                                                               ----------   ----------   ----------
BASIC AND DILUTED LOSS PER COMMON SHARE                        $   (1.09)   $   (0.64)   $   (0.58)
                                                               ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE YEARS ENDED AUGUST 31, 1999, 1998 AND 1997
($000's Omitted, except per share data)


                                                                                                Note
                                                                                             Receivable
                                      Preferred               Common                            From
                                        Stock                 Stock                         Officer for Total
                              ----------------------  ------------------------   Paid-in    Purchase of   Accumulated Shareholders'
                                Shares      Amount       Shares       Amount     Surplus    Common Stock    Deficit Investment
                              ----------  ----------  ------------  ----------  ----------  ------------  ---------- ----------
Balance, August 31, 1996        450,000  $      450     1,088,480  $       11  $   16,202  $       --    $  (12,222) $ 4,441

    Dividends on
      Preferred Stock                --          --          --            --        (315)         --            -- (315)
    Issuance of Common Stock         --          --       450,000           4         446           (75)         -- 375
    Net Loss                         --          --          --            --          --          --          (463) (463)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1997        450,000  $      450     1,538,480  $       15  $   16,333  $        (75) $  (12,685) $ 4,038

    Repurchase of Common Stock       --          --       (25,000)         --        (112)         --            -- (112)
    Dividends on
      Preferred Stock                --          --          --            --        (360)         --            -- (360)
    Net Loss                         --          --          --            --          --          --          (622) (622)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1998        450,000  $      450     1,513,480  $       15  $   15,861  $        (75) $  (13,307) $ 2,944

    Repayment of Note
      Receivable                     --          --          --            --          --            75          -- 75
    Dividends on
      Preferred Stock                --          --          --            --        (180) (180)
    Net Loss                         --          --          --            --          --          --        (1,283) (1,283)
                             -----------  ----------  ------------ ----------- -----------  ------------ ----------- -----------
Balance, August 31, 1999        450,000  $      450     1,513,480  $       15  $   15,681          --    $  (14,590) $ 1,556
                             =========== ===========  ============ =========== =========== ============= =========== ===========

The accompanying notes are an integral part of these consolidated financial statements.

Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1999, 1998 and 1997

($000's Omitted)


                                                                         1999         1998         1997
                                                                       ---------    ---------    ---------
Cash flows from operating activities:
  Net loss ...................................................        $  (1,283)   $    (622)   $    (463)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization ..........................              459          260          258
      Increase in allowance for possible losses
        on investment in unconsolidated entities .............               --           --          199
      Gain from sale of real estate properties ...............              (79)        (744)      (1,354)
      Distributions from unconsolidated entities greater (less)
        than equity in net (loss) income .....................               --          184          (14)
      (Increase) decrease in other assets ....................               32          185         (571)
      Increase (decrease) in accounts payable
        and accrued liabilities ..............................               80          168           (1)
                                                                      ----------   ----------   ----------
      Total adjustments ......................................              492           53       (1,483)
                                                                      ----------   ----------   ----------
      Net cash used in operating activities ..................             (791)        (569)      (1,946)
                                                                      ----------   ----------   ----------
Cash flows from investing activities:
    Principal payments received on mortgage loans ............               --           --            3
    Investment in unconsolidated entities ....................             (184)        (678)          --
    Proceeds from sale of real estate ........................              423        1,526        3,313
    Additions to real estate properties ......................              (65)         (88)         (78)
                                                                      ----------   ----------   ----------
      Net cash provided by investing activities ..............              174          760        3,238
                                                                      ----------   ----------   ----------
Cash flows from financing activities:
    Dividends on preferred stock .............................             (180)        (360)        (315)
    Issuance of common stock upon exercise of stock options ..               --           --          375
    Repurchase of common stock ...............................               --         (112)          --
    Repayments of debt .......................................              (62)         (60)         (54)
    Payment received on note receivable from stock issuance...               75           --           --
                                                                      ----------   ----------   ----------
      Net cash (used in) provided by financing activities ....             (167)        (532)           6
                                                                      ----------   ----------   ----------
Net (decrease) increase in cash and cash equivalents .........             (784)        (341)       1,298
Cash and cash equivalents at beginning of year ...............            1,255        1,596          298
                                                                      ----------   ----------   ----------
Cash and cash equivalents at end of year .....................        $     471    $   1,255    $   1,596
                                                                      ==========   ==========   ==========

(continued)
The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 1999, 1998 and 1997

-------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information and non-cash activity:

                                                             1999          1998          1997
                                                        ------------  ------------  ----------
  Interest paid ....................................... $    342,000  $    340,000  $  345,000

  Repurchase of 25,000 shares of common stock subject
    to a Put Agreement, at $4.50 per share ............ $       --    $    112,500  $       --

  Decrease in allowance for possible losses due
    to sale of parcel of land ......................... $    128,000  $     97,000  $ 1,156,000

  During the second quarter of fiscal year 1997, the Company's President and Chief Financial Officer exercised their stock options for 450,000 shares of the Company's common stock. In conjunction with the exercise, a promissory note and cash were received by the Company and common stock issued as follows:

      Cash received from Company's President .......... $       --    $       --    $    375,000

      Promissory Note received from Chief Financial
          Officer upon exercise of stock options ...... $       --    $       --    $     75,000

      Issuance of 450,000 shares of common stock,
          $0.01 par value, in 1997 .................... $       --    $       --    $    450,000


-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


Ridgewood Hotels, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
August 31, 1999, 1998 and 1997

1.   Description of Business and Significant Accounting Policies

Description of the Business and Future Prospects

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

     The Company has incurred losses from operations and experienced negative cash flow from operations for each of the past five years. In order to satisfy operating needs and other cash requirements, the Company has generated cash from the sale of its real estate assets and, to a lesser extent, debt financing.

     The Company believes that, barring unforeseen events, it has sufficient working capital ($287,000 at August 31, 1999) to cover its operating needs and debt service requirements through August 31, 2000. However, existing working capital as reduced by expected operating needs and debt service requirements is not sufficient to pay dividends on the Company's preferred stock. The Company has instituted several measures to generate additional cash. At August 31, 1999, the Company has binding contracts from potential purchasers covering certain of its real estate assets. Additionally, the Company continues to seek new contracts to manage hotel properties owned by third parties. However, there can be no assurance that the binding contracts will close or that the Company will be able to generate new hotel management contracts.

     In the event that unforeseen events arise during the year ending August 31, 2000, the Company will be required to sell additional real estate assets, seek alternative financing or otherwise recapitalize the Company. There can be no assurance that the Company will be able to generate cash from real estate sales or through additional debt or equity financing since such activities will be dependent upon future market conditions and other factors which presently cannot be foreseen.

     The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

Basis of Presentation and Consolidation -

     The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The investments in the unconsolidated entities are being accounted for using the equity method of accounting (See Note 8).

Per Share Data -

     In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). Basic earnings per share is based on the weighted average effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders, adjusted for the effect, if any, from assumed conversion of all potentially dilutive common shares outstanding, by the weighted average number of common shares used in the basic earning per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding. All historical earnings per share amounts have been restated to conform to provisions of this statement.

Valuation of Real Estate Properties -

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("FAS 121"). This statement requires that long-lived assets and certain identified intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement requires the use of undiscounted estimated cash flows expected from the asset's operations and eventual disposition. If the sum of the expected future cash flows is less than the carrying value of the asset, an impairment loss is recognized based on the fair value of the asset.

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

Depreciation and Amortization Policies -

     The Company depreciates operating properties and any related improvements by using the straight-line method over the estimated useful lives of such assets, which are generally 30 years for building and land improvements and 5 years for furniture, fixtures and equipment.
Depreciation expense for the years ended August 31, 1999, 1998 and 1997 was approximately $180,000, $172,000 and $166,000, respectively.

     The Company amortizes certain intangible assets over the useful life of those assets. Amortization expense for the years ended August 31, 1999, 1998 and 1997 was approximately $279,000, $88,000 and $92,000, respectively.

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

Cash and Cash Equivalents -

     For the purpose of the Consolidated Statements of Cash Flows, cash includes cash equivalents. Cash equivalents include all highly liquid investments with maturities of three months or less.

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

New Accounting Pronouncements -

     In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). This statement requires enterprises to classify items of other comprehensive income by their nature in the financial statements and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity statement of the financial statements. Adoption of this pronouncement had no material effect on the consolidated statement of operations for the year ended August 31, 1999.

     In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). This standard requires that enterprises report financial and descriptive information about its reportable operating segments. The Company currently has only one segment, real estate ownership and management, which is the basis for the consolidated information in the financial statements.

2.   Real Estate Investments

     The Company's real estate properties by type at August 31, 1999, and 1998 were as follows ($000's omitted):

                                           Furniture,
     August 31, 1998           Land &      Fixtures &
     Type of Project          Buildings    Equipment       Total
     Wholly-owned hotel       $   2,535     $     392    $ 2,927
     Less -- accumulated
             depreciation                                 (1,679)
                                                         -------
     Net operating property                                1,248
     Land                     $   5,808            --      5,808
     Less -- allowance for
             possible losses                              (3,447)
                                                         -------
     Net land                                              2,361
     Investment in unconsolidated
        hotel entities                                       832
                                                         -------
     Total net real estate
        investments                                      $ 4,441
                                                         =======
                                            Furniture
     August 31, 1999           Land &       Fixtures &
     Type of Project          Buildings     Equipment      Total

     Wholly-owned hotel       $   2,535     $    418     $ 2,953
     Less -- accumulated
             depreciation                                 (1,781)
                                                         -------
     Net operating property                                1,172
     Land                     $   5,347           --       5,347
     Less -- allowance for
             possible losses                              (3,319)
                                                         -------
     Net land                                              2,028
     Investment in unconsolidated
        hotel entities                                     1,016
                                                         -------
     Total net real estate
        investments                                      $ 4,216
                                                         =======

     Changes in the allowance for possible losses on real estate investments for the years ended August 31, 1999, 1998 and 1997 were as follows ($000's omitted):

                                        1999        1998        1997
                                        ----        ----        ----

     Allowance, beginning of year      $3,447      $3,544      $4,700
     Reversal of reserves associated
       with sales of real estate
       assets                            (128)        (97)     (1,156)

     Allowance, end of year            $3,319      $3,447      $3,544
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

     On May 2, 1995 a complaint was filed in the Court of Chancery of the State of Delaware (New Castle County) entitled William N. Strassburger v. Michael M. Early, Luther A. Henderson, John C. Stiska, N. Russell Walden, and Triton Group, Ltd., defendants, and Ridgewood Hotels, Inc., nominal defendant, C.A. No. 14267 (the "Complaint"). The plaintiff is an individual shareholder of the Company who purports to file the Complaint individually, representatively on behalf of all similarly situated shareholders, and derivatively on behalf of the Company. The Complaint challenges the actions of the Company and its directors in consummating the Company's August 1994 repurchase of its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. in five counts, denominated Waste of Corporate Assets, Breach of Duty of Loyalty to Ridgewood, Breach of Duty of Good Faith, Intentional Misconduct, and Breach of Duty of Loyalty and Good Faith to Class. On July 5, 1995, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. Discovery has been concluded, and on March 19, 1998, the Court dismissed all class claims, with only the derivative claims remaining for trial. The case was tried to Vice Chancellor Jacobs during the period February 1 through February 3, 1999. All post-trial briefing and oral argument has been concluded, and the case has been submitted for decision by the Court.

     The Company serves as a general partner in a limited partnership. As a general partner, the Company may be liable for certain deficiencies which arise in meeting the terms of loan obligations incurred by the limited partnership and for operating expenses and other liabilities incurred by the partnership in the ordinary course of business.

4.  Notes Payable

     In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000, and the hotel serves as collateral for the loan. The loan is for a term of 20 years with an amortization period of 25 years, at a fixed interest rate of 10.35%. Principal and interest payments are approximately $26,000 per month beginning August 1, 1995.
In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $22,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise. As of August 31, 1999, there was approximately $249,000 of escrowed funds related to this loan agreement that are included with Other Assets on the balance sheet. Also, commitment fees and loan costs of approximately $159,000 were deferred and are being amortized over 20 years.

     The approximate average amount of borrowings on the term loan during fiscal year 1998 was $2,694,000, at an average interest rate of 10.35%. The maximum amount of borrowings outstanding under this loan was $2,711,000. The balance of the loan at August 31, 1999 was approximately $2,676,000. The carrying value of the note approximates its fair value at August 31, 1999.

     In December 1995 and in conjunction with the acquisition of a hotel management company, the Company assumed three promissory notes dated September 22, 1994 and payable to three different Georgia corporations. The total combined outstanding principal was approximately $106,000. All three notes are for a term of five years at a rate of 6.83%. Combined principal and interest payments are approximately $2,667 per month through October 1, 1999. The combined balance of these loans at August 31, 1999 was approximately $5,300.

     The approximate average amount of borrowings on the three promissory notes during fiscal year 1999 was $19,000, at an average interest rate of 6.83%. The maximum amount of combined borrowings outstanding under these loans was approximately $33,000.

     Maturities of long-term debt during the Company's next five fiscal years are as follows: 2000 - $40,000; 2001 - $42,000; 2002 - $47,000;
2003 - $52,000; 2004 - $58,000; thereafter - $2,443,000.

5.  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     The income tax provision (benefit) is as follows:


                                         1999         1998
                                         ----         ----
             Current:
               Federal                    $ --        $ --
               State                        --          --
                                          ----        ----
             Total current                  --          --

             Deferred:
               Federal                      --          --
               State                        --          --
                                          ----        ----
             Total deferred               $ --        $ --
                                          ====        ====

     A reconciliation of the provision for income taxes (benefit) to the federal statutory rate is as follows:

                                          1999         1998
                                          ----         ----

          Tax at statutory rate         $ (404)       $(194)
          State taxes, net of
            federal benefit                (43)          --
          Permanent items                   36           17
          Valuation reserve              1,101          186
          Other                           (690)          (9)
                                        ------        -----
                                        $   --        $  --
                                        ======        =====


Deferred tax assets (liabilities) are composed of the following at August 31, 1999 and August 31, 1998, respectively:


                               000's Omitted

                                                     1999         1998
                                                     ----         ----
Allowance for possible losses                     $ 1,246       $ 1,169
Excess of tax over book basis, land held
  for sale or future development                       --            16
Depreciation and amortization                          86            71
Excess of tax over book basis, income
  from partnership                                     --            40
Other                                                 378           331
Tax loss carryforwards                              5,966         4,724
                                                  -------      --------
Gross deferred tax assets                           7,676         6,351
                                                  -------      --------
Excess of book over tax basis, income
  from partnership                                   (213)           --

Loan amortization                                     (37)          (26)
                                                  -------      --------
Gross deferred tax liabilities                       (250)          (26)
                                                  -------      --------
Deferred tax assets valuation allowance            (7,426)       (6,325)
                                                  -------      --------
                                                  $     0       $     0
                                                  =======      ========


     For financial reporting purposes, a valuation allowance has been recognized at August 31, 1999 and 1998 to reduce the net deferred income tax assets to zero. The net change in the valuation allowance for deferred tax asset was an increase of $1,101,000. This change resulted primarily from an increase in the Company's deferred tax assets relating to state net operating loss carryforwards. The Company has unused net operating loss carryforwards in certain states in which it operates which are available to offset future state taxable income in those states. In prior years, no benefit for the unused state loss carryforwards was recognized in the financial statements. In the current year, the unused state loss carryforwards were booked as a deferred tax asset with the benefit offset by a corresponding valuation allowance.

     On August 31, 1999, the Company had federal net operating loss carryforwards for income tax purposes of approximately $15,394,000, which will begin to expire in 2005. Under the Internal Revenue Code, if certain substantial changes in the Company's ownership occur, there are annual limitations on the amount of loss carryforwards.

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

     There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock. The Company has issued 450,000 shares of Series A Convertible Preferred Stock to Alarmguard. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock effective August 16, 1996 and is subject to certain anti-dilution adjustments. As of August 31, 1999, no shares have been converted. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends not previously declared and unpaid thereon. As of August 31, 1999, there are $180,000 of dividends in arrears.

Loss Per Share -

     The following table sets forth the computation of basic and diluted loss per share:

                                        1999         1998        1997
                                        ----         ----        ----
Net loss                          $(1,283,000)   $(622,000)  $ (463,000)
Less preferred dividends paid        (180,000)    (360,000)    (315,000)
Less undeclared preferred dividends  (180,000)          --          --
                                  ------------   ----------  -----------
Net loss applicable to common
   shareholders                   $(1,643,000)  $ (982,000)  $ (778,000)

Weighted average shares
   outstanding - basic and
   diluted                          1,513,000    1,526,000    1,350,000
                                  ============  ===========  ===========
Net loss per share - basic and
   diluted                        $     (1.09)  $    (0.64)  $    (0.58)
                                  ============  ==========   ===========

The effect of the Company's stock options and convertible securities was excluded from the computations for each of the three years ended August 31, 1999, 1998 and 1997 as it is antidilutive. Accordingly, for the periods presented, diluted net loss per share is the same as basic net loss per share.

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

1993 Stock Option Plan -

     On March 30, 1993, the Company granted options to purchase
378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Hotels, Inc. 1993 Stock Option Plan (the "Plan"). The options vested over a four year period in 25% increments. All options expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Plan. As of August 31, 1999, all of the options are exercisable.

     On January 28, 1994, the Company granted options to purchase 375,000 and 75,000 shares of common stock at a price of $1.00 per share to its President and Chief Financial Officer, respectively, under the Plan. On January 31, 1997, all of the options were exercised. In conjunction with the exercise, a promissory note for $75,000 was received from the Chief Financial Officer in exchange for the Company's common stock. The $75,000 promissory note due from the Chief Financial Officer was payable in full on January 31, 1998 and accrues interest at a rate per annum of 8.25%.
The note was extended and was payable in full on January 31, 1999, along with any accrued interest. The note was paid in full in April 1999.

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

     The net periodic pension cost includes the following components:


                                    August 31, 1999   August 31, 1998
                                    ---------------   ---------------
Service cost for the period              $39,256          $34,628
Interest cost on projected
  benefit obligation                      52,014           46,170
Net amortization of transition
  liability                               11,026           11,026
Recognized net actuarial gain            (28,848)         (39,938)
                                         -------          -------
Net periodic pension cost                $73,448          $51,886
                                         =======          =======


The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheet as of August 31, 1999 and 1998.

                                     August 31, 1999   August 31, 1998
                                     ---------------   ---------------

Unfunded excess of projected benefit
  obligation over plan assets          $(893,274)       $(819,826)
                                       =========        =========
Projected benefit obligation            (778,536)        (654,260)
Unrecognized net obligation at
  transition                              33,074           44,100
Unrecognized net gain                   (147,812)        (209,666)
                                       ---------        ---------
Net accrued pension liability          $(893,274)       $(819,826)
                                       =========        =========


The weighted average discount rate used to measure the projected benefit obligation was 7.0% in 1999 and 7.5% in 1998. There was no compensation increase and no expected return on plan assets assumed for 1998 and 1997.

     Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key-person life insurance contracts on the lives of the Plan participants. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans which may be cumulatively outstanding. The Company has recorded a total pension liability of approximately $893,000 as of August 31, 1999. At August 31, 1999 the net cash surrender value available to settle the outstanding pension liability was approximately $45,000.

8.   Investment in Unconsolidated Entities

RW Hotel Partners, L.P.

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky, but subsequently purchased five additional hotels. The Partnership purchased the hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. Three of the Georgia hotels were sold at a loss in March 1998, and the hotel in Louisville was transferred to a new entity in June 1998 in conjunction with refinancing that hotel (see below). The hotel in Orangeburg, South Carolina was sold at a loss in November 1998. The only remaining hotel in the Partnership is in Thomasville, Georgia (see Subsequent Events).

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

     Management of the Partnership intends to adopt a plan of liquidation and will sell the remaining hotel. Based on management's estimate, Ridgewood Georgia will not receive cash in excess of its investment in the Partnership (see Subsequent Events).

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

     Total management fees for the years ended August 31, 1999, 1998 and 1997 were approximately $68,000, $233,000 and $301,000 respectively.

     On March 17, 1998, the Partnership sold three of its six hotels. The Company signed a management agreement with the new owner of the three hotels wherein it will receive a management fee equal to 3% of revenues plus 15% of the net operating income plus 5% of any profit realized upon the sale of the hotels. In connection with the management agreement, the Company received management fees totaling approximately $191,000 and $114,000 for the years ended August 31, 1999 and 1998, respectively.

     For the fiscal year ended August 31, 1997, the Company recorded equity in income (loss) of the Partnership totaling $(134,000) net of provision for possible losses. The Company has recorded during 1997 a provision for possible losses of approximately $199,000 as there is no indication that the Company will be able to recover the equity income in the Partnership given the provisions of the partnership agreement regarding the distribution of cash to the partners upon liquidation.

Houston Hotel, LLC

     On December 9, 1997, Houston Hotel, LLC ("Houston Hotel") was organized as a limited liability company under the laws of the State of Delaware. The purpose which Houston Hotel was organized is limited solely to owning and managing the Hampton Inn Galleria in Houston, Texas. The Company contributed approximately $316,000 into Houston Hotel which represents a 10% interest, and the other 90% interest is owned by Houston Hotel, Inc. (the "Manager"), a Nevada corporation.

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

     In connection with the management agreement, the Company received management fees totaling approximately $98,000 and $83,000 for the fiscal years ended August 31, 1999 and 1998, respectively.

     See Subsequent Events.

RW Louisville Hotel Associates, LLC

     On May 13, 1998, RW Louisville Hotel Associates LLC ("RW Louisville Hotel Associates") was organized as a limited liability company under the laws of the State of Delaware. The purpose which RW Louisville Hotel Associates was organized is limited solely to owning and managing the Holiday Inn ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 (see above) was transferred to RW Louisville Hotel Associates at its historical basis. Simultaneously, the Company invested $362,000 into Louisville Hotel, LLC. The combined equity of $699,500 represents a 10% interest in the Hotel. Louisville Hotel, LLC loaned $3,620,000 to the Hotel in return for all cash flows generated from the Hotel.

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

     In connection with the management agreement, the Company received management fees totaling approximately $285,000 and $57,000 for the years ended August 31, 1999 and 1998, respectively.

     See Subsequent Events.

     A summary of the investment in unconsolidated entities is as follows:


                                               1999           1998
                                               ----           ----
     Beginning balance of investment
        in unconsolidated entities           $  832         $  338
     Capital contributions                      184            678
     Equity in loss                              --            (98)
     Distributions                               --            (86)
                                             ------         ------
     Ending balance of investment
        in unconsolidated entities           $1,016         $  832
                                             ======         ======

     The unaudited combined balance sheet and statement of operations of the unconsolidated entities are as follows:


                   COMBINED UNCONSOLIDATED ENTITIES
                       CONDENSED BALANCE SHEET
                              UNAUDITED
                           (000's omitted)

                                      8/31/99    8/31/98
                                    ---------- ----------
CURRENT ASSETS                      $   2,018  $   2,730
PROPERTY AND EQUIPMENT, net            37,499     36,410
INTANGIBLE ASSETS, net                    629        565
                                    ---------- ----------
      TOTAL ASSETS                  $  40,146  $  39,705
                                    ========== ==========

CURRENT LIABILITIES                 $   1,854  $   1,850
LONG-TERM DEBT                         31,622     28,382
                                    ---------- ----------
      TOTAL LIABILITIES                33,476     30,232

CAPITAL, net                            6,670      9,473
                                    ---------- ----------
      TOTAL LIABILITIES AND
        CAPITAL                     $  40,146  $  39,705
                                    ========== ==========

                  COMBINED UNCONSOLIDATED ENTITIES
                  CONDENSED STATEMENT OF OPERATIONS
                              UNAUDITED
                          ($000's Omitted)


                                      8/31/99    8/31/98     8/31/97
                                     ---------  ---------   ---------
HOTEL OPERATIONS:
  Revenues                          $  11,681  $  17,057   $  17,058
  Operating Expenses                   10,146     12,781      13,696
                                    ---------- ----------  ----------
    Income From Hotel Operations        1,535      4,276       3,362
                                    ---------- ----------  ----------
Interest Expense                        2,632      2,059       1,682
Depreciation/Amortization               1,562      1,943       1,926
Loss due to change to liquidation
   basis of accounting for RW Hotel
   Partners, L.P.                          --      2,828          --
                                    ---------- ----------  ----------
NET INCOME (LOSS)                   $  (2,659) $  (2,554)  $    (246)
                                    ========== ==========  ==========

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

     For the fiscal years ending August 31, 1999, 1998 and 1997, expense for the Employee Savings Plan was approximately $18,000, $18,000 and $21,000, respectively.

10.  Acquisition of Hotel Management Company

     In December 1995, the Company acquired the Wesley Hotel Group, a hotel management company located in Atlanta, Georgia. At the time of acquisition, Wesley managed five hotels. The acquisition has been accounted for using the purchase method of accounting. In conjunction with the acquisition, the Company issued 125,000 shares of common stock with a determined market value of $1.50 per share (see Note 6) and assumed three promissory notes with a combined outstanding principal of approximately $106,000, bringing the total investment in Wesley to $293,000. The investment recorded by the Company for the acquisition is being amortized over the useful life of the assets acquired. As of August 31, 1999 the useful life of the assets acquired was determined to be -0-, so the entire investment has been fully amortized.

11.  Subsequent Events

     On September 30, 1999, the Company purchased additional equity in Louisville Hotel, LLC. The Company increased its ownership from 10% to 80%. The consideration issued to acquire the increased ownership was $2,500,000, composed of the following:



     Transfer of 10% ownership interest in
        Houston Hotel, LLC                             $443,000

     Cash payment                                       124,000

     Promissory note to Louisville Hotel, L.P.
        secured by the Company's ownership
        interest in Louisville Hotel, LLC(2)          1,333,000

     Promissory note to Louisville Hotel, L.P.
        secured by the Company's Phoenix,
        Arizona land(2)                                 300,000

     Promissory note to Louisville Hotel, L.P.
        secured by one parcel of the Company's
        Longwood, Florida land (2)                      300,000
                                                     ----------
     Total additional equity in Louisville Hotel,
        LLC                                          $2,500,000
                                                     ==========

     (1) The cash to make this payment was obtained from Louisville Hotel, LLC in connection with a modification of the management contract of the hotel. This amount represents the unamortized portion of the original $200,000 participation fee paid to Louisville Hotel, LLC to acquire the management contract of the hotel.

     (2) The three promissory notes are cross defaulted. The three promissory notes bear interest at 13% and mature on September 30, 2002.

     With 80% ownership, the Company is now the Managing Member of Louisville Hotel, LLC. Louisville Hotel, L.P. now has 20% ownership in Louisville Hotel, LLC and is the Non-Managing Member.

     Income or loss allocated to the Company is based upon the formula for distributing cash.

     Distributable cash is defined as the net cash realized from operations but after payment of management fees, principal and interest, capital improvements and other such retentions as the managing member determines to be necessary. Distributions of distributable cash from Louisville Hotel, LLC shall be made as follows:

     - First, to the Company in an amount equal to the cumulative interest paid on the acquisition loans of $1,333,000, $300,000 and $300,000. The Company would then use these funds to pay Louisville Hotel, L.P.

     - Second, a 13% preferred return to Louisville Hotel, L.P. on their original $3,061,000 investment.

     - Third, a 13% preferred return to the Company on its capital contribution of $1,207,000.

     - Fourth, 80% to the Company and 20% to Louisville Hotel, L.P.

Cash from a sale or refinancing would be distributed 10% to Louisville Hotel, L.P. and 90% to the Company. If a sale or refinancing occurs after September 30, 2000 but before September 30, 2001, then the distribution would change to 15% and 85%, respectively.

     On November 18, 1999, RW Hotel Partners, L.P. sold the partnership's remaining hotel in Thomasville, Georgia at a loss. The partnership will be dissolved, and the Company will neither receive cash nor be required to pay out cash related to the partnership.


Report of Independent Accountants

November 17, 1999

To the Board of Directors and
Shareholders of Ridgewood Hotels, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' investment present fairly, in all material respects, the financial position of Ridgewood Hotels, Inc. and its subsidiaries (the "Company") at August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

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

           Harris Trust and Savings Bank
           1601 Elm Street
           Thanksgiving Tower, Suite 2320
           Dallas, Texas 75201
           (214) 665-6033

General Counsel

           Rogers & Hardin
           2700 International Tower
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303


Independent Accountants

           PricewaterhouseCoopers LLP
           50 Hurt Plaza
           Suite 1700
           Atlanta, Georgia 30303


Shareholder and General Inquiries

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended August 31, 1999 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

           Ridgewood Hotels, Inc.
           Shareholder Relations
           2859 Paces Ferry Road
           Suite 700
           Atlanta, Georgia 30339
           (770) 434-3670