Form 10-K, Exhibit 13
period 2000-03-31
RIDGEWOOD HOTELS INC
filed 2000-06-30
CIK 783728

EXHIBIT 13


RIDGEWOOD
HOTELS, INC.











ANNUAL REPORT
2000


FINANCIAL STATEMENTS


     Ridgewood Hotels, Inc. (the "Company") is primarily engaged in the business of acquiring, developing, operating and managing hotel properties in the Southeast and "Sunbelt" areas.
Additionally, the Company owns several land parcels which are held for sale.

Board of Directors                 Officers
Michael M. Earley                  Donald E. Panoz
Henk H. Evers                      Chief Executive Officer
Luther A. Henderson
Sheldon E. Misher                  Henk H. Evers
Donald E. Panoz                    President
Nancy C. Panoz
N. Russell Walden*                 Byron T. Cooper***
                                   Vice President,
                                      Construction & Planning

                                   Karen S. Hughes
                                   Vice  President,
                                      Chief Financial Officer**

                                   Sheldon E. Misher
                                   Secretary

* Mr. Walden retired as an officer of the Company on January 11, 2000.
**  Ms. Hughes resigned as of May 12, 2000.
*** Mr. Cooper resigned as of June 27, 2000.

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

     Shares outstanding and per share amounts for all periods presented have been retroactively adjusted for a three-for-one stock split effected in the form of a stock dividend on October 31, 1994. On March 31, 2000, there were 2,513,480 shares of
Common Stock outstanding held by approximately 194 shareholders of record. The Company paid its first and only cash dividend on the Common Stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of Common Stock, which totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available but has no present intention to do so. The declaration of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors. The Company is currently in arrears with respect to $390,000 of dividends with respect to the Company's outstanding shares of the Company's Series A Convertible Cumulative Preferred Stock. The Company is prohibited from paying dividends on its shares of Common Stock at any time that the Company is in arrears with respect to such preferred stock dividend.



Selected Financial Data



($000's omitted, except
   per share data)
-------------------------------------------------------------------------------------------------------------

                                   March 31,                                August 31,
                                   ---------         --------------------------------------------------------
Balance Sheet Data as of             2000            1999          1998        1997         1996         1995
                                     ----            ----          ----        ----         ----         ----
   Total Assets                    $ 8,243        $  5,910       $ 7,280     $ 8,266     $  8,724     $  9,673
   Long-Term Debt                    4,590           2,682         2,744       2,804        2,858        2,796
   Shareholders' Investment          1,740           1,556         2,944       4,038        4,441        5,612

                                    Seven Months Ended
Income Statement Data for the      March 31,    March 31,                  Fiscal Years Ended August 31,
                                   --------     ---------   ------------------------------------------------------------
                                     2000         1999         1999          1998        1997         1996         1995
                                     ----         ----         ----          ----        ----         ----         ----
   Net Revenues                    $ 3,378      $2,769      $  4,547       $ 5,830     $ 8,209     $  4,314    $   8,675
   Net Loss                         (1,816)       (593)       (1,283)         (622)       (463)      (1,178)      (1,656)
   Basic and Diluted Loss Per
     Common Share                    (1.07)      (0.53)        (1.09)        (0.64)      (0.58)       (1.29)       (1.90)

Management's Discussion and Analysis of Financial
Condition and Results of Operations

     The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Ridgewood Hotels, Inc. and its subsidiaries (collectively, the "Company"). The discussion should be read in conjunction with the Company's consolidated financial statements for the seven months ending March 31, 2000.

     Certain statements included in this document are forward-looking, such as statements relating to estimates of operating and capital expenditure requirements, future revenue and operating income, and cash flow and liquidity. Such forward-looking statements are based on the Company's current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by the Company, and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties relating to economic and business conditions, governmental and regulatory policies, and the competitive environment in which the Company operates. Words such as "anticipates," "expects," "intends," "plans," "believes," "may," "will," or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and are subject to the risks and uncertainties referred to above. Therefore, the Company's actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The information contained in this document is not a complete description of the Company's business or the risks associated with an investment in the Company's common stock. The Company urges you to carefully review and consider the various disclosures made in this report and in the Company's other reports filed with the Securities and Exchange Commission.

Results of Operations -

     Sales of real estate properties for the seven months ended March 31, 2000 increased compared to the seven months ended March 31, 1999 due primarily to sales in Texas and Georgia. Sales of real estate properties for the fiscal year ended August 31, 1999 decreased compared to 1998 due primarily to greater sales in Ohio and Florida during 1998. Sales of real estate properties for the fiscal year ended August 31, 1998 decreased compared to 1997 due primarily to the sale of the Company's undeveloped land in Maitland, Florida in 1997. The Company had a gain from real estate sales of approximately $335,000 for the seven months ended March 31, 2000. The Company had gains from real estate sales of approximately $79,000, $744,000 and $1,354,000 during fiscal years 1999, 1998 and 1997, respectively. Gains or losses on real estate sales are dependent upon the timing, sales price and the Company's basis in specific assets sold and will vary considerably from period to period.

     During the period ending March 31, 2000, the Company owned and operated a hotel in Longwood, Florida. The hotel was sold in May 2000 (see Subsequent Events in Notes to Consolidated Financial Statements) and has an 80% ownership interest in another hotel. The Company presently manages seventeen other hotel properties pursuant to management agreements that generally provide the Company with a fee calculated as a percentage of gross revenues of the hotel property and generally include an incentive management fee based on a percentage of gross revenues exceeding a negotiated amount. The contract terms governing management fees vary depending on the size and location of the hotel and other factors relative to such hotel property. The hotel properties managed by the Company are located in Georgia, Florida, Texas, Virginia, Indiana and Kentucky, and are generally affiliated with nationally recognized hospitality franchises including Holiday Inn, Ramada, Sheraton and Hampton Inns. Under the terms of franchise agreements on certain properties, the Company is required to comply with standards established by the franchisers, including property upgrades and renovations. Under the terms of the management agreements, the owners of the hotels are responsible for all operating expenses, including property upgrades and renovations. The hotel properties managed by the Company are primarily full service properties which offer food and beverage services and meeting and banquet facilities. The Company's current management agreements generally have initial terms of one to five years. Currently the Company has several agreements that may be terminated with sixty days notice, including four properties owned by the same third party which, if terminated, would result in a significant reduction of management fees to the Company.

     During the seven months ended March 31, 2000, the Company entered into four new management agreements. During the same period, three management agreements were terminated by property owners.

     Revenues from wholly-owned hotel operations for the seven months ended March 31, 2000 increased $47,000, or 3%, compared to the seven months ended March 31, 1999. The net increase was the result of an additional $262,000 of revenues from a hotel leased by the Company in Lubbock, Texas and a $215,000 decrease in revenue from the hotel in Longwood, Florida. Revenues from wholly-owned hotel operations for fiscal year 1999 decreased $331,000, or 11%, compared to 1998. Revenues from wholly-owned hotel operations for fiscal year 1998 decreased $14,000, or .5%, compared to 1997. The decreases were due to lower occupancy at the Company's hotel in Longwood, Florida in 1999 and 1998.

     Revenues from hotel management for the seven months ended March 31, 2000 increased $265,000, or 40%, compared to the seven months ended March 31, 1999. Revenues from hotel management increased $137,000, or 13%, and $26,000, or 2%, compared to fiscal year 1999 and fiscal year 1998 compared to fiscal year 1997, respectively. The increases were due to a larger number of hotels under management each year.

     In relation to the Company's investment in unconsolidated entities, the Company recognized equity in the income of these entities of $133,000 and $85,000, respectively, for the seven months ended March 31, 2000 and March 31, 1999. During fiscal years 1999, 1998 and 1997, the Company recognized equity in the income (loss) of these entities of approximately $156,000, $(98,000), and $65,000, respectively. A provision of $199,000 for possible losses on investments in unconsolidated entities in fiscal year 1997 was recorded as there was no indication that the Company would be able to recover the equity income in the partnership. In turn, the equity in net loss of the unconsolidated entities reported for 1997 was $134,000.

     The other revenue of $23,000 received during the seven months ended March 31, 2000 was primarily from a favorable adjustment received for workers' compensation claims. The other revenue of $117,000 received during fiscal year 1998 was primarily from profits received on land joint ventures in Atlanta, Georgia and a worker's compensation insurance adjustment. The Company received approximately $398,000 as a consulting fee during fiscal year 1997. This consulting fee was earned by the Company for its involvement in the negotiations and purchase of a large hotel by another hotel company.

     Expenses of wholly-owned real estate increased $167,000, or 12%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The increase was primarily due to the hotel leased by the Company in Lubbock, Texas.

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

     Interest expense increased $150,000, or 76%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The increase was due to the additional debt incurred by the Company for its acquisition of an interest in the hotel in Louisville, Kentucky.

     There was no significant change in depreciation and amortization expense for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. Depreciation and amortization expense increased by $199,000, or 77%, during fiscal year 1999 compared to 1998. The increase was due to greater amortization of the Company's hotel management agreements and the write-off of the remaining investment in a hotel management company.

     General, administrative and other expenses increased $362,000, or 31%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The increase was due to several reasons. Payroll and benefits increased due to additional staff required to manage a larger number of hotels. Additionally, consulting fees increased due primarily to a consulting agreement with the Company's former President, and legal expense increased due to an ongoing lawsuit. See note 3 in the Notes to Consolidated Financial Statements. General, administrative and other expenses decreased $116,000, or 5%, for fiscal year 1999 compared to 1998. General, administrative and other expenses increased $101,000, or 5%, for fiscal year 1998 compared to 1997. Expenses in fiscal year 1998 were unusually high due to severance paid to the executive in charge of hotel operations.

     Business development expenses decreased $28,000, or 32%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The decrease was due to the termination of a consultant used by the Company. During fiscal years 1999, 1998 and 1997, while the Company was aggressively pursuing the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $148,000, $361,000 and $1,067,000, respectively.
Approximately $878,000 of the business development expense in fiscal year 1997 related to costs on the unsuccessful purchase of a hotel in Atlanta, Georgia.

     In March 2000, the Company recognized a writedown of $1,200,000 on its investment in Louisville Hotel, LLC. This writedown was due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the hotel.

Liquidity and Capital Resources -

     During the seven months ended March 31, 2000, the Company received net proceeds of approximately $423,000 from the sale of undeveloped land in Florida and Georgia. The proceeds were used to provide additional working capital to the Company.

     In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds were $2,800,000. The loan is for a term of 20 years with an amortization period of 25 years, and an interest rate of 10.35%. Principal and interest payments were approximately $26,000 per month beginning August 1, 1995. A portion of the proceeds from the loan was used to repay a term loan, and the remaining proceeds of approximately $1,500,000 were used for working capital. In addition, the Company is required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items amount to a payment of approximately $22,000 per month and are adjusted annually. The escrow funds are used as tax, insurance and repair needs arise. As of March 31, 2000, there was approximately $239,000 of escrowed funds related to this loan agreement.

     On May 31, 2000 the Company sold its hotel in Longwood, Florida for $5,350,000 and received net cash proceeds of approximately $1,300,000 and a $250,000 note from the purchaser. Approximately $3,500,000 of the sales proceeds were used to pay off the mortgage and defeasance penalty on the hotel. See Subsequent Events in the Notes to Consolidated Financial Statements.

     On January 10, 2000, the Company entered into a management agreement ("Management Agreement") with Fountainhead Development Corp., a Georgia corporation ("Fountainhead"), to perform management services at Chateau Elan Winery and Resort, one of Fountainhead's properties, for a period of five years beginning on March 24, 2000. In consideration of the Management Agreement, the Company issued to Fountainhead 1,000,000 shares of common stock ("Fountainhead Shares") at a fair value of $2.00 per share. In the Management Agreement, Fountainhead agreed to pay the Company a base management fee equal to 2% of the gross revenues of the properties being managed, plus an annual incentive management fee to be determined each year based on the profitability of the properties being managed during that year.

     The Management Agreement has a term of five years but is terminable upon the transfer by Fountainhead of all or a material portion of the properties covered by the Management Agreement. If the Management Agreement is terminated upon such a transfer or upon the occurrence of an event of default by Fountainhead, Fountainhead shall pay to the Company a portion of the projected fees owed to the Company under the agreement, with adjustments based on the term of the Management Agreement remaining. In such event, Fountainhead may elect to surrender to the Company shares of common stock in lieu of a cash payment. In connection with the issuance of the Fountainhead Shares, the number of directors constituting the full Board of Directors of the Company was increased from three to seven members, effective on February 3, 2000. See also note 6 to the financial statements.

     On January 11, 2000, one of the principal stockholders and President of the Company, N. Russell Walden ("Walden") sold 650,000 shares of the common stock to Fountainhead and a new President of the Company was elected. Another principal shareholder, ADT Security Services, Inc. ("ADT"), sold 450,000 shares of preferred stock of the Company to Fountainhead. Through the issuance of the common stock pursuant to the Management Agreement and the acquisitions of the Walden common stock and ADT preferred stock, Fountainhead has obtained beneficial ownership of approximately 79% of the common stock. Fountainhead is engaged principally in the business of owning and operating hotel, resort, and other real estate properties. See also note 6 to the financial statements.

     As a result of the Fountainhead transactions, the Company's President resigned and Mr. Evers was appointed as President and Chief Operating Officer effective January 11, 2000. At the Company's request, Fountainhead continued to pay Mr. Evers' salary as an advance to the Company through June 30, 2000. Fountainhead has agreed that the Company may repay the advance by issuing additional shares of common stock to Fountainhead at $2.00 per share. The Company has accrued $75,000 in expenses relating to the advanced compensation for the seven month period ending March 31, 2000. Effective July 1, 2000, the Company will commence paying Mr. Evers' salary directly.

     The Company has invested in a hotel entity as follows:

RW Louisville Hotel Associates, LLC

     On May 13, 1998, RW Louisville Hotel Associates LLC ("RW Louisville Hotel Associates") was organized as a limited liability company under the laws of the State of Delaware.
RW Louisville Hotel Associates was organized to own and manage the Holiday Inn ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 was transferred to RW Louisville Hotel Associates at its historical basis. Simultaneously, the Company invested $362,000 into Louisville Hotel, LLC. The combined equity of $699,500 represented a 10% interest in the Hotel. Louisville Hotel, LLC loaned $3,620,000 to the Hotel in return for all cash flows generated from the Hotel.

     On September 30, 1999, the Company purchased additional equity in Louisville Hotel, LLC. The Company increased its ownership from 10% to 80%. The consideration paid to acquire the increased ownership was $2,500,000, composed of the following:

     Transfer of 10% ownership interest in
        Houston Hotel, LLC                             $443,000

     Cash payment(1)                                    124,000

     Promissory note to Louisville Hotel, L.P.
        secured by the Company's ownership
        interest in Louisville Hotel, LLC(2)          1,333,000

     Promissory note to Louisville Hotel, L.P.
        secured by the Company's Phoenix,
        Arizona land(2)                                 300,000

     Promissory note to Louisville Hotel, L.P.
        secured by one parcel of the Company's
        Longwood, Florida land (2)                      300,000
                                                     ----------
     Total additional equity in Louisville Hotel,
        LLC                                          $2,500,000
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

Cash from a sale or refinancing would be distributed as follows:

     - First, to the Company in an amount equal to the cumulative interest paid on the acquisition loans of $1,333,000, $300,000 and $300,000. The Company would then use these funds to pay Louisville Hotel, L.P.

     - Second, to the Company in an amount equal to the acquisition loans of $1,333,000, $300,000 and $300,000.

     - Third, to Louisville Hotel, L.P. until it has received aggregate distributions in an amount equal to its 13% preferred return.

     - Fourth, to Louisville Hotel, L.P. until its net capital contribution is reduced to zero.

     - Fifth, to the Company until it has received an amount equal to its 13% preferred return.

     - Sixth, to the Company until its net capital contribution is reduced to zero.

     - Thereafter, 10% to Louisville and 90% to the Company.

     If a sale or refinancing occurs after September 30, 2000 but before September 30, 2001, then the distribution would change to 15% and 85%, respectively.

     In March 2000, the Company recognized a writedown of $1,200,000 on its investment in Louisville Hotel, LLC. This writedown was due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the hotel.

      Effective September 30, 1999 a new management agreement was entered into between the Company and RW Louisville Hotel
Associates, LLC. The Company ("Manager") is entitled to the following property management fees:

          (1) A Base Management Fee equal to 3% of gross revenues from the hotel property.


          (2) An Incentive Management Fee in an amount up to 1% of gross revenue per period calculated as follows:

               (a) 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 105% of the budgeted NOI for that period, and

               (b) an additional 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 110% of the budgeted NOI for that period.

               (c) The Incentive Management Fee will be accrued monthly and disbursed quarterly. The quarterly disbursements for the Incentive Management Fee will be reconciled quarterly and annually.

     In connection with the management agreement prior to September 30, 1999, the Company received management fees totaling approximately $32,000 for the seven months ended March 31, 2000 and $285,000 and $57,000 for the years ended August 31, 1999 and 1998, respectively. In connection with the new management agreement effective September 30, 1999, the Company received management fees totaling approximately $131,000 for the seven months ended March 31, 2000.

     There is approximately $1,900,000 of available cash as of June 15, 2000. The increase in cash since March 31, 2000 is due to the sale of land in Phoenix, Arizona and the sale of the hotel in Longwood, Florida. The Company intends to aggressively pursue the acquisition of hotels and hotel management contracts with this cash.

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

Year 2000 -

     The Company did not experience any disruptions to its business related to the Year 2000. The total costs of compliance have been minimal, and the Company does not anticipate any disruptions in the future.


  RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEETS

  MARCH 31, 2000 AND AUGUST 31, 1999 AND 1998

  ($000'S omitted, except share and per share data)


                                      March 31,    August 31,   August 31,
  ASSETS:                               2000         1999         1998
  ------                              ---------    ---------    ---------
  Current Assets:

    Cash and Cash Equivalents        $     258    $     471    $   1,255

    Receivables                            394          241          240

    Other Current Assets                   320          394          438
                                     ----------   ----------   ----------
    Total Current Assets                   972        1,106        1,933

  Real Estate Investments:
    Real Estate Properties
      Operating Properties, net          1,106        1,172        1,248
      Land Held for Sale, net            1,806        2,028        2,361

    Investments in Unconsolidated
      Hotel Entities                     2,000        1,016          832
                                     ----------   ----------   ----------
    Total real estate investments        4,912        4,216        4,441

  Management Contracts, net              2,192          260           --

  Other Assets                             167          328          906
                                     ----------   ----------   ----------
                                     $   8,243    $   5,910    $   7,280
                                     ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated balance sheets.


RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2000 AND AUGUST 31, 1999 AND 1998
($000's omitted, except share and per share data)
LIABILITIES AND SHAREHOLDERS' INVESTMENT

                                           March 31,  August 31, August 31,
                                             2000       1999       1998
                                          ---------- ----------  ---------
LIABILITIES:
-----------
Current Liabilities:
  Current Maturities of Long-Term Debt    $      37  $      40  $      53
  Accounts Payable                              284        246        260
  Accrued Salaries, Bonuses and
    Other Compensation                          172         84        107
  Accrued Property Tax Expense                   39        111        116
  Accrued Interest and Other Liabilities        524        338        289
                                          ---------- ---------- ----------
  Total Current Liabilities                   1,056        819        825

Accrued Pension Liability                       520        893        820
Deferred Curtailment Gain on
  Pension Liability                             374         --         --
Long-Term Debt                                4,553      2,642      2,691
                                          ---------- ---------- ----------
      Total Liabilities                       6,503      4,354      4,336
                                          ---------- ---------- ----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' INVESTMENT:
  Series A Convertible Cumulative Preferred
    Stock, $1 par value, 1,000,000 shares
    authorized, 450,000 shares issued and
    outstanding in 2000, 1999 and 1998          450        450        450
  Common stock, $0.01 par value, 5,000,000
    shares authorized, 2,513,480 shares issued
    and outstanding in 2000, and 1,513,480
    shares issued and outstanding in
    1999 and 1998                                25         15         15
  Paid-in Surplus                            17,671     15,681     15,861
  Note receivable from officer for
    purchase of common stock                     --         --        (75)
  Accumulated deficit                       (16,406)   (14,590)   (13,307)
                                          ---------- ---------- ----------
      Total Shareholders' Investment          1,740      1,556      2,944
                                          ---------- ---------- ----------
                                          $   8,243  $   5,910  $   7,280
                                          ========== ========== ==========

The accompanying notes are an integral part of these consolidated balance sheets.


RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SEVEN MONTHS ENDED MARCH 31, 2000 AND 1999 AND
FOR THE YEARS ENDED AUGUST 31, 1999, 1998 AND 1997

($000's Omitted, except per share data)
                                                               For the Seven
                                                               Months Ended         For the Fiscal Year Ended
                                                           ---------------------  -------------------------------
                                                           March 31,  March 31,   August 31, August 31, August 31,
                                                             2000        1999       1999       1998       1997
                                                                      (Unaudited)
                                                           ---------  ----------  ---------   -------   ---------
REVENUES:
   Revenues from wholly-owned hotel operations........    $   1,696  $    1,649  $   2,703  $   3,034  $   3,048
   Revenues from hotel management ....................          927         662      1,213      1,076      1,050
   Sales of real estate properties ...................          598         363        458      1,655      3,808
   Equity in net income (loss) of
     unconsolidated entities .........................          133          85        156        (98)      (134)
   Interest income ...................................            1          10         15         46         40
   Other..............................................           23         --           2        117        397
                                                          ---------- ----------- ---------- ---------- ----------
                                                          $   3,378  $    2,769  $   4,547  $   5,830  $   8,209
                                                          ---------- ----------- ---------- ---------- ----------
COSTS AND EXPENSES:
   Expenses of wholly-owned real estate properties ...    $   1,566  $    1,399  $   2,365  $   2,327  $   2,396
   Costs of real estate sold .........................          263         283        379        911      2,454
   Depreciation and amortization .....................          218         217        459        260        258
   Interest expense ..................................          348         198        342        340        345
   General, administrative and other..................        1,540       1,178      2,137      2,253      2,152
   Business development ..............................           59          87        148        361      1,067
   Writedown on hotel investment .....................        1,200         --          --         --         --
                                                          ---------- ----------- ---------- ---------- ----------
                                                          $   5,194  $    3,362  $   5,830  $   6,452  $   8,672
                                                          ---------- ----------- ---------- ---------- ----------
NET LOSS                                                  $  (1,816) $     (593) $  (1,283) $    (622) $    (463)

PREFERRED DIVIDENDS                                            (210)       (210)      (360)      (360)      (315)
                                                          ---------- ----------- ---------- ---------- ----------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS                $  (2,026) $     (803)    (1,643)      (982)      (778)
                                                          ---------- ----------- ---------- ---------- ----------
BASIC AND DILUTED LOSS PER COMMON SHARE                   $   (1.07) $    (0.53) $   (1.09) $   (0.64) $   (0.58)
                                                          ========== =========== ========== ========== ==========

The accompanying notes are an integral part of these consolidated statements.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE SEVEN MONTHS ENDED MARCH 31, 2000 AND
FOR THE YEARS ENDED AUGUST 31, 1999, 1998 AND 1997
($000's Omitted)
                                                                                                Note
                                                                                             Receivable
                                      Preferred               Common                            From
                                        Stock                 Stock                         Officer for                 Total
                              ----------------------  ------------------------   Paid-in    Purchase of   Accumulated Shareholders'
                                Shares      Amount       Shares       Amount     Surplus    Common Stock    Deficit   Investment
                              ----------  ----------  ------------  ----------  ----------  ------------  ----------  ----------
Balance, August 31, 1996        450,000  $      450     1,088,480  $       11  $   16,202  $       --    $  (12,222) $    4,441

    Dividends on
      Preferred Stock                --          --          --            --        (315)         --            --        (315)
    Issuance of Common Stock         --          --       450,000           4         446           (75)         --         375
    Net Loss                         --          --          --            --          --          --          (463)       (463)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1997        450,000  $      450     1,538,480  $       15  $   16,333  $        (75) $  (12,685) $    4,038

    Repurchase of Common Stock       --          --       (25,000)         --        (112)         --            --        (112)
    Dividends on
      Preferred Stock                --          --          --            --        (360)         --            --        (360)
    Net Loss                         --          --          --            --          --          --          (622)       (622)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, August 31, 1998        450,000  $      450     1,513,480  $       15  $   15,861  $        (75) $  (13,307) $    2,944

    Repayment of Note
      Receivable                     --          --          --            --          --            75          --          75
    Dividends on
      Preferred Stock                --          --          --            --        (180)         --            --        (180)
    Net Loss                         --          --          --            --          --          --        (1,283)     (1,283)
                             -----------  ----------  ------------ ----------- -----------  ------------ ----------- -----------
Balance, August 31, 1999        450,000  $      450     1,513,480  $       15  $   15,681          --    $  (14,590) $    1,556

    Issuance of Common Stock         --          --     1,000,000          10       1,990          --            --       2,000
    Net Loss                         --          --            --          --          --          --        (1,816)     (1,816)
                             ----------- ----------- ------------- ----------- ----------- ------------- ----------- -----------
Balance, March 31, 2000         450,000  $      450     2,513,480  $       25  $   17,671          --    $  (16,406) $    1,740
                             =========== ===========  ============ =========== =========== ============= =========== ===========

The accompanying notes are an integral part of these consolidated statements.

Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Seven Months Ended March 31, 2000 and 1999 and
For the Years Ended August 31, 1999, 1998 and 1997
                                                                   For the Seven
($000's Omitted)                                                   Months Ended
                                                                   ------------         For the Fiscal Years Ended
                                                                           March 31,    --------------------------
                                                                March 31,    1999     August 31, August 31, August 31,
                                                                  2000     (Unaudited)  1999       1998       1997
Cash flows from operating activities:                           ---------  ---------  ---------  ---------  ---------
  Net loss ................................................... $  (1,816) $    (593) $  (1,283) $    (622) $    (463)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization ..........................       218        217        459        260        258
      Writedown on hotel investment ..........................     1,200         --         --         --         --
      Increase in allowance for possible losses
        on investment in unconsolidated entities .............        --         --         --         --        199
      Gain from sale of real estate properties ...............      (335)       (72)       (79)      (744)    (1,354)
      Distributions from unconsolidated entities greater
        (less) than equity in net (loss) income ..............        --         --         --        184        (14)
      (Increase) decrease in other assets ....................      (112)       (13)        32        185       (571)
      Increase (decrease) in accounts payable
        and accrued liabilities ..............................       236       (236)        80        168         (1)
                                                               ---------- ---------- ---------- ---------- ----------
      Total adjustments ......................................     1,207       (104)       492         53     (1,483)
                                                               ---------- ---------- ---------- ---------- ----------
      Net cash used in operating activities ..................      (609)      (697)      (791)      (569)    (1,946)
                                                               ---------- ---------- ---------- ---------- ----------
Cash flows from investing activities:
    Principal payments received on mortgage loans ............        --         --         --         --          3
    Investment in unconsolidated entities ....................      (124)        --       (184)      (678)        --
    Proceeds from sale of real estate ........................       562        340        423      1,526      3,313
    Additions to real estate properties ......................       (17)       (42)       (65)       (88)       (78)
                                                               ---------- ---------- ---------- ---------- ----------
      Net cash provided by investing activities ..............       421        298        174        760      3,238
                                                               ---------- ---------- ---------- ---------- ----------
Cash flows from financing activities:
    Dividends on preferred stock .............................        --       (180)      (180)      (360)      (315)
    Issuance of common stock upon exercise of stock options ..        --         --         --         --        375
    Repurchase of common stock ...............................        --         --         --       (112)        --
    Repayments of debt .......................................       (25)       (37)       (62)       (60)       (54)
    Payment received on note receivable from stock issuance...        --         --         75         --         --
                                                               ---------- ---------- ---------- ---------- ----------
      Net cash (used in) provided by financing activities ....       (25)      (217)      (167)      (532)         6
                                                               ---------- ---------- ---------- ---------- ----------
Net (decrease) increase in cash and cash equivalents .........      (213)      (616)      (784)      (341)     1,298
Cash and cash equivalents at beginning of period .............       471      1,255      1,255      1,596        298
                                                              ---------------------- ---------- ---------- ----------
Cash and cash equivalents at end of period ................... $     258  $     639  $     471  $   1,255  $   1,596
                                                               ========== ========== ========== ========== ==========

The accompanying notes are an integral part of these consolidated statements.


Ridgewood Hotels, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Seven Months Ended March 31, 2000 and 1999 and
For the Years Ended August 31, 1999, 1998 and 1997

----------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information and non-cash activity:

                                                                   For the
                                                                 Seven Months
                                                                    Ended                For the Fiscal Year Ended
                                                            ---------------------   ----------------------------------
                                                            March 31,   March 31,   August 31,  August 31,  August 31,
                                                               2000        1999        1999        1998        1997
                                                                        (Unaudited)
                                                            ----------  ----------  ----------  ----------  ----------
  Interest paid .......................................    $  322,000  $  198,000  $  342,000  $  340,000  $ 345,000

  Issuance of 1,000,000 common shares in exchange
    for management contract ...........................     2,000,000          --          --         --          --
     Notes payable issued in conjunction with
      additional investment in Louisville Hotel, LLC ..     1,933,000          --          --         --          --
  Transfer of 10% ownership interest in Houston Hotel,
    LLC for additional investment in Louisville
    Hotel, LLC  .......................................       443,000          --          --         --          --

  Decrease in allowance for possible losses due
     to sale of parcel of land .........................             --        --  $  128,000  $   97,000  $1,156,000

  Repurchase of 25,000 shares of common stock subject
    to a Put Agreement, at $4.50 per share ............              --        --          --  $  112,500          --

  During the second quarter of fiscal year 1997, the Company's President and Chief Financial Officer exercised their stock options for 450,000 shares of the Company's common stock. In conjunction with the exercise, a promissory note and cash were received by the Company and common stock issued as follows:

  Cash received from Company's President ..............              --        --          --          --  $  375,000

  Promissory Note received from Chief Financial
      Officer upon exercise of stock options ...........             --        --          --          --  $   75,000

  Issuance of 450,000 shares of common stock,
      $0.01 par value, in 1997 ........................              --        --          --          --  $  450,000


----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Ridgewood Hotels, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
March 31, 2000 and August 31, 1999, 1998 and 1997

1.   Description of Business and Significant Accounting Policies

Description of the Business

     Ridgewood Hotels, Inc. (the "Company") is primarily engaged in the business of acquiring, developing, operating and managing hotel properties in the Southeast and "Sunbelt" areas.
Additionally, the Company owns several land parcels which are held for sale.

     The Company's common stock is listed in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service. During the fourth quarter of fiscal year 1994, the Company purchased and retired all of the shares of common stock owned by the Company's then-majority stockholder, Triton Group, Ltd. On April 15, 1997, Security Systems Holdings, Inc. merged with Triton Group Ltd., and the newly-combined entity was named Alarmguard Holdings, Inc. ("Alarmguard"). Alarmguard later merged with ADT Security Services, Inc. ("ADT").

     On January 10, 2000, the Company entered into a management agreement ("Management Agreement") with Fountainhead Development Corp. ("Fountainhead") to perform management services at Chateau Elan Winery and Resort, one of Fountainhead's properties, for a period of five years beginning on March 24, 2000. In consideration of the Management Agreement, the Company issued to Fountainhead 1,000,000 shares of common stock ("Fountainhead Shares"). The determined market value of the management contract was $2,000,000 at the time of the transaction. In connection with the issuance of the Fountainhead Shares, the number of directors constituting the full Board of Directors of the Company was increased from three to seven members, effective on February 3, 2000. See also note 6.

     On January 11, 2000, one of the principal stockholders and President of the Company, N. Russell Walden, sold 650,000 shares of the common stock to Fountainhead and a new President of the Company was elected. Another principal shareholder, ADT, sold 450,000 shares of preferred stock of the Company to Fountainhead. Through the issuance of the common stock pursuant to the Management Agreement and the acquisitions of the Walden common stock and ADT preferred stock, Fountainhead has obtained beneficial ownership of approximately 79% of the common stock. Fountainhead is engaged principally in the business of owning and operating hotels, resorts and other real estate properties. See also note 6.

Basis of Presentation and Consolidation -

     The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries.
All significant intercompany accounts and transactions have been eliminated in consolidation.

     The investments in the unconsolidated entities are being accounted for using the equity method of accounting (See Note
8).

     On March 28, 2000 the Company changed its fiscal year from August 31 to March 31.

Per Share Data -

     In fiscal year 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). Basic earnings per share is based on the weighted average effect of all common shares issued and outstanding, and is calculated by dividing net income available to common shareholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders, adjusted for the effect, if any, from assumed conversion of all potentially dilutive common shares outstanding, by the weighted average number of common shares used in the basic earning per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding. All historical earnings per share amounts have been restated to conform to provisions of this statement.

Valuation of Real Estate Properties -

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"). This statement requires that long-lived assets and certain identified intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement requires the use of undiscounted estimated cash flows expected from the asset's operations and eventual disposition. If the sum of the expected future cash flows is less than the carrying value of the asset, an impairment loss is recognized based on the fair value of the asset.

     Under SFAS 121, properties are classified as either operating properties or properties held for sale. If determined to be impaired, operating properties are written down to their fair value, and the associated writedown cannot be restored if the fair value of the property increases. Properties held for sale are written down to their fair value less cost to sell, but the associated loss can be recovered in the event the fair value of the property increases.

Stock-Based Compensation -

     During 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement provides entities a choice between fair value and intrinsic value based methods of accounting for stock based compensation plans. The Company has elected to continue using the intrinsic value method.

Depreciation and Amortization Policies -

     The Company depreciates operating properties and any related improvements by using the straight-line method over the estimated useful lives of such assets, which are generally 30 years for building and land improvements and 5 years for furniture, fixtures and equipment. Depreciation expense for the seven months ended March 31, 2000 was approximately $145,000 and for the years ended August 31, 1999, 1998 and 1997 was approximately $180,000, $172,000 and $166,000, respectively.

     The Company amortizes certain intangible assets over the useful life of those assets. Management contracts for which consideration is given are amortized over the life of the contract. Amortization expense for the seven months ended March 31, 2000 was approximately $73,000 and for the years ended August 31, 1999, 1998 and 1997 was approximately $279,000, $88,000 and $92,000, respectively.

Capitalization Policies -

     Repairs and maintenance costs are expensed in the period incurred. Major improvements to existing properties which increase the usefulness or useful life of the property are capitalized. Management contracts are capitalized based on their estimated fair value at the date of the contract and amortized on a straight-line basis over the duration of the contract.

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

Cash and Cash Equivalents -

     For the purpose of the Consolidated Statements of Cash
Flows, cash includes cash equivalents. Cash equivalents include all highly liquid investments with original maturities of three months or less.

Fair Value of Financial Instruments -

     The recorded values of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements are representative of their fair value due to the short-term nature of the instruments.

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

Revenue Recognition -

     Revenue related to management contracts is recognized in the month in which the services are provided. Incentive revenue is recognized when earned.

New Accounting Pronouncements -

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. It is effective for financial statements for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. Management is evaluating the impact of SFAS No. 133 on the Company's future earnings and financial position, but does not expect it to be material.

     In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires enterprises to classify items of other comprehensive income by their nature in the financial statements and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity statement of the financial statements. Adoption of this pronouncement had no material effect on the consolidated statement of operations for the year ended August 31, 1999.
The Company has no other comprehensive income and as a result, there is no difference between comprehensive income and net income for the year ended August 31, 1999 and for the seven months ended March 31, 2000.

     In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about
Segments of an Enterprise and Related Information" ("SFAS
131"). This standard requires that enterprises report financial and descriptive information about its reportable operating segments. The Company currently has only one segment, real estate ownership and management, which is the basis for the consolidated information in the financial statements.

2.   Real Estate Investments

     The Company's real estate properties by type at March 31, 2000 and August 31, 1999 were as follows ($000's omitted):

                                           Furniture,
     March 31, 2000            Land &      Fixtures &
     Type of Project          Buildings    Equipment      Total
     Wholly-owned hotel       $   2,535    $     426    $2,961
     Less -- accumulated
             depreciation                               (1,855)

                                                       --------
     Net operating property                              1,106
                                                       --------
     Land                     $   5,125           --     5,125
     Less -- allowance for
             possible losses                            (3,319)

                                                       --------
     Net land                                            1,806
     Investment in unconsolidated
        hotel entities                                   3,200
     Less -- allowance for possible losses              (1,200)
                                                       --------
     Net investment in unconsolidated
       hotel entities                                    2,000
                                                       --------
     Total net real estate
        investments                                    $ 4,912
                                                       ========


                                            Furniture
     August 31, 1999           Land &       Fixtures &
     Type of Project          Buildings     Equipment     Total
     Wholly-owned hotel       $   2,535     $    418    $2,953
     Less -- accumulated
             depreciation                               (1,781)
                                                       --------
     Net operating property                              1,172
     Land                     $   5,347           --     5,347
     Less -- allowance for
             possible losses                            (3,319)
                                                       --------
     Net land                                            2,028
     Investment in unconsolidated
        hotel entities                                   1,016
                                                       --------
     Total net real estate
        investments                                    $ 4,216
                                                       ========

     Changes in the allowance for possible losses on real estate investments for the seven months ended March 31, 2000 and years ended August 31, 1999, 1998 and 1997 were as follows
($000's omitted):

                            For the Seven
                            Months Ended     For the Years Ended
                              March 31,   Aug. 31,  Aug. 31, Aug. 31,
                                2000         1999     1998     1997
Allowance, beginning
  of period                    $3,319       $3,447   $3,544   $4,700
Reversal of reserves
  associated with sales
  of real estate assets            --         (128)     (97)  (1,156)
Writedown of investment         1,200           --       --       --
                               ------       ------   ------   ------

Allowance, end of period       $4,519       $3,319   $3,447   $3,544
                               ======       ======   ======   ======

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

     In January 2000, one of the executives was terminated and entered into an amended six month consulting agreement. In May 2000, one of the executives and one of the employees were terminated, and each has entered into the one-year consulting fee arrangement.

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

     On January 24, 2000, the Court rendered its Opinion. The Court found in favor of the plaintiff and against three of the four individual director-defendants (Messrs. Walden, Stiska and Earley). The Court held that the repurchase transactions being challenged were unlawful under Delaware law, for two primary reasons: (1) the transactions were entered into for the improper purpose of entrenching Mr. Walden in his then-current position of President and Director, and thus constituted an unlawful self-dealing transaction; and (2) the use of the Company's assets to repurchase its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. was not demonstrated to the Court's satisfaction to be "entirely fair" to the minority shareholders under the entire fairness doctrine as enunciated under Delaware law. Having found that the challenged transactions were unlawful, the Court determined that further proceedings would be necessary to identify the precise form that the final decree in this case should take. Although the Court's opinion contemplates further proceedings, no further hearing date has yet been scheduled to address the remaining remedy issues.

     On May 15, 2000, the plaintiff filed a Memorandum in Support of Judgment after Trial requesting that the Court enter an order rescinding the Company's issuance of preferred stock in connection with repurchase transactions and requesting that the Court enter a judgment for damages against Messrs. Stiska, Earley and Walden. The Company expects that the defendants will file written responses to plaintiff's memorandum, but no scheduling order has been entered. The Company does not believe that the ultimate outcome of the Complaint will result in material adverse effects on its financial condition.

4.  Notes Payable

     In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds are $2,800,000, and the hotel serves as collateral for the loan. The loan is for a term of 20 years with an amortization period of 25 years, at a fixed interest rate of 10.35%. Principal and interest payments are approximately $26,000 per month beginning
August 1, 1995.   In addition, the Company is required to make a
repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items will be a payment of approximately $22,000 per month and can be adjusted annually. The escrow funds will be used as tax, insurance and repair needs arise. As of March 31, 2000, there was approximately $239,000 of escrowed funds related to this loan agreement that are included with Other Current Assets on the balance sheet. Also, commitment fees and loan costs of approximately $159,000 were deferred and are being amortized over 20 years.

     The approximate average amount of borrowings on the term loan during the seven months ended March 31, 2000 was $2,657,000, at an average interest rate of 10.35%. The maximum amount of borrowings outstanding under this loan during that period was $2,676,000. The balance of the loan at March 31, 2000 was approximately $2,657,000. The carrying value of the note approximates its fair value at March 31, 2000. This loan was transferred upon the sale of the property in May 2000, and is no longer an obligation of the Company. See Subsequent Events in note 10.

     On September 30, 1999, the Company entered into three promissory notes in order to purchase additional equity in Louisville Hotel, LLC. A promissory note for $1,333,000 is secured by the Company's ownership interest in Louisville Hotel, LLC. The two other promissory notes are for $300,000 each, with one secured by the Company's Phoenix, Arizona land and the other secured by the Company's Longwood, Florida land. The three promissory notes are cross-defaulted, bear interest at 13% and mature on September 30, 2002. Interest payments are $20,941 per month beginning in November 1999. See also note 8.

     The combined approximate average amount of borrowings on the promissory notes during the seven months ended March 31, 2000 was $1,933,000 at an average interest rate of 13%. The combined maximum amount of borrowings outstanding under these notes was $1,933,000, and the balance of the notes at March 31, 2000 was $1,933,000. The carrying value of the note approximates its fair value at March 31, 2000.

     Maturities of long-term debt as of March 31, 2000 during the Company's next five fiscal years are as follows: 2001 - $40,000;
2002 - $45,000; 2003 - $1,983,000; 2004 - $55,000; 2005 - $61,000;
thereafter - $2,406,000.

5.  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     The income tax provision is as follows:

                         March 31,          August 31,
                           2000           1999       1998
        Current:
          Federal         $ --            $ --        $ --
          State             --              --          --
                          ----            ----        ----
        Total Current       --              --          --

        Deferred:
          Federal           --              --          --
          State             --              --          --
                          ----            ----        ----
        Total Deferred    $ --            $ --        $ --
                          ====            ====        ====

     A reconciliation of the provision for income taxes (benefit) to the federal statutory rate is as follows:

                               March 31,            August 31,
                                 2000           1999         1998
     Tax at statutory rate      $(617)        $ (404)       $(194)
     State taxes, net of
       federal benefit            (66)           (43)          --
     Permanent items                2             36           17
     Valuation reserve            646          1,101          186
     Other                         35           (690)          (9)
                                -----         ------        -----
                                $  --         $   --        $  --
                                =====         ======        =====


Deferred tax assets (liabilities) are composed of the following at August 31, 1999 and August 31, 1998, respectively:

                          (000's Omitted)
                                        March 31,            August 31,
                                         2000            1999         1998
Allowance for Possible Losses-
   Impairments                         $1,700          $ 1,246       $ 1,169
Excess of Tax over Book Basis              --               --            16
Excess of Book over Tax Depreciation       80               86            71
Excess of Tax over Book Basis, Income
  from Partnership                         --               --            40
Other                                     425              378           331
Tax Loss Carryforwards                  6,092            5,966         4,724
                                       ------          -------      --------
          Gross Deferred Tax Assets     8,297            7,676         6,351
                                       ------          -------      --------
Excess of Book over Tax Basis, Income
  from Partnership                       (230)            (213)           --
Excess of Tax over Book Basis              --
Loan Amortization                         (44)             (37)          (26)
                                       ------           -------      --------
     Gross Deferred Tax Liabilities      (274)            (250)          (26)
                                       ------           -------      --------
Deferred Tax Assets
   Valuation Allowance                 (8,023)          (7,426)       (6,325)
                                       ------           -------      --------
                                       $    0           $     0       $     0
                                       ======           =======      ========

     For financial reporting purposes, a valuation allowance has been recognized at March 31, 2000 and August 31, 1999 to reduce the net deferred income tax assets to zero. The net change in the valuation allowance for deferred tax asset was an increase of $597,000. This change resulted primarily from an increase in the Company's deferred tax assets relating to the impairment in the investment in Louisville Hotel LLC.

     On March 31, 2000, the Company had federal net operating loss carryforwards for income tax purposes of approximately $15,727,000, which will begin to expire in 2005. In January 2000, the Company had an ownership change as defined in Section 382 of the Internal Revenue Code. As such, the net operating loss available to offset future income is limited. The amount of net operating loss available in any year may increase if certain assets are sold.

6.  Shareholders' Investment

Authorized Shares of Common and Preferred Stock -

     On January 4, 1995, the Company approved an increase in the authorized number of shares of the Company's common stock from 3,000,000 shares to 5,000,000 shares and increased the number of authorized shares of the Company's preferred stock from 500,000 shares to 1,000,000 shares. In addition, the Company increased the number of shares reserved under the Ridgewood Hotels, Inc. 1993 Stock Option Plan from 900,000 to 1,200,000 shares. There are currently 2,513,480 shares of common stock outstanding, of which approximately 79% is owned by Fountainhead Development Corp.

     There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock and 450,000 shares issued and outstanding. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock effective August 16, 1996 and is subject to certain anti-dilution adjustments. As of March 31, 2000, no shares have been converted. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends not previously declared and unpaid thereon. As of March 31, 2000, there are $390,000 of dividends in arrears.

Issuance and Repurchase of Common Shares -

     On January 10, 2000, the Company entered into a Management Agreement with Fountainhead to perform management services at Chateau Elan Winery and Resort, one of Fountainhead's properties, for a period of five years beginning on March 24, 2000. In consideration of the Management Agreement, the Company issued to Fountainhead 1,000,000 shares of common stock at a fair value of $2.00 per share. The determined market value of the management contract was $2,000,000 at the time of the transaction. This asset is being amortized over the life of the contract. In connection with the issuance of the Fountainhead Shares, the number of directors constituting the full Board of Directors of the Company was increased from three to seven members, effective on February 3, 2000.

     On January 11, 2000, one of the principal stockholders and President of the Company, N. Russell Walden sold 650,000 shares of the common stock to Fountainhead and a new President of the Company was elected. Another principal shareholder, ADT Security Services, Inc., sold 450,000 shares of preferred stock of the Company to Fountainhead. Through the issuance of the common stock pursuant to the Management Agreement and the acquisitions of the Walden common stock and ADT preferred stock, Fountainhead has obtained beneficial ownership of approximately 79% of the common stock. Fountainhead is engaged principally in the business of owning and operating hotel, resort, and other real estate properties.

     Since January 10, 2000, the Company's new President has been compensated by Fountainhead on behalf of the Company to assist the liquidity of the Company. As of March 31, 2000, the Company has accrued $75,000 for the President's salary. In consideration of the President's salary, Fountainhead will be issued an amount of common stock with a determined market value of $2.00 per share or be reimbursed directly for these expenditures.

     In December 1995, the Company acquired the Wesley Hotel Group ("Wesley"), a hotel management company located in Atlanta, Georgia. At the time of acquisition, Wesley managed five hotels. The acquisition has been accounted for using the purchase method of accounting. In conjunction with the acquisition, the Company issued 125,000 shares of common stock with a determined market value of $1.50 per share and assumed three promissory notes with a combined outstanding principal of approximately $106,000, bringing the total investment in Wesley to $293,000. The investment recorded by the Company for the acquisition is being amortized over the useful life of the assets acquired. As of March 31, 2000 the useful life of the assets acquired was determined to be -0-, as the entire investment has been fully amortized. 100,000 shares and 25,000 shares of the Company's common stock was issued to the President and Senior Vice President of Wesley, respectively. The 25,000 shares issued to the Senior Vice President of Wesley were subject to a Put Agreement ("Agreement"). The Agreement states that within ninety days after the two year anniversary of the effective date of the Agreement (which was effective in December 1995), the Company shall be obligated to purchase all or part of the 25,000 shares from the Senior Vice President of Wesley at a purchase price of $4.50 per share. In March 1998, the Put Agreement was exercised, whereby the shares were repurchased by the Company and subsequently cancelled.

Loss Per Share -

     The following table sets forth the computation of basic and diluted loss per share:

                           For the Seven
                           Months Ended                  For the Years Ended
                        March 31,     March 31,      Aug. 31,    Aug, 31,    Aug, 31,
                          2000          1999           1999         1998        1997
Net loss             $(1,816,000)   $ (593,000)   $(1,283,000)  $(622,000)  $ (463,000)
Less preferred
  dividends paid              --       (90,000)      (180,000)   (360,000)    (315,000)
Less undeclared
  preferred
  dividends             (210,000)     (120,000)      (180,000)         --           --
                        ---------     ---------     ----------  ----------  -----------
Net loss applicable
  to common share-
  holders            ($2,026,000)    $(803,000)   $(1,643,000)  $(982,000)  $ (778,000)

Weighted average
  shares outstanding -
  basic and diluted    1,898,000     1,513,000      1,513,000   1,526,000    1,350,000
                      ==========    ===========   ===========  ==========   ==========
Basic and diluted loss
  per common share    $    (1.07)   $    (0.53)   $     (1.09)  $   (0.64)  $    (0.58)
                      ==========    ===========   ============  =========   ==========

The effect of the Company's stock options and convertible securities was excluded from the computations for the seven months ended March 31, 2000, 1999 and each of the three years ended August 31, 1999, 1998 and 1997 as it is antidilutive. Accordingly, for the periods presented, diluted net loss per share is the same as basic net loss per share.

1993 Stock Option Plan -

     On March 30, 1993, the Company granted options to purchase 378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Hotels, Inc. 1993 Stock Option Plan (the "Plan"). The options vested over a four year period in 25% increments. All options expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Plan. As of March 31, 2000, there are remaining options for the exercise of 228,000 shares of Common Stock.

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

Warrants -

     On December 16, 1996, 75,000 warrants were issued to Hugh Jones, a hotel acquisitions consultant for the Company. Each warrant represents the right to purchase from the Company one share of common stock at the exercise price of $3.50 per share. The warrants may be exercised at any time within five years from the date of issuance, but none have been exercised as of March 31, 2000.

7.  Supplemental Retirement and Death Benefit Plan

     The Company implemented a non-qualified Supplemental Retirement and Death Benefit Plan with an effective date of January 1, 1987.
The Plan supplements other retirement plans and also provides pre-retirement death benefits to participants' beneficiaries.

     The net periodic pension cost includes the following components:

                                    August 31, 1999   August 31, 1998
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

                                     August 31, 1999   August 31, 1998
Unfunded excess of projected benefit
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
                                       =========        =========


The weighted average discount rate used to measure the projected benefit obligation was 7.0% in 1999 and 7.5% in 1998. There was no compensation increase and no expected return on plan assets assumed for 1998.

     On January 11, 2000, the Plan's only participant waived all of his rights under or benefits accrued pursuant to the Plan, except that he shall have the right to receive $55,000 per year for 15 years beginning at the age of 65. The gain from the decreased benefit obligation is approximately $374,000 and will be amortized over 15 years when payments to the participant begin. The Company has recorded a total pension liability of approximately $520,000 as of March 31, 2000.

     Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key-person life insurance contracts on the life of the Plan participant. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans which may be cumulatively outstanding. Since the Plan's benefits were waived as described above, the Company chose to cancel the policies and will receive approximately $7,000.

8.   Investments in Unconsolidated Hotel Entities

RW Hotel Partners, L.P.

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") which became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement") which are discussed below. The partnership was originally formed to acquire a hotel property in Louisville, Kentucky, but subsequently purchased five additional hotels. The Partnership purchased the hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. Three of the Georgia hotels were sold at a loss in March 1998, and the hotel in Louisville was transferred to a new entity in June 1998 in conjunction with refinancing that hotel (see "Louisville Hotel Associates LLC" below). The hotel in Orangeburg, South Carolina was sold at a loss in November 1998. In November 1999, the remaining hotel in Thomasville, Georgia was sold at a loss. The Partnership will be dissolved, and the Company will neither receive cash nor be required to pay out cash related to the Partnership.

     Total management fees related to these hotels for the seven months ended March 31, 2000 were $10,000 and for the years ended
August 31, 1999, 1998 and 1997 were approximately $68,000, $233,000 and $301,000 respectively.

     On March 17, 1998, the Partnership sold three of its six hotels. The Company signed a management agreement with the new owner of the three hotels wherein it will receive a management fee equal to 3% of revenues plus 15% of the net operating income plus 5% of any profit realized upon the sale of the hotels. In connection with the management agreement, the Company received management fees totaling approximately $107,000 for the seven months ended March 31, 2000 and $191,000 and $114,000 for the years ended August 31, 1999 and 1998, respectively.

     For the fiscal year ended August 31, 1997, the Company recorded equity in income (loss) of the Partnership totaling $(134,000) net of provision for possible losses. The Company has recorded during 1997 a provision for possible losses of approximately $199,000 as there was no indication that the Company would be able to recover the equity income in the Partnership given the provisions of the partnership agreement regarding the distribution of cash to the partners upon liquidation.

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

     In connection with the management agreement, the Company received management fees totaling approximately $56,000 for the seven months ended March 31, 2000 and $98,000 and $83,000 for the fiscal years ended August 31, 1999 and 1998, respectively.

     On September 30, 1999 the Company transferred its 10% ownership in Houston Hotel, LLC for additional equity in Louisville Hotel, LLC. See further discussion below under "Louisville Hotel Associates LLC."

     Effective September 30, 1999 a new management agreement exists between the Company and Houston Hotel, LLC. The Company ("Manager") shall be entitled to the following property management fees:

     (1) A Base Management Fee equal to 3% of gross revenues from the hotel property.


     (2) An Incentive Management Fee in an amount up to 1% of gross revenue per period calculated as follows:

          (a) 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 105% of the budgeted
NOI for that period, and

          (b) an additional 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 110% of the budgeted NOI for that period.

          (c) The Incentive Management fee will be accrued monthly and disbursed quarterly. The quarterly disbursements for the Incentive Management Fee will be reconciled quarterly and annually.

RW Louisville Hotel Associates, LLC

     On May 13, 1998, RW Louisville Hotel Associates LLC ("RW Louisville Hotel Associates") was organized as a limited liability company under the laws of the State of Delaware. The purpose which RW Louisville Hotel Associates was organized is limited solely to owning and managing the Holiday Inn ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 (see above) was transferred to RW Louisville Hotel Associates at its historical basis. Simultaneously, the Company invested $362,000 into Louisville Hotel, LLC. The combined equity of $699,500 represented a 10% interest in the Hotel. Louisville Hotel, LLC loaned $3,620,000 to the Hotel in return for all cash flows generated from the Hotel.

     Income or loss allocated to the Company was based upon the formula for distributing cash.

     Distributable cash is defined as the net cash realized from operations but after payment of management fees, principal and interest, capital improvements and other such retentions as the managing member determines to be necessary. Distributions of distributable cash from Louisville Hotel, LLC were made as follows:

     - First, to the managing member until the managing member was distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Second, to the Company until the Company was distributed an amount equal to its accrued but unpaid 13% preferred return.

     - Third, 20% to the Company and 80% to the managing member.

     Cash from a sale or refinancing would have been distributed 10% to the
Company and 90% to the managing member.

     A Management Agreement existed between the Owner and the Company as Property Manager ("Property Manager") for the purpose of managing the hotel. The Property Manager was entitled to the following property management fees:

     (1) Base Management Fee equal to 1.5% of gross revenues from the hotel property.

     (2) Incentive Management Fee equal to 1.5% of gross revenues from the hotel in which the actual net operating income exceeds 85% of the budgeted goal for the year.

     (3) Super Incentive Management fee equal to: (a) .25% of gross revenues from the hotel in which the net operating income exceeds 106% of the budgeted goal for the year; (b) an additional .25% of gross revenues in which the net operating income exceeded 112% of the budgeted goal; and (c) an additional .50% of gross revenues in which the net operating income exceeded 120% of the budgeted goal.

     The Company paid an additional $200,000 to Louisville Hotel, LLC as a fee to acquire the management contract for the hotel. This amount was included in other assets. The Company was amortizing the fee $70,000 per year for the first two years and $20,000 per year for the next three years.

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

     In connection with the management agreement, the Company received management fees totaling approximately $32,000 for the seven months ended March 31, 2000 and $285,000 and $57,000 for the years ended August 31, 1999 and 1998, respectively.

     On September 30, 1999, the Company purchased additional equity in Louisville Hotel, LLC. The Company increased its ownership from 10% to 80%. The consideration issued to acquire the increased ownership was $2,500,000, composed of the following:

     Transfer of 10% ownership interest in
        Houston Hotel, LLC                             $443,000

     Cash payment(1)                                    124,000

     Promissory note to Louisville Hotel, L.P.
        secured by the Company's ownership
        interest in Louisville Hotel, LLC(2)          1,333,000

     Promissory note to Louisville Hotel, L.P.
        secured by the Company's Phoenix,
        Arizona land(2)                                 300,000

     Promissory note to Louisville Hotel, L.P.
        secured by one parcel of the Company's
        Longwood, Florida land (2)                      300,000
                                                     ----------
     Total additional equity in Louisville Hotel,
        LLC                                          $2,500,000
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

Cash from a sale or refinancing would be distributed as follows:

     - First, to the Company in an amount equal to the cumulative interest paid on the acquisition loans of $1,333,000, $300,000 and $300,000. The Company would then use these funds to pay Louisville Hotel, L.P.

     - Second, to the Company in an amount equal to the acquisition loans of $1,333,000, $300,000 and $300,000.

     - Third, to Louisville Hotel, L.P. until it has received aggregate distributions in an amount equal to its 13% preferred return.

     - Fourth, to Louisville Hotel, L.P. until its net capital contribution is reduced to zero.

     - Fifth, to the Company until it has received an amount equal to its 13% preferred return.

     - Sixth, to the Company until its net capital contribution is reduced to zero.

     - Thereafter, 10% to Louisville and 90% to the Company.

     If a sale or refinancing occurs after September 30, 2000 but before September 30, 2001, then the distribution would change to 15% and 85%, respectively.

          In March 2000, the Company recognized a writedown of $1,200,000 on its investment in Louisville Hotel, LLC. This writedown was due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the hotel.

          Effective September 30, 1999 a new management agreement exists between the Company and RW Louisville Hotel Associates,
LLC. The Company ("Manager") shall be entitled to the following property management fees:

          (1) A Base Management Fee equal to 3% of gross revenues from the hotel property.

          (2) An Incentive Management Fee in an amount up to 1% of gross revenue per period calculated as follows:

               (a) 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 105% of the budgeted NOI for that period, and

               (b) an additional 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 110% of the budgeted NOI for that period.

               (c) The Incentive Management Fee will be accrued monthly and disbursed quarterly. The quarterly disbursements for the Incentive Management Fee will be reconciled quarterly and annually.

     In connection with the management agreement, the Company received management fees totaling approximately $131,000 for the seven months ended March 31, 2000.

     A summary of the investment in unconsolidated entities is as follows:

                                       For the Seven
                                       Months Ended   For the Years Ended
                                         March 31,     Aug. 31,   Aug 31,
                                           2000          1999      1998
     Beginning balance of investment
        in unconsolidated entities         $1,016      $  832    $  338
     Capital contributions(1)               2,184         184       678
     Writedown(2)                          (1,200)         --        --
     Equity in loss                            --          --       (98)
     Distributions                             --          --       (86)
                                           ------      ------    ------
     Ending balance of investment
        in unconsolidated entities         $2,000      $1,016    $  832
                                           ======      ======    ======

(1) The capital contribution shown here of $2,184,000 plus the original investment in Houston Hotel, LLC of $316,000 equals the total additional investment in Louisville Hotel, LLC of $2,500,000.

(2) In March 2000, the Company recognized a writedown of $1,200,000 on its investment in Louisville Hotel, LLC. This writedown was due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the hotel.


     The unaudited combined balance sheet and statement of operations of the unconsolidated entities are as follows:


                   COMBINED UNCONSOLIDATED ENTITIES
                       CONDENSED BALANCE SHEET
                              UNAUDITED
                           (000's omitted)

                                  For the
                                Seven Months
                                   Ended     For the Years Ended
                                  3/31/00     8/31/99    8/31/98
                                ----------- ---------- ----------
CURRENT ASSETS                 $       732  $   2,018  $   2,730
PROPERTY AND EQUIPMENT, net         20,811     37,499     36,410
INTANGIBLE ASSETS, net                 577        629        565
                               ------------ ---------- ----------
      TOTAL ASSETS             $    22,120  $  40,146  $  39,705
                               ============ ========== ==========

CURRENT LIABILITIES            $       608  $   1,854  $   1,850
LONG-TERM DEBT                      21,684     31,622     28,382
                               ------------ ---------- ----------
      TOTAL LIABILITIES             22,292     33,476     30,232

(DEFICIT) CAPITAL, net         $      (172)     6,670      9,473
                               ------------ ---------- ----------
      TOTAL LIABILITIES AND
        CAPITAL                $    22,120  $  40,146  $  39,705
                               ============ ========== ==========

                  COMBINED UNCONSOLIDATED ENTITIES
                  CONDENSED STATEMENT OF OPERATIONS
                              UNAUDITED
                          ($000's Omitted)
                                  For the
                                Seven Months
                                   Ended                        For the Years Ended
                                  3/31/00     3/31/99    8/31/99     8/31/98     8/31/97
HOTEL OPERATIONS:               -----------  ---------  ---------   ---------   ---------
  Revenues                     $     5,224  $   8,120  $  11,681    $ 17,057   $  17,058
  Operating Expenses                 3,777      5,498     10,146      12,781      13,696
                               ------------ ---------- ----------  ----------  ----------
    Income From Hotel
      Operations                     1,447      2,622      1,535       4,276       3,362
                               ------------ ---------- ----------  ----------  ----------
Interest Expense                     1,096      1,552      2,632       2,059       1,682
Depreciation/Amortization              819        838      1,562       1,943       1,926
Loss due to change to
   liquidation basis of
   accounting for RW
   Hotel Partners, L.P.               --           --         --       2,828          --
                               ------------ ---------- ----------  ----------  ----------
NET (LOSS) INCOME              $      (468) $     232  $  (2,659)  $  (2,554)  $    (246)
                               ============ ========== ==========  ==========  ==========


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

     Beginning on January 1, 2000, the Savings Plan now provides for an employer matching contribution in an amount equal to 100% of the first 3% of pay that an employee contributes to the Plan and an amount equal to 50% on the next 2% of pay that an employee contributes to the Plan. In no event shall such employer matching contributions exceed 4% of the participant's compensation. In addition, the Board of Directors of the Company is authorized to make discretionary contributions to the Savings Plan out of the Company's current or accumulated profits ("Discretionary Contributions"). Discretionary Contributions are allocated among those participants who complete at least 1,000 hours of service during the plan year and are employed by the Company on the last day of the plan year.

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

     For the seven months ended March 31, 2000, expense for the Employee Savings Plan was approximately $17,000. For the fiscal years ending August 31, 1999, 1998 and 1997, expense for the Employee Savings Plan was approximately $18,000, $18,000 and $21,000, respectively.

10.  Subsequent Events

     On May 22, 2000, the Company sold a parcel of land in Phoenix, Arizona for net proceeds of approximately $381,000.

     On May 31, 2000, the Company sold its hotel in Longwood, Florida for $5,350,000. The Company received net proceeds from the sale of approximately $1,300,000, and a $250,000 note from the purchaser payable in installments through June 1, 2005. The Company will recognize approximately a $2,700,000 profit on the sale before tax. Due to ownership changes, the entire gain may not be offset by existing net operating losses for tax purposes.

Report of Independent Public Accountants


To Ridgewood Hotels, Inc.

We have audited the accompanying consolidated balance sheet of RIDGEWOOD HOTELS, INC. (a Delaware Corporation) as of March 31, 2000 and the related consolidated statements of operations, shareholders' investment and cash flows for the seven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ridgewood Hotels, Inc. as of March 31, 2000 and the results of their operations and their cash flows for the seven months then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Atlanta, Georgia
May 26, 2000, except with respect to the matter discussed in Note 10, as to which the date is May 31, 2000.

Report of Independent Accountants


To the Board of Directors and
Shareholders of Ridgewood Hotels, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' investment present fairly, in all material respects, the financial position of Ridgewood Hotels, Inc. and its subsidiaries (the "Company") at August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Atlanta, Georgia
November 17, 1999

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

          Harris Trust and Savings Bank
          1601 Elm Street
          Thanksgiving Tower, Suite 2320
          Dallas, Texas 75201
          (214) 665-6033

General Counsel

          Rogers & Hardin
          2700 International Tower
          229 Peachtree Street, N.E.
          Atlanta, Georgia 30303


Independent Public Accountants

          Arthur Andersen LLP
          Suite 2500
          133 Peachtree Street, N.E.
          Atlanta, Georgia 30303-1816


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