Form 10-K, Exhibit 13
period 2001-03-31
RIDGEWOOD HOTELS INC
filed 2001-07-16
CIK 783728

EXHIBIT 13



RIDGEWOOD
HOTELS, INC.





ANNUAL REPORT
2001

FINANCIAL STATEMENTS

     Ridgewood Hotels, Inc. (the "Company") is primarily engaged in the hotel management business. The Company also has an ownership interest in one hotel and owns several land parcels that are held for sale.

BOARD OF DIRECTORS                          OFFICERS

Stacey H. Davis                             Donald E. Panoz
Henk H. Evers                               Chief Executive Officer
Luther A. Henderson
Anthony Mastandrea                          Henk H. Evers
Sheldon E. Misher                           President
Donald E. Panoz
Nancy C. Panoz                              Sheldon E. Misher
                                            Secretary

Corporate Offices
1106 Highway 124
Hoschton, Georgia 30548
Telephone:  (770) 867-9830

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The common stock, $0.01 par value per share (the "common stock"), of the Company is quoted in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service under the symbol "RWHT". However, there effectively has been an absence of an established public trading market for the Common Stock.

     The following sets forth, for the respective periods indicated, the closing prices of the common stock in the over-the-counter market, as reported and summarized by the OTC-BB.

       Quarter Ended                         High                  Low
       -------------                         ----                  ---
     September 30, 1999                       .850                .625
     December 31, 1999                        .937                .750
     March 31, 2000                          5.625                .937
     June 30, 2000                           3.125               1.750
     September 30, 2000                      1.875                .625
     December 31, 2000                       1.500                .531
     March 31, 2001                           .843                .531

     On June 30, 2001, the high and low bid prices quoted by broker-dealer firms effecting transactions in the Common Stock were $0.55.

     On March 31, 2001, there were 2,513,480 shares of common stock outstanding held by approximately 194 shareholders of record. The Company paid its first and only cash dividend on the common stock during fiscal year 1990. The dividend paid was approximately $0.06 per share of common stock that totaled approximately $397,000. The Company may pay future dividends if and when earnings and cash are available but has no present intention to do so. The declaration of dividends on the common stock is within the discretion of the Board of Directors of the Company and is, therefore, subject to many considerations, including operating results, business and capital requirements and other factors. The Company is currently in arrears with respect to $750,000 of dividends with respect to the Company's outstanding shares of the Company's Series A Convertible Cumulative Preferred Stock. The Company is prohibited from paying dividends on its shares of common stock at any time that the Company is in arrears with respect to such preferred stock dividends.

SELECTED FINANCIAL DATA
(000's omitted, except per share data)
--------------------------------------------------------------------------------------------------------------------------------

                                                     March 31                                       August 31
                                             -------------------------             ---------------------------------------------
Balance Sheet Data as of                        2001        2000                      1999       1998       1997       1996
----------------------------                 -------------------------             ---------------------------------------------
Total Assets                                  $  5,771   $ 8,243                    $ 5,910    $ 7,280    $ 8,266    $ 8,724
Long-Term Debt                                   1,933     4,553                      2,682      2,744      2,804      2,858
Shareholders' Investment                         1,700     1,740                      1,556      2,944      4,038      4,441


                                                Year
                                                Ended        Seven Months Ended
Income Statement Data                          March 31           March 31                      Years Ended August 31
                                             -----------------------------------------------------------------------------------
for the                                          2001        2000          1999        1999       1998       1997       1996
                                             -----------------------------------------------------------------------------------
Net Revenues                                  $ 10,466      $ 3,378       $ 2,769    $ 4,547    $ 5,830    $ 8,209    $ 4,314
Net Loss                                           (40)      (1,816)         (593)    (1,283)      (622)      (463)    (1,178)
Net Loss Applicable To Common Shareholders        (400)      (2,026)         (803)    (1,643)      (982)      (823)    (1,538)
Basic and Diluted Loss Per Share                 (0.16)       (1.07)        (0.53)     (1.09)     (0.64)     (0.58)     (1.29)


SUPPLEMENTARY FINANCIAL INFORMATION
(000's omitted, except per share data)
----------------------------------------------------------------------------------

2001  For Quarter Ended                         March 31           December 31        September 30          June 30
--------------------------------------------------------------------------------------------------------------------------
Net Revenues                                     $ 1,225            $ 1,039            $ 1,169            $ 7,033
Net (Loss) Income                                 (1,723)              (577)              (210)             2,470
Net (Loss) Income Applicable
  To Common Shareholders                          (1,813)              (667)              (300)             2,380
Basic (Loss) Earnings Per Share                  $ (0.72)           $ (0.27)           $ (0.12)           $  0.95

2000  For Quarter Ended (1)                     March 31           December 31
-------------------------------------------------------------------------------------

Net Revenues                                     $ 1,855            $ 1,077
Net Loss                                          (1,437)              (389)
Net Loss Applicable
  To Common Shareholders                          (1,527)              (479)
Basic Loss Per Share                             $( 0.61)           $ (0.32)

1999  For Quarter Ended                         August 31             May 31           February 28        November 30
--------------------------------------------------------------------------------------------------------------------------

Net Revenues                                     $ 1,000            $ 1,575                992            $   980
Net Loss                                            (466)              (168)              (371)              (278)
Net Loss Applicable
  To Common Shareholders                            (556)              (258)              (461)              (368)
Basic Loss Per Share                             $ (0.38)           $ (0.17)             (0.30)           $ (0.24)


(1) This period is for seven months ended March 31, 2000. In turn, there are only two full quarters.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

     The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Ridgewood Hotels, Inc. and its subsidiaries (collectively, the "Company"). The discussion should be read in conjunction with the Company's consolidated financial statements for the fiscal year ending March 31, 2001.

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

Results of Operations -

     Sales of real estate properties for the year ended March 31, 2001 increased compared to the seven months ended March 31, 2000 and year ended August 31, 1999 due to the sale of the hotel in Longwood, Florida. Sales of real estate properties for the seven months ended March 31, 2000 increased compared to the seven months ended March 31, 1999 due primarily to sales in Texas and Georgia. Sales of real estate properties for the fiscal year ended August 31, 1999 decreased compared to 1998 due primarily to greater sales in Ohio and Florida during 1998. The Company had a gain from real estate sales of approximately $2,876,000 for the fiscal year ended March 31, 2001 and $335,000 for the seven months ended March 31, 2000. The Company had gains from real estate sales of
approximately   $79,000  and  $744,000   during  fiscal  years

1999 and 1998, respectively. Gains or losses on real estate sales are dependent upon the timing, sales price and the Company's basis in specific assets sold and will vary considerably from period to period.

     The Company presently manages 13 hotel properties pursuant to management agreements that generally provide the Company with a fee calculated as a percentage of gross revenues of the hotel based on a percentage of gross revenues exceeding a negotiated amount. The contract terms governing management fees vary depending on the size and location of the hotel and other factors relative to such hotel property. The hotel properties managed by the Company are located in Georgia, Florida and Kentucky and are generally affiliated with nationally recognized hospitality franchises including Holiday Inn and Ramada Inn. Under the terms of franchise agreements on certain properties, the Company is required to comply with standards established by the franchisers, including property upgrades and renovations. Under the terms of the management agreements, the owners of the hotels are responsible for all operating expenses, including property upgrades and renovations. The hotel properties managed by the Company are primarily full service properties that offer food and beverage services and meeting and banquet facilities.

     The Company's current management agreements generally have initial terms of one to eight years. Currently the Company has several agreements that may be terminated with sixty days notice. During the fiscal year ended March 31, 2001 the Company managed for Fountainhead Development Corp., a Georgia corporation ("Fountainhead"), the Chateau Elan Winery & Resort in Braselton, Georgia ("Chateau Elan Georgia") and the Chateau Elan Sebring, Florida ("Chateau Elan Sebring"). The Company also received a development fee in connection with Fountainhead's property in St. Andrews, Scotland ("St. Andrews"). The combined management and development fees for these Fountainhead hotels were approximately $1,123,000, including $973,000 relating to Chateau Elan Georgia, $60,000 relating to Chateau Elan Sebring and $90,000 relating to St. Andrews. The management and development fees from these Fountainhead properties represent approximately 44% of the Company's total management fee revenue for the year ended March 31, 2001.

     During the year ended March 31, 2001, the Company entered into seven new management agreements. During the same period, ten management agreements were terminated by property owners.

     Revenues from wholly-owned hotel operations for the fiscal year ended March 31, 2001 decreased $914,000, or 34%, compared to the year ended August 31, 1999. The decrease was due to the sale of the Company's hotel in Longwood, Florida in May 2000. Revenues from wholly-owned hotel operations for the seven months ended March 31, 2000 increased $47,000, or 3%, compared to the seven months ended March 31, 1999. The net increase was the result of an additional $262,000 of revenues from a hotel leased by the Company in Lubbock, Texas and a $215,000 decrease in revenue from the hotel in Longwood, Florida. Revenues from wholly-owned hotel operations for fiscal year 1999 decreased $331,000, or 11%, compared to fiscal year 1998. The decrease was due to lower occupancy at the Company's hotel in Longwood, Florida in 1999.

     As of February 2001, the Company no longer leases the Ramada Inn in Lubbock, Texas. The total revenues for this hotel for the year ended March 31, 2001 were $1,432,000. The Company will have no revenues relating to the hotels in Longwood, Florida or Lubbock, Texas on a going forward basis.

     Revenues from hotel management for the year ended March 31, 2001 compared to August 31, 1999 increased $1,321,000, or 109%, The increase is due primarily to the management and development fees from hotel properties owned by Fountainhead. Revenues from hotel management for the seven months ended March 31, 2000 increased $265,000, or 40%, compared to the seven months ended March 31, 1999. Revenues from hotel management increased $137,000, or 13% for the fiscal year ended August 31, 1999 compared to the year ended August 31, 1998. The increases were due to a larger number of hotels under management compared to prior periods.

     Revenues from hotel management are generally based on agreements, which provide monthly base management fees, accounting fees, and periodic incentive fees. The base management fees are typically a percentage of total revenue for a managed property, while incentive fees are typically based on net income and/or ownership returns on investment for the managed property. Accounting fees are set monthly fees charged to hotels, which utilize centralized accounting services provided by the Company.

     In compliance with Staff Accounting Bulletin ("SAB") No.101, the Company does not accrue or realize incentive management fee revenues until earned. The management agreements identify when incentive fees are earned and how they are calculated. Some of the Company's management agreements have provisions that incentive fees are earned quarterly while others provide for annual incentive fees. Some of the agreements' incentive fee provisions are based on a calendar year while others are based on a fiscal year. The Company recorded an incentive fee of $247,000 related to the performance of Chateau Elan Georgia for the year ended March 31, 2001. This fee is based on the actual results of the resort.

     During the year ended March 31, 2001, the Company's management agreements were terminated for the following properties: (i) a 184 room hotel in Lackland, Texas as of July 2000, (ii) a 176 room Hampton Inn in Houston, Texas as of September 2000, (iii) a 123 room Ramada Inn in Marietta, Georgia as of October 2000, (iv) a 324 room Sheraton Four Points in San Antonio, Texas as of November 2000, (v) a 243 room Holiday Inn in Lynchburg, Virginia as of November 2000,
(vi) a 131 room Ramada Inn in Duluth, Georgia as of November 2000, (vii) an 83 room Best Western In Plainview, Texas as of January 2001, (viii) a 120 room Holiday Inn in Sweetwater, Texas, (ix) a 205 room Ramada Inn in Lubbock, Texas as of February 2001, and (x) a 414 room Ramada Plaza Hotel in Atlanta, Georgia as of March 2001. The Company received approximately $534,000 of management and accounting fees during the year ended March 31, 2001 related to these hotels.

     In relation to the Company's investment in unconsolidated entities, the Company recognized equity in the income of these entities of $251,000 for the year ended March 31, 2001 relating to the Company's ownership interest in Louisville Hotel LLC (the "LLC") and $133,000 and $85,000, respectively, for the seven months ended March 31, 2000 and 1999. During fiscal years ended August 31, 1999 and 1998, the Company recognized equity in the income (loss) of these entities of approximately $156,000 and $(98,000), respectively.

     Interest income increased for the year ended March 31, 2001 compared to prior years due to a larger amount of cash on hand primarily from the sale of the hotel in Longwood, Florida.

     The other revenue of $22,000 received during the year ended March 31, 2001 was primarily from the amortization of an incentive fee the Company received from a long distance phone carrier to utilize their long distance service. The other revenue of $23,000 received during the seven months ended March 31, 2000 was primarily from a favorable adjustment received for workers' compensation claims. The other revenue of $117,000 received during fiscal year 1998 was primarily from profits received on land joint ventures in Atlanta, Georgia and a worker's compensation insurance adjustment.

     Expenses of wholly-owned real estate decreased $185,000, or 8%, for the year ended March 31, 2001 compared to the year ended August 31, 1999. The decrease was due to the sale of the Company's hotel in Longwood, Florida. Expenses of wholly-owned real estate increased $167,000, or 12%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The increase was primarily due to the hotel leased by the Company in Lubbock, Texas. Expenses of wholly-owned real estate increased $38,000, or 2%, for the fiscal year ended August 31, 1999 compared to 1998 due to increased expenses at the Company's hotel in Longwood, Florida.

     As of January 1, 2001 the Company has implemented an organizational restructuring that relocated corporate regional directors of operations positions into area general manager positions that are physically located at individual properties. The salaries of the area general managers are funded by the individual properties. Therefore, the Company expects reduced payroll costs and does not expect to incur any additional costs in connection with this
organizational   restructuring.   The   Company  is  also  in  the   process  of
de-centralizing accounting services it provides for several of the managed properties. With this plan the Company will reduce its payroll costs associated with centralized accounting of these properties, and these managed properties will no longer provide an accounting fee to the Company.

     On January 4, 2001 the Company moved its principle executive offices to Hoschton, Georgia. The lease expense for vacated office of approximately $107,000 in the year ended March 31, 2001 is related to the lease obligations on the Company's previous office in Atlanta, Georgia that it vacated in December 2000. The Company currently pays $13,107 per month and the lease expires May 2002. In April, 2001, the vacated office was sublet for $8,738 per month.

     Depreciation and amortization increased $87,000, or 19%, for the year ended March 31, 2001 compared to the year ended August 31, 1999. Depreciation and amortization expense increased by $199,000, or 77%, during year ended August 31, 1999 compared to 1998. These increases were due to greater amortization of the Company's hotel management agreements and the write-off of the remaining investment in a hotel management company.

     Interest expense decreased $69,000, or 20%, for the year ended March 31, 2001 compared to the year ended August 31, 1999 due to the sale of the hotel in Longwood, Florida. The debt on this hotel was transferred when it was sold in May 2000. Interest expense increased $150,000, or 76%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The increase was due to the additional debt incurred by the Company for its acquisition of an interest in the hotel in Louisville, Kentucky.

     General, administrative and other expenses increased $65,000, or 3% for the year ended March 31, 2001 compared to the year ended August 31, 1999. The increase was due to various expenses. General, administrative and other expenses increased $328,000, or 28%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The increase was due to several reasons. Payroll and benefits increased due to additional staff required to manage a larger number of hotels. Additionally, consulting fees increased due primarily to a consulting agreement with the Company's former President, and legal expense increased due to an ongoing lawsuit. See further discussion below and see Note 3 in the Notes to Consolidated Financial Statements. General, administrative and other expenses decreased $116,000, or 5%, for fiscal year 1999 compared to 1998. Expenses in fiscal year 1998 were unusually high due to severance paid to the executive in charge of hotel operations.

     The majority of the increase in legal expenses between the seven months ended March 31, 2000 and 1999 relates to the shareholder derivative action pending in the Delaware Court of Chancery that is described more fully in Note 3 in the Notes to Consolidated Financial Statements. In addition to the Company's legal expenses, certain of the defendants have asserted that they have the right to require the Company to continue to advance their legal fees and expenses, subject to such defendants undertaking to repay the advances if required under Delaware law. The Company is in the process of attempting to resolve these claims with one of the director-defendants. If the Company is required to advance such expenses, the Company does not know whether such defendants have the financial ability to repay such advances.

     Provision for doubtful accounts increased by approximately $189,000 for the year ended March 31, 2001 compared to the year ended August 31, 1999 due to the loss of several management contracts in which the Company was still owed management fees and other expenses normally reimbursed by the hotels under management.

     Business development expenses decreased $131,000, or 89%, for the year ended March 31, 2001 compared to the year ended August 31, 1999. Business development expenses decreased $28,000, or 32%, for the seven months ended March 31, 2000 compared to the seven months ended March 31, 1999. The decreases were primarily due to the termination of a consultant used by the Company. During fiscal years 1999 and 1998, while the Company was aggressively pursuing the business of acquiring, developing, operating and selling hotel properties throughout the country, the Company incurred business development costs of $148,000 and $361,000, respectively.

     In March 2001 and 2000, the Company recognized writedowns of $2,000,000 and $1,200,000, respectively, on its investment in the LLC. The March 2000 writedown was due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the Hotel. In March 2001, in light of the deterioration of market conditions affecting the hotel industry during the fourth quarter and subsequent to year-end and due to a further decrease in the operating performance of the Hotel, management of the Company concluded that their economic ownership interest in the LLC had been totally impaired. The carrying value of the investment in the LLC on the Company's books is $0 as of March 31, 2001.

     The Company's income before income taxes of $30,000 for the fiscal year ended March 31, 2001 was comprised of the following: (a) a $2,856,000 gain on the sale of the hotel in Longwood, Florida (b) a $2,000,000 writedown on the investment in the hotel in Louisville, Kentucky (c) additional bad debt reserve of $189,000 and, (d) an operating loss of $637,000.

Liquidity and Capital Resources -

Land Sales-

     During the fiscal year ended March 31, 2001, the Company received net proceeds of approximately $404,000 from the sale of undeveloped land in Arizona and Ohio. The proceeds were used to provide additional working capital to the Company.

Longwood Hotel-

     In June 1995, the Company received a loan from a commercial lender to refinance the Ramada Inn in Longwood, Florida (the "Longwood Hotel"), which was owned by the Company through a subsidiary. The loan proceeds were $2,800,000. The loan was for a term of 20 years with an amortization period of 25 years, and an interest rate of 10.35%. Principal and interest payments were approximately $26,000 per month beginning August 1, 1995. In addition, the Company was required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total payment with respect to the loan was approximately $22,000 per month subject to annual adjustments.

     On May 31, 2000 the Company sold the Longwood Hotel for $5,350,000 and received net cash proceeds of approximately $1,310,000 and a $250,000 note from the purchaser. Approximately $3,500,000 of the sales proceeds were used to settle the mortgage and defeasance penalty on the hotel. In June 2001 the $250,000 note was paid in full.

Fountainhead Transactions-

     On January 10, 2000, the Company entered into a management agreement ("Management Agreement") with Fountainhead, to perform management services at Chateau Elan Georgia, one of Fountainhead's properties, for a period of five years beginning on March 24, 2000. In consideration of the Management Agreement, the Company issued to Fountainhead 1,000,000 shares of common stock ("Fountainhead Shares") at a fair value of $2.00 per share. In the Management Agreement, Fountainhead agreed to pay the Company a base management fee equal to 2% of the gross revenues of the properties being managed, plus an annual incentive management fee to be determined each year based on the profitability of the properties being managed during that year.

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

     As a result  of the  Fountainhead  transactions,  the  Company's  President resigned, and Henk H. Evers was appointed as President and Chief Operating Officer effective January 11, 2000. At the Company's request, Fountainhead continues to pay Mr. Evers' salary as an advance to the Company. Effective September, 2000, Mr. Evers has assumed certain responsibilities previously handled by the general manager of Chateau Elan Georgia. As a result, Chateau Elan Georgia has agreed to assume $125,000 of Mr. Evers' annual salary of $305,000. In addition, Mr. Evers has performed certain services for Fountainhead (in addition to the services for which the Company received a development fee) and, in consideration therefore, Fountainhead has agreed to assume $50,000 of Mr. Evers annual salary while he continues to perform such services. For the fiscal year ended March 31, 2001, the portion of Mr. Evers' salary charged to Chateau Elan and Fountainhead is $71,000 and $29,000, respectively. The Company has accrued $296,000 in salary and benefits relating to the advanced compensation including $75,000 for the seven months ended March 31, 2000 and $221,000 for the fiscal year ended March 31, 2001 (after taking into account the portions assumed by Chateau Elan Georgia and Fountainhead). The Company reduced the advanced compensation liability by $90,000 by netting accrued development fees owed to the Company by Fountainhead for managing one of Fountainhead's properties in St. Andrews, Scotland ("St. Andrews") against this liability. After reducing the advanced compensation by $90,000, there is $206,000 of accrued liability remaining at March 31, 2001.

Louisville Hotel-

     The Company has an ownership interest in a Holiday Inn hotel in Hurstbourne, Kentucky (the "Hotel"). The Hotel is owned by RW Louisville Hotel Associates, LLC ("Associates"). As of March 31, 2001, the Company, through its wholly-owned subsidiaries, was the manager of and had a minority ownership interest in Associates. In April, 2001, the Company, through its wholly-owned subsidiaries, acquired 100% of the membership interests in Associates. The membership interests are pledged as security for a $3,623,690 loan made by the LLC. The membership interests are also subject to an option pursuant to which the LLC has the right to acquire the membership interests for nominal value. Pursuant to the terms of the loan, all revenues (including proceeds from sale or refinancing) of Associates (after payment of expenses including a management fee to the Company) are required to be paid to the LLC until principal and interest on the loan are paid in full.

     On September 30, 1999, the Company, which already owned a 10% interest in the LLC, acquired an additional interest in the LLC from Louisville Hotel, L.P. ("Louisville LP") for $2,500,000. As a result of the transaction, the Company has an 80% economic interest in the LLC. The $2,500,000 consideration included the following:

Transfer of 10% ownership interest in Houston Hotel, LLC              $443,000

Cash payment (1)                                                       124,000

Promissory note to Louisville LP secured by the
      Company's ownership interest in the LLC (2)                    1,333,000

Promissory note to Louisville LP secured by the
     Company's Phoenix, Arizona land (2)                               300,000

Promissory note to Louisville LP secured by one parcel
     of the Company's Longwood, Florida land (2)                       300,000
                                                                    ----------

Total additional equity in the LLC                                  $2,500,000
                                                                    ==========

(1) The cash to make this payment was obtained from the LLC in connection with a modification of the management contract of the Hotel. This amount represents the unamortized portion of the original $200,000 participation fee paid to the LLC to acquire the management contract of the Hotel.

(2) The three promissory notes (the "Notes") are cross-defaulted. The Notes bear interest at 13% and mature on September 30, 2002.

     With 80% ownership, the Company is the Managing Member of the LLC. Louisville LP has the remaining 20% ownership in the LLC. Pursuant to the LLC's operating agreement dated as of May 1998, as amended on September 30, 1999 (the "Operating Agreement"), the Company has the right at any time to purchase the remaining interest in the LLC (the "Purchase Option"). The Operating Agreement provides that the purchase price for Louisville LP's interest is equal to the sum of (a) Louisville's total capital contributions to the LLC ($3,061,000), plus (b) any accrued but unpaid preferred return on such capital contributions, plus (c) the residual value of the remaining interest (the amount that would be distributed to Louisville LP if the LLC sold the Hotel for its fair market value and distributed the proceeds to the members pursuant to the Operating Agreement) (the "Option Price"). However, the Purchase Option is only exercisable in connection with concurrent payment in full of all remaining amounts due under the Notes. Further, under the terms of the Operating Agreement, the Company is required, no later than September 30, 2002, to purchase Louisville LP's remaining interest in the LLC for the Option Price. Based on the estimated market value of the Hotel as of March 31, 2001, the estimated Option Price is $3,061,000. The failure of the Company to satisfy its obligations under the Operating Agreement may constitute an event of default under the Notes.

     The LLC's Operating Agreement provides that distributions to the LLC's owners are made as follows:

     Distributable cash is defined as the net cash realized from operations but after payment of management fees, principal and interest, capital improvements and other such retentions as the Managing Member determines to be necessary. Distributions of distributable cash from the LLC is made as follows:

|X| First, to the Company in an amount equal to the cumulative interest paid on the Notes. The Company has been using these funds to make the interest payments to Louisville LP.

|X| Second, a 13% preferred return to Louisville LP on its original capital contribution of $3,061,000.

|X| Third, a 13% preferred return to the Company on its capital contribution of $1,207,000.

|X|  Fourth, 80% to the Company and 20% to Louisville LP.

Cash from a sale or refinancing would be distributed as follows:

|X| First, to the Company in an amount equal to the cumulative interest paid on the Notes.

|X|  Second, to the Company in an amount equal to the Notes.

|X| Third, to Louisville LP until it has received aggregate distributions in an amount equal to its 13% preferred return on its capital contribution.

|X| Fourth, to Louisville LP until its net capital contribution is reduced to zero.

|X| Fifth, to the Company until it has received an amount equal to its 13% preferred return.

|X| Sixth, to the Company until its net capital contribution is reduced to zero.

|X|  Thereafter, 10% to Louisville LP and 90% to the Company.

     If a sale or refinancing occurs after September 30, 2000 but before September 30, 2001, then the distribution would change to 15% and 85%, respectively.

     Effective September 30, 1999, a new management agreement was entered into between the Company and Associates.

     In connection with the original management agreement, the Company received management fees totaling approximately $285,000 and $57,000 for the years ended August 31, 1999 and 1998, respectively. In connection with the new management agreement effective September 30, 1999, the Company received management fees totaling approximately $258,000 for the fiscal year ended March 31, 2001 and $153,000 for the seven months ended March 31, 2000.

     Associates is a licensee under a franchise agreement with Holiday Inn (the "Franchise Agreement"). The Company has guaranteed Associates obligations under the Franchise Agreement. In the event that the Franchise Agreement is terminated as a result of a breach of the Franchise Agreement by Associates, Associates may be subject to liquidated damages under the Franchise Agreement equal to approximately 36 times the monthly franchise fees payable pursuant to the Franchise Agreement. The current monthly franchise fees are approximately $41,000 which would result in liquidated damages of approximately $1,500,000.

     In conjunction with the Franchise Agreement, Associates is subject to a Property Improvement Plan ("the Plan"). Under the Plan, Associates is required to make certain improvements to the Hotel by December 31, 2002, with certain interim milestones. The Company estimates the costs of these improvements will be approximately $1,858,000 As of March 31, 2001, Associates has spent approximately

$330,000 on improvements and has approximately $348,000 in escrow to spend on improvements. The Company has not determined whether Associates will be able to fund the remainder of the Plan. If Associates is unable to fund the remainder of the Plan, the Company may be required to complete the Plan pursuant to the Company's guaranty of the Franchise Agreement.

     The Company has approximately $1,700,000 of available cash as of June 15, 2001.

     Based on the Company's current assessment of market conditions effecting the hotel industry and the current operating performance of the Louisville Hotel, the Company has written down its remaining interest in the LLC. In addition, unless current market conditions change or the Company is able to obtain an additional source of funds (whether through operations, financing or otherwise) the Company currently does not have sufficient liquidity to acquire Louisville LP's interest in the LLC for the Option Price and to pay off the Notes in September 30, 2002. Under the terms of the Operating Agreement and the Notes, the failure of the Company to acquire Louisville LP's interest by September 30, 2002 and pay off the Notes could result in the Company forfeiting its interests in the LLC, the Longwood, Florida property and the Phoenix, Arizona property. As a result, management is currently evaluating all of its options with respect to the Louisville Hotel, including its potential sale prior to September 30, 2002.

Effect of Inflation -

     Inflation tends to increase the Company's cash flow from income-producing properties since rental rates generally increase by a greater amount than associated expenses. Inflation also generally tends to increase the value of the Company's land portfolio.

     Offsetting these beneficial effects of inflation are the increased cost of the Company's operating expenses and the increased costs and decreased supply of investment capital for real estate that generally accompany inflation.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2001 AND 2000

($000's omitted, except share and per share data)


                                                                           March 31,   March 31,
Assets:                                                                      2001       2000
------                                                                    ---------   ----------
Current assets:
   Cash and cash equivalents                                                 $1,478      $  258
   Receivables from affiliates (note 6)                                         402          62
   Other operating receivables, net of allowance for
      doubtful accounts of $262 and $34, respectively (note 1)                  407         332
   Note receivable (note 10)                                                    250          --
   Other current assets                                                         109         320
                                                                             ------      ------
   Total current assets                                                       2,646         972

Real estate investments (note 2):
   Real estate properties
      Operating properties, net of accumulated
        depreciation of $-0- and $1,855, respectively                            --       1,106
      Land held for sale, net of allowance for possible
        losses of $3,155 and  $3,319, respectively                            1,400       1,806

   Investment in unconsolidated hotel entity, net of
      writedown of $3,200 and $1,200, respectively (notes 3 and 8)               --       2,000
                                                                             ------      ------

   Total real estate investments, net                                         1,400       4,912

Management contracts, net of accumulated amortization of
   $728 and $224, respectively (note 6)                                       1,688       2,192

Other assets, net of accumulated depreciation of $95 and $204,
   respectively                                                                  37         167
                                                                             ------      ------
                                                                             $5,771      $8,243
                                                                             ======      ======


The accompanying notes are an integral part of these consolidated balance sheets.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2001 AND 2000
LIABILITIES AND SHAREHOLDERS' INVESTMENT

($000's omitted, except share and per share data)


                                                                              March 31,   March 31,
Liabilities:                                                                    2001        2000
-----------                                                                  ---------   ---------
Current liabilities:
   Current maturities of long-term debt                                      $     --    $     37

   Accounts payable                                                               296         284

   Payables to affiliates (note 6)                                                206          75

   Accrued salaries, bonuses and other compensation (note 9)                      101          97

   Accrued legal and audit expense                                                207         135

   Lease commitment for vacated office (note 3)                                    94          --

   Accrued interest and other liabilities                                         310         428
                                                                             --------    --------
   Total current liabilities                                                    1,214       1,056

Accrued pension liability, including deferred
   curtailment gain (note 7)                                                      894         894

Other long-term liabilities                                                        30          --

Long-term debt (note 4)                                                         1,933       4,553
                                                                             --------    --------
   Total liabilities                                                            4,071       6,503
                                                                             --------    --------

Commitments and contingencies:  (notes 3, 4, 7, 8 and 9)

Shareholders' investment: (note 6)
   Series A convertible cumulative preferred
      stock, $1 par value, 1,000,000 shares authorized,
      450,000 shares issued and outstanding in 2001 and 2000                      450         450
   Common stock, $0.01 par value, 5,000,000 shares authorized,
      2,513,480 shares issued and outstanding in 2001 and 2000                     25          25
   Paid-in surplus                                                             17,671      17,671
   Accumulated deficit                                                        (16,446)    (16,406)
                                                                             --------    --------
      Total shareholders' investment                                            1,700       1,740
                                                                             --------    --------
                                                                             $  5,771    $  8,243
                                                                             ========    ========


The accompanying notes are an integral part of these consolidated balance sheets.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FISCAL YEARS ENDED MARCH 31, 2001 AND AUGUST 31, 1999 AND 1998 AND FOR THE SEVEN MONTHS ENDED MARCH 31, 2000 AND 1999
($000's omitted, except share and per share data)


                                               For the
                                             Fiscal Year      For the Seven                      For the Fiscal
                                                Ended         Months Ended                         Year Ended
                                            ---------------------------------------------------------------------------
                                             March 31,    March 31,     March 31,         August 31,      August 31,
                                               2001         2000          1999              1999            1998
                                                                       (Unaudited)
                                            ---------------------------------------------------------------------------
Revenues:
   Revenues from wholly-
      owned hotel operations              $  1,789         $  1,696         $  1,649         $  2,703         $  3,034
   Revenues from
     hotel management                        2,534              927              662            1,213            1,076
   Sales of real estate properties           5,798              598              363              458            1,655
   Equity in net income
     (loss) of unconsolidated
     entities                                  251              133               85              156              (98)
   Interest income                              72                1               10               15               46
   Other                                        22               23               --                2              117
                                     ----------------------------------------------------------------------------------
                                            10,466            3,378            2,769            4,547            5,830
Costs and expenses:
   Expenses of wholly-
     owned real estate properties            2,180            1,566            1,399            2,365            2,327
   Costs of real estate sold                 2,922              263              283              379              911
   Lease expense for
     vacated office                            107               --               --               --               --
   Depreciation and amortization               546              218              217              459              260
   Interest expense                            273              348              198              342              340
   General, administrative
     and other                               2,202            1,506            1,178            2,137            2,253
   Provision for doubtful accounts             189               34               --               --               --
   Business development                         17               59               87              148              361
   Writedown on hotel investment             2,000            1,200               --               --               --
                                     ----------------------------------------------------------------------------------
                                            10,436            5,194            3,362            5,830            6,452
                                     ----------------------------------------------------------------------------------
Income (loss) before taxes                      30           (1,816)            (593)          (1,283)            (622)
Income taxes                                   (70)              --               --               --               --
                                     ----------------------------------------------------------------------------------
Net loss                                       (40)          (1,816)            (593)          (1,283)            (622)
Preferred dividends                           (360)            (210)            (210)            (360)            (360)
                                     ----------------------------------------------------------------------------------
Net loss applicable to
   common shareholders                    $   (400)        $ (2,026)        $   (803)        $ (1,643)        $   (982)
                                     ----------------------------------------------------------------------------------
Basic and diluted loss per
   common share                           $  (0.16)        $  (1.07)        $  (0.53)        $  (1.09)        $  (0.64)
                                     ==================================================================================


The accompanying notes are an integral part of these consolidated statements.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000 AND
AUGUST 31, 1999 AND 1998
(000's Omitted)


                                                                                            Note
                                                                                         Receivable
                                                                                            from
                                    Preferred            Common                          Officer for                      Total
                                     Stock               Stock                Paid-in    Purchase of     Accumulated   Shareholders'
                                     Shares    Amount    Shares      Amount   Surplus    Common Stock      Deficit      Investment
                                  --------------------------------------------------------------------------------------------------
Balance, August 31, 1997             450,000   $ 450    1,538,480    $  15   $ 16,333       $ (75)        $ (12,685)   $  4,038
   Repurchase of common stock             --      --      (25,000)      --       (112)         --                --        (112)
   Dividends on preferred stock           --      --           --       --       (360)         --                --        (360)
   Net loss                               --      --           --       --         --          --              (622)       (622)
------------------------------------------------------------------------------------------------------------------------------------
Balance, August 31, 1998             450,000     450    1,513,480       15     15,861         (75)          (13,307)      2,944
   Repayment of note receivable           --      --           --       --         --          75                --          75
   Dividends on preferred stock           --      --           --       --       (180)         --                --        (180)
   Net loss                               --      --           --       --         --          --            (1,283)     (1,283)
------------------------------------------------------------------------------------------------------------------------------------
Balance, August 31, 1999             450,000     450    1,513,480       15     15,681          --           (14,590)      1,556
   Issuance of common stock               --      --    1,000,000       10      1,990          --                --       2,000
   Net loss                               --      --           --       --         --          --            (1,816)     (1,816)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000              450,000     450    2,513,480       25     17,671          --           (16,406)      1,740
   Net loss                               --      --           --       --         --          --               (40)        (40)
------------------------------------------------------------------------------------------------------------------------------------

Balance, March 31, 2001              450,000   $ 450    2,513,480    $  25   $ 17,671       $  --         $ (16,446)   $  1,700
====================================================================================================================================


The accompanying notes are an integral part of these consolidated statements.

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED MARCH 31, 2001 AND AUGUST 31, 1999 AND 1998 AND FOR THE SEVEN MONTHS ENDED MARCH 31, 2000 AND 1999
($000's omitted)


                                                     For the Fiscal         For the Seven             For the Fiscal
                                                       Year Ended           Months Ended                Year Ended
                                                    --------------------------------------------------------------------------
                                                        March 31,      March 31,    March 31,     August 31,   August 31,
                                                          2001            2000        1999           1999         1998
                                                                                   (Unaudited)
                                                    --------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                             $   (40)      $(1,816)      $  (593)      $(1,283)      $  (622)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
         Depreciation and amortization                      546           218           217           459           260
         Provision for doubtful accounts                    189            34            --            --            --
         Increase in note receivable                       (250)           --            --            --            --
         Writedown on hotel investment                    2,000         1,200            --            --            --
         Gain from sale of real estate
           properties                                    (2,876)         (335)          (80)          (79)         (744)
         Distributions from unconsolidated
           entities greater than equity
           in net loss                                       --            --            --            --           184
         Increase in receivables from affiliates           (340)          (62)           --            --            --
         Increase in payables to affiliates                 131            75            --            --            --
         Increase in other operating receivables           (264)         (125)         (233)         (143)          189
         Decrease (increase) in other assets                316           (34)          220           175            (4)
         Increase (decrease) in accounts payable
            and accrued liabilities                          94           236          (228)           80           168
                                                     ------------------------------------------------------------------
         Total adjustments                                 (454)        1,207          (104)          492            53
                                                     ------------------------------------------------------------------
         Net cash used in operating activities             (494)         (609)         (697)         (791)         (569)
                                                     ------------------------------------------------------------------

Cash flows from investing activities:
   Investment in unconsolidated entities                     --          (124)           --          (184)         (678)
   Proceeds from sale of real estate                      4,371           562           340           423         1,526
   Additions to real estate properties                       --           (17)          (42)          (65)          (88)
                                                     ------------------------------------------------------------------
      Net cash provided by investing activities           4,371           421           298           174           760
                                                     ------------------------------------------------------------------

Cash flows from financing activities:
   Dividends on preferred stock                              --            --          (180)         (180)         (360)
   Repurchase of common stock                                --            --            --            --          (112)
   Repayments of debt                                    (2,657)          (25)          (37)          (62)          (60)
   Payment received on note receivable from
      stock issuance                                         --            --            --            75            --
                                                     ------------------------------------------------------------------
      Net cash used in financing activities              (2,657)          (25)         (217)         (167)         (532)
                                                     ------------------------------------------------------------------

Net increase (decrease) in cash and cash
  equivalents                                             1,220          (213)         (616)         (784)         (341)
Cash and cash equivalents at the beginning of period        258           471         1,255         1,255         1,596
                                                     ------------------------------------------------------------------
Cash and cash equivalents at end of period              $ 1,478       $   258       $   639       $   471       $ 1,255
                                                     ==================================================================


The accompanying notes are an integral part of these consolidated statements

RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED MARCH 31, 2001 AND AUGUST 31, 1999 AND 1998 AND
FOR THE SEVEN MONTHS ENDED MARCH 31, 2000 AND 1999
($000's omitted)
--------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION AND NON-CASH ACTIVITY:


                                                       For the
                                                      Fiscal Year            For the Seven                     For the Fiscal
                                                         Ended                Months Ended                       Year Ended
                                                   ---------------------------------------------------------------------------------
                                                       March 31,        March 31,        March 31,        August 31,      August 31,
                                                         2001             2000             1999             1999            1998
                                                                                        (Unaudited)
                                                   ---------------------------------------------------------------------------------
Interest paid                                          $  257            $  322           $  198           $  342          $  340

Income taxes paid                                          35                --               --               --              --

Issuance of 1,000,000 common shares
   in exchange for management
   contract                                                --             2,000               --               --              --

Notes payable issued in conjunction
   with additional investment in
    Louisville Hotel, LLC                                  --             1,933               --               --              --

Transfer of 10% ownership interest
   in Louisville Hotel, LLC                                --               443               --               --              --


The accompanying notes are an integral part of these consolidated statements.

Ridgewood Hotels, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
March 31, 2001 and 2000 and August 31, 1999 and 1998


1.   Description of Business and Significant Accounting Policies

Description of the Business -

     Ridgewood Hotels, Inc. (the "Company") is a Delaware corporation primarily engaged in the hotel management business. The Company also has an ownership interest in one hotel and owns several land parcels that are held for sale.

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

     On January 11, 2000, one of the principal stockholders and President of the Company, N. Russell Walden, sold 650,000 shares of the common stock to Fountainhead, and a new President of the Company was elected. Another principal shareholder, ADT Security Services, Inc. ("ADT"), sold 450,000 shares of preferred stock of the Company to Fountainhead. Through the issuance of the common stock pursuant to the Management Agreement and the acquisitions of existing common stock and preferred stock, Fountainhead has obtained beneficial ownership of approximately 78% of the Company. Fountainhead is engaged principally in the business of owning and operating hotels, resorts and other real estate properties. See also note 6.

Basis of Presentation and Consolidation -

     The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The investments in unconsolidated entities are being accounted for using the equity method of accounting (see Note 8).

     In 1997, the Emerging Issues Task Force ("EITF") issued Issue No. 97-2, "Application of Financial Accounting Standards Board ("FASB") Statement No. 94 and Accounting Principles Board ("APB") Opinion No.16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements". EITF Issue No. 97-2 establishes that physician practice management entities have a controlling interest in a physician practice if certain requirements are met. None of the Company's hotel management agreements meet these requirements. Accordingly, the Company does not consolidate the financial statements of hotels under a management agreement.

     On March 28, 2000 the Company changed its fiscal year from August 31 to March 31.

Per Share Data -

     Basic earnings per share is based on the weighted average effect of all common shares issued and outstanding, and is calculated by dividing net earnings
(loss) available to common shareholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net earnings available to common shareholders, adjusted for the effect, if any, from assumed conversion of all potentially dilutive common shares outstanding, by the weighted average number of common shares used in the basic earning per share calculation plus the number of common shares that would be
issued   assuming   conversion  of  all   potentially   dilutive  common  shares
outstanding.

Capitalization Policies -

     Repairs and maintenance costs are expensed in the period incurred. Major improvements to existing properties that increase the usefulness or useful life of the property are capitalized. Management contracts are capitalized based on their estimated fair value at the date of the contract.

Valuation of Real Estate Properties -

     Under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"), properties are classified as either operating properties or properties held for sale. Operating properties are carried at cost, less accumulated depreciation. If determined to be impaired, operating properties are written down to their fair value, and the associated writedown cannot be restored if the fair value of the property increases. Properties held for sale are carried at the lower of cost or their fair value less cost to sell, but the associated loss can be recovered in the event the fair value of the property increases.

Depreciation and Amortization Policies -

     The Company depreciates operating properties and any related improvements by using the straight-line method over the estimated useful lives of such assets, which are generally 30 years for building and land improvements and 5 years for furniture, fixtures and equipment. Depreciation expense for the fiscal year ended March 31, 2001 was approximately $41,000, $145,000 for the seven months ended March 31, 2000 and $89,000 for the seven months ended March 31, 1999 (unaudited). Depreciation expense for the fiscal years ended August 31, 1999 and 1998 was approximately $180,000 and $172,000, respectively.

     The Company amortizes certain intangible assets over the useful life of those assets. Management contracts for which consideration is given are amortized over the life of the contract. Amortization expense for the fiscal year ended March 31, 2001 was approximately $505,000, $73,000 for the seven months ended March 31, 2000 and $117,000 for the seven months ended March 31, 1999 (unaudited). Amortization expense for the years ended August 31, 1999 and 1998 was approximately $279,000 and $88,000, respectively.

Sales of Real Estate -

     All revenue related to sales of real estate is recognized at the time of closing. The Company allocates costs of real estate sold using the specific identification or relative sales value methods based on the nature of the development. Profit recognition is based upon the Company receiving adequate cash down payments and other criteria specified by existing accounting literature.

Stock-Based Compensation -

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), provides entities with a choice between fair value and intrinsic value based methods of accounting for stock-based compensation plans. The Company has elected to use the intrinsic value method for all periods presented in these financial statements.

Cash and Cash Equivalents -

     For the purpose of the consolidated statements of cash flows, cash and cash equivalents include all highly liquid investments with original maturities of three months or less when purchased.

Fair Value of Financial Instruments -

     The recorded values of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements are representative of their fair value due to the short-term nature of the instruments.

Use of Estimates -

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Reclassifications -

     Certain prior year amounts have been reclassified to conform with the current year presentation.

Revenue Recognition -

     Revenue related to management contracts is recognized in the month that the services are provided. Incentive revenue is recognized when earned.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 101: "Revenue Recognition in Financial Statements". SAB No.101 summarizes certain of the staff's views in applying accounting principles generally accepted in the United States to selected revenue recognition issues in financial statements. The Company adopted SAB No. 101 in December 1999, and the effect of adopting SAB No. 101 was immaterial.

Reserve for Doubtful Accounts-

     The Company provides reserves for doubtful accounts after considering such factors as the nature and age of the receivable and the willingness and ability of the owner to pay.

The Company's provision for doubtful accounts is as follows:

                                                         March 31,     March 31,
                                                           2001          2000
                                                         ---------     ---------
Beginning balance-                                       $  34,000     $      --

Provision for doubtful accounts (1)                        189,000        34,000

Provision for doubtful collections related to the
leased hotel in Lubbock, Texas (2)                         128,000            --

Writeoffs                                                  (89,000)           --
                                                       -------------------------

Ending balance-                                          $ 262,000     $  34,000
                                                       =========================

(1) The provision has been provided for several doubtful accounts which the Company believes will not be collected, but efforts are still being made to collect.

(2) This provision relates to the balance of estimated uncollectible assets related to the terminated lease on the hotel in Lubbock, Texas and has been recorded under expenses of wholly-owned real estate properties in the accompanying Consolidated Statements of Operations.

New Accounting Pronouncements -

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", which delays the original effective date of

SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133. On April 1, 2001, the Company adopted SFAS No. 133, as amended. The adoption did not have a material effect on the Company's financial position or results of operations.

Segment Reporting -

     In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This standard requires that enterprises report financial and descriptive information about its reportable operating segments. The Company currently has only one segment, real estate hotel ownership and management, that is the basis for the consolidated information in the financial statements.

2.   Real Estate Investments

     The Company's real estate properties by type at March 31, 2001 and 2000 were as follows ($000's omitted):

        March 31, 2001
       Type of Project                      Land          Other         Total
       ---------------                   ----------    ----------    ----------

Land                                     $    4,555    $       --    $    4,555
Less allowance for possible losses           (3,155)           --        (3,155)
                                         ----------    ----------    ----------
Net land                                      1,400            --         1,400
Investment in unconsolidated hotel
  entity                                         --         3,200         3,200
Less investment writedown                        --        (3,200)       (3,200)
                                         ----------    ----------    ----------
Net investment in unconsolidated
  hotel entity                                   --            --            --
                                         ----------    ----------    ----------
Total net real estate investments        $    1,400    $       --    $    1,400
                                         ==========    ==========    ==========

                                                Furniture,
        March 31, 2000               Land &    Fixtures &
       Type of Project             Buildings    Equipment      Other        Total
       ---------------             ---------    ---------    ---------    ---------
Wholly-owned hotel                 $   2,535    $     426    $      --    $   2,961
Less accumulated  depreciation        (1,429)        (426)          --       (1,855)
                                   ---------    ---------    ---------    ---------
Net operating property                 1,106           --           --        1,106
                                   ---------    ---------    ---------    ---------
Land                                   5,125           --           --        5,125
Less allowance for possible losses    (3,319)          --           --       (3,319)
                                   ---------    ---------    ---------    ---------
Net land                               1,806           --           --        1,806
                                   ---------    ---------    ---------    ---------
Investment in unconsolidated hotel
  entity                                  --           --        3,200        3,200
Less investment writedown                 --           --       (1,200)      (1,200)
                                   ---------    ---------    ---------    ---------
Net investment in unconsolidated
  hotel entity                            --           --        2,000        2,000
                                   ---------    ---------    ---------    ---------
Total net real estate investments  $   2,912    $      --    $   2,000    $   4,912
                                   =========    =========    =========    =========

     Changes in the allowance for possible losses and writedown on real estate investments for the year ended March 31, 2001 and for the seven months ended March 31, 2000 and the years ended August 31, 1999 and 1998 were as follows ($000's omitted):

                                      For the Year     For the Seven      For the Year     For the Year
                                      Ended March      Months Ended       Ended August     Ended August
                                        31, 2001      March 31, 2000        31, 1999         31, 1998
                                     -------------    ---------------   ----------------   -----------
Allowance and writedown,
  beginning of period                   $ 4,519           $ 3,319          $ 3,447           $ 3,544
Reversal of reserves associated
  with sales of real estate
  assets (1)                               (164)               --             (128)              (97)
Writedown of investment (note 8)          2,000             1,200               --                --
                                        -------           -------          -------           -------
Allowance and writedown, end
  of period                             $ 6,355           $ 4,519          $ 3,319           $ 3,447
                                        =======           =======          =======           =======

(1) These amounts reduce the net cost of the real estate sold and in turn are included in the costs of real estate sold on the consolidated statement of operations.

3.   Commitments and Contingencies

     Consulting Agreements-

     In August 1991, each executive officer was offered a two-year Post-Employment Consulting Agreement (the "Consulting Agreement(s)") whereby the officer agrees that if he or she is terminated by the Company for other than good cause, the officer will be available for consulting at a rate equal to their annual compensation immediately prior to termination. All officers have chosen to enter into Consulting Agreements. In August 1998, an amendment was signed by the two executive officers reducing the consulting period by one month for each month that the executive continued to be employed by the Company through August 31, 1999, such that if the executive remains employed by the Company through August 31, 2000, the consulting period shall be twelve months in duration. In addition, two other executives were offered and have chosen to enter into one year Consulting Agreements.

     In January 2000, one of the executives was terminated and entered into an amended six-month consulting agreement. In May 2000, one of the executives and one of the employees was terminated, and each has entered into the one-year consulting fee arrangement. In June 2000, the other executive was terminated and entered into an arrangement that was less than one year.

     Litigation -

     On May 2, 1995 a complaint was filed in the Court of Chancery of the State of Delaware (New Castle County) entitled William N. Strassburger v. Michael M. Early, Luther A. Henderson, John C. Stiska, N. Russell Walden, and Triton Group, Ltd., defendants, and Ridgewood Hotels, Inc., nominal defendant, C.A. No. 14267 (the "Complaint"). The plaintiff is an individual shareholder of the Company who purports to file the Complaint individually, representatively on behalf of all similarly situated shareholders, and derivatively on behalf of the Company. The Complaint challenges the actions of the Company and its directors in consummating the Company's August 1994 repurchase of its common stock held by Triton Group, Ltd. and Hesperus Partners Ltd. in five counts, denominated Waste of Corporate Assets, Breach of Duty of Loyalty to Ridgewood, Breach of Duty of Good Faith, Intentional Misconduct, and Breach of Duty of Loyalty and Good Faith to Class. On July 5, 1995, the Company filed a timely answer generally denying the material allegations of the complaint and asserting several affirmative defenses. Discovery has been concluded, and on March 19, 1998, the Court dismissed all class claims, with only the derivative claims remaining for trial. The case was tried by Vice Chancellor Jacobs during the period February 1, through February 3, 1999.

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

     On May 15, 2000, the plaintiff filed a Memorandum in Support of Judgment After Trial requesting that the Court enter an order rescinding the Company's issuance of preferred stock in connection with repurchase transactions and requesting that the Court enter a judgment for damages against Messrs. Stiska, Earley and Walden. The Company and the defendants filed written responses to plaintiff's memorandum in August 2000.

     In November 2000, the Court entered an Order Partially Implementing Decisions and Scheduling Proceedings on Rescissory Damages (the "November 2000 Order"). The November 2000 Order, among other things, orders the rescission of the Company's outstanding preferred stock and the issuance of 1,350,000 shares of the Company's common stock in return therefor, but the rescission of the preferred stock is stayed subject to the Court's entry of a final order on the remaining issues. The November 2000 Order also provides that the Court must determine (i) if defendant Triton will be required to return to the Company $1,162,000 in dividends previously paid on the preferred stock and whether interest will be required to be paid on such dividends and (ii) the amount of rescissory damages, if any, that defendants Walden, Stiska and Earley should be required to pay to the Company and whether such damages are subject to pre-judgment interest from September 1, 1994. The November 2000 Order provides for the parties to present additional evidence and briefs to the Court with respect to the damages issues. Since November, 2000, the parties have conducted additional discovery with respect to the remedy issues. To date, no additional briefs have been filed and no further hearings have been scheduled.

     As a derivative action, the Company does not believe that the ultimate outcome of the litigation will result in a material adverse effect on its financial condition. However, the Company may be required to pay plaintiff's attorneys' fees. In addition, while the Company had been advancing the legal fees and expenses of the director-defendants prior to the Opinion, the Company believes that it is not required to advance legal fees and expenses to the director-defendants who were found to be liable to the Company. However, Mr. Walden has asserted that he has the right to the continued advancement of his legal fees and expenses under the Company's Certificate of Incorporation (as amended), subject to an undertaking to pay such advances back if required under Delaware law. If the Company is required to advance such fees and expenses, and the defendants are required to repay such advances in the future, the defendants' financial ability to make such repayment is not known to the Company. Mr. Walden, through his counsel, has threatened to file a complaint against the Company seeking to compel the advancement of such fees and expenses.

     On March 15, 2001, the Company filed a complaint in Fulton County State Court entitled Ridgewood Hotels, Inc. v. Excelsior Hospitality, LLC, Fulton County State Court, Civil Action File No. 01-VS-015898A. The Company seeks amounts due under a management agreement pursuant to which Ridgewood was to manage a hotel property owned by Defendant Excelsior. The Company believes that Excelsior wrongfully terminated and otherwise breached the management agreement and claims damages in the total amount of approximately $310,000, together with attorneys' fees.

     On April 27, 2001, Excelsior filed its Answer, denying the material allegations in the Complaint. Excelsior also filed a Counterclaim against the Company arising out of the same management agreement, claiming that the Company mismanaged the hotel, acted in bad faith, and otherwise failed to perform under the management agreement. Excelsior seeks compensatory damages in excess of $900,000, together with punitive damages and attorneys' fees. Management believes that it has valid claims against Excelsior and that the Counterclaim is meritless. Accordingly, the Company has not recorded any liability in relation with this case in the accompanying financial statements.

Louisville Hotel - (See also Note 8)

     On May 13, 1998, RW Louisville Hotel Associates LLC ("Associates") was organized as a limited liability company under the laws of the State of Delaware. Associates was organized to own and manage a Holiday Inn hotel ("the Hotel") in Louisville, Kentucky. The Company's investment in RW Hotel Partners, L.P. of $337,500 was transferred to Associates at its historical basis. Simultaneously, the Company invested $362,000 into Louisville Hotel, LLC, a Delaware limited liability company (the "LLC"). The combined equity of $699,500 represented a 10% interest in the Hotel. The LLC loaned $3,620,000 to the Hotel in return for all cash flows generated from the Hotel (after payment of expenses including a management fee to the Company). On September 30, 1999, the Company purchased additional equity in the LLC. The Company increased its ownership from 10% to 80%. The consideration paid to acquire the increased ownership was $2,500,000. The majority of the purchase price was evidenced by three promissory notes (the "Notes") totaling $1,933,000. The Notes are cross-defaulted, bear interest at 13% and mature on September 30, 2002. With 80% ownership, the Company is now the Managing Member of the LLC. Louisville Hotel, L.P. ("LP") now has 20% ownership in the LLC and is the Non-Managing Member. Pursuant to the LLC's operating agreement dated as of May 1998, as amended on September 30, 1999 (the "Operating Agreement"), the Company has the right at any time to purchase Louisville's remaining interest in the LLC (the "Purchase Option"). The Operating Agreement provides that the purchase price for Louisville's interest is equal to the sum of (a) Louisville's total capital contributions to the LLC ($3,061,000), plus (b) any accrued but unpaid preferred return on such capital contributions, plus (c) the residual value of the remaining interest (the amount that would be distributed to Louisville if the LLC sold the Hotel for its fair market value and distributed the proceeds to the members pursuant to the Operating Agreement) (the "Option Price"). However, the Purchase Option is only exercisable in connection with concurrent payment in full of all remaining amounts due under the Notes. Under the terms of the Operating Agreement, the Company is required, no later than September 30, 2002, to purchase Louisville's remaining interest in the LLC for the Option Price. Based on the estimated value of the Hotel as of March 31, 2001, the estimated Option Price is approximately $3,061,000. The Company's obligation to purchase the remaining LLC `s interest is secured by the Company's interest in the LLC, the Longwood, Florida property and the Phoenix, Arizona property.

     Unless current market conditions change or the Company is able to obtain an additional source of funds (whether through operations, financing or otherwise) the Company currently does not have sufficient liquidity to acquire Louisville LP's interest in the LLC for the Option Price and to pay off the Notes in September 30, 2002. Under the terms of the Operating Agreement, the failure of the Company to acquire Louisville LP's interest by September 30, 2002 could result in the Company forfeiting its interests in the LLC, the Longwood, Florida property and the Phoenix, Arizona property. As a result, management is currently evaluating all of its options with respect to the Louisville Hotel, including its potential sale prior to September 30, 2002.

     Associates is a licensee under a franchise agreement with Holiday Inn (the "Franchise Agreement"). The Company has guaranteed Associates obligations under the Franchise Agreement. In the event that the Franchise Agreement is terminated as a result of a breach of the Franchise Agreement by Associates, Associates may be subject to liquidated damages under the Franchise Agreement equal to approximately 36 times the monthly franchise fees payable pursuant to the Franchise Agreement. The current monthly franchise fees are approximately $41,000.

     In conjunction with the Franchise Agreement, the Hotel is subject to a Property Improvement Plan ("the Plan"). Under the Plan, the Hotel is required to make certain improvements by December 31, 2002, with certain interim milestones. The Company estimates that the cost of these improvements is approximately $1,858,000. As of March 31, 2001, Associates has spent approximately $330,000 on improvements and has approximately $348,000 in escrow to spend on improvements. The Company has not determined whether Associates will be able to fund the remainder of the Plan. If the Hotel is unable to fund the remainder of the Plan, the Company may be required to complete the Plan pursuant to the Company's guaranty of the Franchise Agreement.

Vacated Office Space-

     In January 2001, the Company changed the location of its principle executive offices. The new space is being leased on a month-to-month basis for $1,850 per month. In March 2001 the Company signed a sublease agreement ("Sublease") on the space previously used for its executive offices. The Sublease is for a term of fourteen months and commenced on April 1, 2001. The Company will receive $8,738 per month for thirteen months. The Company currently pays $13,107 per month for the existing lease, which will expire in May 2002. The Company recognized expense for the vacated space of approximately $107,000 during the fiscal year ended March 31, 2001. The Company has also recorded a lease commitment liability of approximately $94,000 as of March 31, 2001.

4.   Long-Term Debt

     In June 1995, the Company entered into a loan with a commercial lender to refinance the Ramada Inn in Longwood, Florida. The loan proceeds were $2,800,000, and the hotel served as collateral for the loan. The loan was for a term of 20 years with an amortization period of 25 years, at a fixed interest rate of 10.35%. Principal and interest payments were approximately $26,000 per month beginning August 1, 1995. In addition, the Company was required to make a repair escrow payment comprised of 4% of estimated revenues, as well as real estate tax and insurance escrow payments. The total amount for these items was a payment of approximately $22,000 per month and could be adjusted annually. The escrow funds were used as tax, insurance and repair needs arise. Also, commitment fees and loan costs of approximately $159,000 were deferred and were being amortized over 20 years. These costs were expensed as part of the cost of sale when the Longwood property was sold and the loan transferred.

     The approximate average amount of borrowings on the term loan during the fiscal year ended March 31, 2001 was $2,657,000. The maximum amount of borrowings outstanding under this loan during that period was $2,657,000. This loan was transferred upon the sale of the property in May 2000, and is no longer an obligation of the Company. See Note 10.

     On September 30, 1999, the Company entered into three promissory notes in order to purchase additional equity in the LLC (see Note 3). A promissory note for $1,333,000 is secured by the Company's ownership interest in the LLC. The two other promissory notes are for $300,000 each, with one secured by the Company's Phoenix, Arizona land and the other secured by the Company's Longwood, Florida land. The total carrying value of the assets pledged as collateral is approximately $620,000 as of March

31, 2001. The Notes are cross-defaulted, bear interest at 13%, mature on September 30, 2002 and are non-recourse to the Company. Interest payments are $20,941 per month beginning in November 1999. Interest expense was $251,000 and $126,000, respectively, for the fiscal years ended March 31, 2001 and 2000. See also Notes 3 and 8.

     The combined approximately average amount of borrowings on the Notes during the year ended March 31, 2001 was $1,933,000. The combined maximum amount of borrowings outstanding under these notes was $1,933,000, and the balance of the notes at March 31, 2001 was $1,933,000. The carrying value of the notes approximate their fair value at March 31, 2001.

     Maturities of long-term debt as of March 31, 2001 during the Company's next five fiscal years are as follows: 2002 -- $-0-; 2003 -- $1,933,000; and none thereafter.

5.   Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," that requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     The income tax provision is as follows:

(000's omitted)

                     For the
                   Fiscal Year           For the Seven              For the Fiscal
                     Ended               Months Ended                 Year Ended
                 ------------------------------------------------------------------------
                   March 31,       March 31,     March 31,     August 31,     August 31,
                     2001            2000          1999           1999          1998
                                                (Unaudited)
                 ------------------------------------------------------------------------
Current:
   Federal       $         70   $         --   $         --   $         --   $         --
   State                   --             --             --             --             --
                 ------------------------------------------------------------------------
Total current              70             --             --             --             --

Deferred:
   Federal                 --             --             --             --             --
   State                   --             --             --             --             --
                 ------------------------------------------------------------------------
Total deferred             --             --             --             --             --
                 ------------------------------------------------------------------------
Total            $         70   $         --   $         --   $         --   $         --
                 ========================================================================

     A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

(000's omitted)

                            For the
                          Fiscal Year       For the Seven               For the Fiscal
                            Ended           Months Ended                 Year Ended
                        ------------------------------------------------------------------
                          March 31,     March 31,     March 31,   August 31,    August 31,
                            2001          2000         1999          1999          1998
                                                    (Unaudited)
                        ------------------------------------------------------------------
Tax at statutory rate   $       10    $     (617)   $     (202)   $     (404)   $     (194)
State taxes, net of
  federal benefit                1           (66)          (21)          (43)           --
Permanent items                  2             2             2            36            17
Valuation reserve              (13)          646           221         1,101           186
Other                           70            35            --          (690)           (9)
                        ------------------------------------------------------------------
                        $       70    $       --    $       --    $       --    $       --
                        ==================================================================

Deferred tax assets (liabilities) are composed of the following at March 31, 2001 and 2000, respectively:

                                                        (000's omitted)

                                                March 31, 2001    March 31, 2000
                                                --------------    --------------
Allowance for Possible
   Losses and writedowns - Impairments           $       2,580    $       1,700
Excess of Book over Tax
   Depreciation                                            108               80
Other                                                      329              425
Tax Loss Carryforwards                                   5,264            6,092
                                                 -------------    -------------
          Gross Deferred Tax
             Assets                                      8,281            8,297
                                                 -------------    -------------
Excess of Book over Tax
   Basis, Income from
   Partnership                                            (114)            (230)
Loan Amortization                                          (41)             (44)
                                                 -------------    -------------
          Gross Deferred Tax
             Liabilities                                  (155)            (274)
                                                 -------------    -------------
Deferred Tax Assets
   Valuation Allowance                                  (8,126)          (8,023)
                                                 -------------    -------------
                                                 $           0    $           0
                                                 =============    =============

     For financial reporting purposes, a valuation allowance has been recognized at March 31, 2001 and 2000 to reduce the net deferred income tax assets to zero. The net change in the valuation allowance for deferred tax assets in the fiscal year ended March 31, 2001 was an increase of $103,000. This change resulted primarily from an increase in the Company's deferred tax assets relating to the writedown of the investment in the LLC and from the utilization of net operating loss carrforwards that had previously been reserved for.

     On March 31, 2001, the Company has federal net operating loss carryforwards for income tax purposes of approximately $13,521,000, that will begin to expire in 2005. In January 2000, the Company had an ownership change as defined in
Section 382 of the Internal Revenue Code. As such, the net operating loss available to offset future income is limited. The amount of net operating loss available in any year may increase if certain assets are sold.

6.   Shareholders' Investment

Common and Preferred Stock -

     There are currently 5,000,000 shares of common stock authorized, of which 2,513,480 are outstanding, of which approximately 66% is owned by Fountainhead. In addition, Fountainhead owns 450,000 shares of convertible preferred stock such that Fountainhead has beneficial ownership of approximately 78% of the Company.

     There are currently 1,000,000 authorized shares of the Company's Series A Convertible Preferred Stock and 450,000 shares issued and outstanding. The preferred stock is redeemable by the Company at $8.00 per share and accrues dividends at a rate of $0.40 per share annually for the first two years and at a rate of $0.80 per share annually thereafter. Dividends are payable quarterly commencing on November 1, 1994. Each share of the preferred stock is convertible into three shares of the Company's common stock effective August 16, 1996 and is subject to certain anti-dilution adjustments. As of March 31, 2001, no shares have been converted. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive $8.00 per share of preferred stock plus all dividends not previously declared and unpaid thereon. As of March 31, 2001, there are $750,000 of dividends in arrears owed to Fountainhead. Preferred dividends paid in fiscal years 1998 and 1999 have been charged against paid-in-surplus since the Company has accumulated deficits.

Fountainhead Transaction -

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

     On January 11, 2000, one of the principal stockholders and President of the Company, N. Russell Walden, sold 650,000 shares of the common stock to Fountainhead, and a new President of the Company was elected. Another principal shareholder, ADT, sold 450,000 shares of preferred stock of the Company to Fountainhead. Through the issuance of the common stock pursuant to the Management Agreement and the acquisitions of the Walden common stock and ADT preferred stock, Fountainhead has obtained beneficial ownership of approximately 79% of the common stock. Fountainhead is engaged principally in the business of owning and operating hotel, resort and other real estate properties.

Loss Per Share -

     The following table sets forth the computation of basic and diluted loss per share:

                              For the
                            Fiscal Year               For the Seven                        For the Fiscal
                               Ended                  Months Ended                          Years Ended
                            -----------     --------------------------------       -----------------------------
                                                                  March 31,
                             March 31,        March 31,             1999             Aug. 31,         Aug. 31,
                               2001             2000             (Unaudited)          1999              1998
                            -----------     -----------          -----------       -----------       -----------
Net loss                    $   (40,000)    $(1,816,000)         $  (593,000)      $(1,283,000)      $  (622,000)
Less preferred
   dividends paid                    --              --              (90,000)         (180,000)         (360,000)
Less undeclared
   preferred
  dividends                    (360,000)       (210,000)            (120,000)         (180,000)               --
                            -----------     -----------          -----------       -----------       -----------

Net loss  applicable to
common shareholders
                            $  (400,000)    $(2,026,000)         $  (803,000)      $(1,643,000)      $  (982,000)

Weighted average
   shares outstanding
   - basic and diluted        2,513,480       1,898,000            1,513,000         1,513,000         1,526,000
                            ===========     ===========          ===========       ===========       ===========

Basic and diluted
loss per common share       $     (0.16)    $     (1.07)         $     (0.53)      $     (1.09)      $     (0.64)
                            ===========     ===========          ===========       ===========       ===========

The effect of the Company's stock options and convertible securities was excluded from the computations for the twelve months ended March 31, 2001, the seven months ended March 31, 2000 and 1999 and for the two years ended August 31, 1999 and 1998, as they are antidilutive. Accordingly, for the periods presented, diluted net loss per share is the same as basic net loss per share.

1993 Stock Option Plan -

     On March 30, 1993, the Company granted options to purchase 378,000 shares of common stock at a price of approximately $1.83 per share to its key employees and one director under the Ridgewood Hotels, Inc. 1993 stock option plan (the "Option Plan"). The exercise price equaled the fair market value at the date of grant. The options vested over a four-year period in 25% increments. All options expire ten year from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Option Plan.

     On June 13, 2000, 25,000 additional grants were issued to a director at an exercise price of $2.25, which was no less than the fair market value at the date of the grant. These options vest immediately and expire five years after the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Option Plan. None of these options were exercised as of March 31, 2001.

     On July 1, 2000, 258,500 additional grants were issued to key employees at a price of $2.00 per share, which was no less than the fair market value at the date of the grant. Certain employees' options vest over a four-year period in 25% increments while certain others vest over a four-year period with 10% the first year, 25% the second year, 50% the third year and 100% the fourth year. All options granted on July 1, 2000 expire ten years from the date of grant, unless earlier by reason of death, disability, termination of employment, or for other reasons outlined in the Option Plan. None of these options were exercised as of March 31, 2001.

     The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for stock option awards granted with an exercise price at or above fair market value. Had compensation expense for the Option Plan been determined based upon fair values at the grant date for awards under the Option Plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss for the fiscal year ended March 31, 2001 would have decreased to the pro forma amount indicated below:

                                                        2001
                                                       ------
                    Net loss:
                      As reported                      $ (40)
                      Pro forma                         (158)

                    Basic and diluted loss
                      per common share:
                        As reported                     (0.16)
                        Pro forma                       (0.21)

     The weighted average fair value of options granted estimated on the date of grant using the Black-Scholes model was $1.48 for options granted in 2000. The fair value of the options granted was based on the following assumptions: volatility of 139 percent, dividend yield of 0 percent, risk free interest rate of 6.09 percent for options granted on July 1, 2000 and 6.49 percent for options granted on June 13, 2000, and a forfeiture rate of 0 percent.

Warrants -

     On December 16, 1996, 75,000 warrants were issued to a hotel acquisitions consultant for the Company. Each warrant represents the right to purchase from the Company one share of common stock at the exercise price of $3.50 per share. The warrants may be exercised at any time within five years from the date of issuance, but none have been exercised as of March 31, 2001.

Related Party Transactions-

     In the Management Agreement, Fountainhead agreed to pay the Company a base management fee equal to 2% of the gross revenues of the properties being managed, plus an annual incentive management fee to be determined each year based on the profitability of the properties being managed during that year.

     The Management Agreement has a term of five years but is terminable upon the transfer by Fountainhead of all or a material portion of the properties covered by the Management Agreement. If the Management Agreement is terminated upon such a transfer or upon the occurrence of an event of default by Fountainhead, Fountainhead shall pay to the Company a portion of the projected fees owed to the Company under the agreement, with adjustments based on the term of the Management Agreement remaining. In such event, Fountainhead may elect to surrender to the Company shares of common stock in lieu of a cash payment. As a result of the Fountainhead transactions, the Company's President resigned, and Henk H. Evers was appointed as President and Chief Operating Officer effective January 11, 2000. At the Company's request, Fountainhead continues to pay the President's salary as an advance to the Company. Effective September, 2000, the President has assumed certain responsibilities previously handled by the general manager of Chateau Elan Georgia. As a result, Chateau Elan Georgia has agreed to assume $125,000 of the President's annual salary of $305,000. In addition, the President has performed certain services for Fountainhead (in addition to the services for which the Company received a development fee) and, in consideration therefore, Fountainhead has agreed to assume $50,000 of the President's annual salary while he continues to perform such services. For the fiscal year ended March 31, 2001, the portion of the President's salary charged to Chateau Elan and Fountainhead is $71,000 and $29,000, respectively. The Company has accrued $296,000 in expenses relating to the advanced compensation including $75,000 for the seven months ended March 31, 2000 and $221,000 for the fiscal year ended March 31, 2001 (after taking into account the portions assumed by Chateau Elan Georgia and Fountainhead). The Company reduced the advanced compensation liability by $90,000 by netting accrued development fees owed to the Company by Fountainhead for managing one of Fountainhead's properties in St. Andrews, against this liability. After reducing the advanced compensation by $90,000, there is $206,000 of accrued liability remaining at March 31, 2001.

     As of March 31, 2001 the Company manages Chateau Elan Georgia ("Georgia") and Chateau Elan Sebring ("Sebring"). Both of these hotels are Fountainhead properties. St. Andrews opened on June 14, 2001. The Company has received $6,000 per month since January 2000 as a development fee while St. Andrews was under construction. The Company anticipates receiving a management contract to manage this property similar to the contracts for managing Georgia and Sebring. For the year ended March 31, 2001 the Company earned management fees of approximately $973,000 and $60,000 for Georgia and Sebring, respectively. The combined management and development fees for these

Fountainhead hotels were approximately $1,123,000 and represented 44% of the total management fee revenue for the fiscal year ended March 31, 2001.

     In the normal course of its business of managing hotels, the Company may incur various expenses on behalf of Fountainhead or its subsidiaries that the Company pays and is reimbursed by Fountainhead for these expenditures. As of March 31, 2001 and 2000, Fountainhead owed the Company approximately $402,000 and $62,000, respectively, for such unpaid management fees and expenses, which represents 50% of the Company's total operating receivables.

     For the year ending March 31, 2001,  the Company was charged  approximately
$40,000 of salary  related  to the Human  Resources  Director  of  Georgia.  The
Company does not have a full-time Human Resources Director and utilizes Georgia's part-time. Georgia deducts the salary from the monthly management fees owed to the Company.

     The Company leases its office space for $1,850 per month from Nanco Co., which is owned by one of the Company's directors. The lease terms are month-to-month and at market rates for comparable space.

7.   Supplemental Retirement and Death Benefit Plan

     The Company implemented a non-qualified Supplemental Retirement and Death Benefit Plan with an effective date of January 1, 1987. The Plan supplements other retirement plans and also provides pre-retirement death benefits to participants' beneficiaries.

     The net periodic pension cost includes the following components:

                                                August 31, 1999  August 31, 1998
                                                --------------   ---------------

Service cost for the period                      $      39,256    $      34,628
Interest cost on projected benefit obligation           52,014           46,170
Net amortization of transition liability                11,026           11,026
Recognized net actuarial gain                          (28,848)         (39,938)
                                                 -------------    -------------
Net periodic pension cost                        $      73,448    $      51,886
                                                 =============    =============

     On January 11, 2000, the Plan's only participant waived all of his rights under or benefits accrued pursuant to the Plan, except that he shall have the right to receive $55,000 per year for 15 years beginning at the age of 65. The gain from the decreased benefit obligation is approximately $374,000 and is being amortized over the remaining period of this obligation. The Company has recorded a total pension liability of approximately $894,000 as of March 31, 2001.

     Concurrent with the implementation of the Supplemental Retirement and Death Benefit Plan, the Company purchased key person life insurance contracts on the life of the Plan participant. The policies are owned by and payable to the Company and are "increasing whole life" insurance. The Company pays level annual premiums, may borrow against cash values earned, and pays interest annually on any loans that may be cumulatively outstanding. Since the Plan's benefits were waived as described above, the Company chose to cancel the policies and received approximately $7,000 during the seven months ended March 31, 2000.

8.   Investments in Unconsolidated Hotel Entities

RW Hotel Partners, L.P.

     On August 16, 1995, RW Hotel Partners, L.P. was organized as a limited partnership (the "Partnership") under the laws of the State of Delaware. Concurrently, the Company formed Ridgewood Georgia, Inc., a Georgia corporation ("Ridgewood Georgia") that became the sole general partner in the Partnership with RW Hotel Investments Associates, L.L.C. ("Investor") as the limited partner. Ridgewood Georgia has a 1% base distribution percentage versus 99% for the Investor. However, distribution percentages do vary depending on certain defined preferences and priorities pursuant to the Partnership Agreement ("Agreement"), which are discussed below. The Partnership was originally formed to acquire a hotel property in Louisville, Kentucky, but subsequently purchased five additional hotels. The Partnership purchased the hotel in Louisville, Kentucky for approximately $16,000,000. In December 1995 and January 1996, the Partnership purchased four hotel properties in Georgia for approximately $15,000,000 and a hotel in South Carolina for $4,000,000, respectively. Three of the Georgia hotels were sold at a loss in March 1998, and the hotel in Louisville was transferred to a new entity in June 1998 in conjunction with refinancing that hotel (see "Louisville Hotel Associates LLC" below). The hotel in Orangeburg, South Carolina was sold at a loss in November 1998. In November 1999, the remaining hotel in Thomasville, Georgia was sold at a loss. The Partnership will be dissolved, and the Company will neither receive cash nor be required to pay out cash related to the Partnership.

     Total management fees related to these hotels for the seven months ended March 31, 2000 were $10,000 and for the years ended August 31, 1999 and 1998 were approximately $68,000 and $233,000, respectively.

     In connection with the sale of three of its six hotels in March 1998, the Company signed a management agreement with the new owner of the three hotels wherein it will receive a management fee equal to 3% of revenues plus 15% of the net operating income plus 5% of any profit realized upon the sale of the hotels. In connection with the management agreement, the Company received management fees totaling approximately $202,000 for the year ended March 31, 2001, $107,000 for the seven months ended March 31, 2000 and $191,000 and $114,000 for the years ended August 31, 1999 and 1998, respectively.

Houston Hotel, LLC

     On December 9, 1997, Houston Hotel, LLC ("Houston Hotel") was organized as a limited liability company under the laws of the State of Delaware. The purpose that Houston Hotel was organized is limited solely to owning and managing the Hampton Inn Galleria in Houston, Texas. The Company contributed approximately $316,000 into Houston Hotel that represents a 10% interest, and the other 90% interest is owned by Houston Hotel, Inc. (the "Manager"), a Nevada corporation.

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

     Distributions of distributable cash shall be made as follows:

     o First, 100% to the Manager until it has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     o Second, 100% to the Company until the Company has been distributed an amount equal to its accrued but unpaid 13% preferred return.

     o    Third, 80% to the Manager and 20% to the Company.

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

     In connection with the management agreement, the Company received management fees totaling approximately $78,000 for the year ended March 31, 2001, $56,000 for the seven months ended March 31, 2000 and $98,000 and $83,000 for the fiscal years ended August 31, 1999 and 1998, respectively.

     On September 30, 1999 the Company transferred its 10% ownership in Houston Hotel, LLC for additional equity in Louisville Hotel, LLC. See further discussion below under "Louisville Hotel Associates, LLC."

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

     (2) An Incentive Management Fee in an amount up to 1% of gross revenue per period calculated as follows:

          (a) 0.5% of gross revenue per year in which the actual net operating income ("NOI") reaches 105% of the budgeted NOI for that period, and

          (b) an additional 0.5% of gross revenue per year in which the actual NOI reaches 110% of the budgeted NOI for that period.

          (c) The Incentive Management Fee will be accrued monthly and disbursed quarterly. The quarterly disbursements for the
               Incentive   Management  Fee  will  be  reconciled  quarterly  and
               annually.

          In August 2000 the Company's management agreement was terminated.

Louisville Hotel (see also Note 3)

     The Company has an ownership interest in a Holiday Inn hotel in Louisville, Kentucky (the "Hotel"). The Hotel is owned by Associates. As of March 31, 2001, the Company, through its wholly-owned subsidiaries, was the manager of and had a minority ownership interest in Associates. In April, 2001, the Company, through its wholly-owned subsidiaries, acquired 100% of the membership interests in Associates. The membership interests are pledged as security for a $3,623,690 loan made by the LLC . The membership interests are also subject to an option pursuant to which the LLC has the right to acquire the membership interests for nominal value. Pursuant to the terms of the loan, all revenues (including proceeds from sale or refinancing) of Associates (after payment of expenses including a management fee to the Company) are required to be paid to the LLC until principal and interest on the loan are paid in full. As a result, the LLC has all of the economic interests in the Hotel.

     On September 30, 1999, the Company purchased additional equity in the LLC. The Company increased its ownership from 10% to 80%. The consideration issued to acquire the increased ownership was $2,500,000, composed of the following:

Transfer of 10% ownership interest in Houston Hotel, LLC            $443,000

Cash payment (1)                                                     124,000

Promissory note to Louisville LP secured by the Company's
   ownership interest in the LLC (2)                               1,333,000

Promissory note to Louisville LP secured by the Company's
   Phoenix, Arizona land (2)                                         300,000

Promissory note to Louisville LP secured by one parcel  of
   the Company's Longwood, Florida land (2)                          300,000
                                                                -------------

Total additional equity in the LLC                                $2,500,000
                                                                =============

     (1) The cash to make this payment was obtained from the LLC in connection with a modification of the management contract of the Hotel. This amount represents the unamortized portion of the original $200,000 participation fee paid to the LLC to acquire the management contract of the Hotel.

     (2) The Notes are cross-defaulted. The Notes bear interest at 13% and mature on September 30, 2002. See Notes 3 and 4.

     In accordance with EITF Issue M:96-16 "Investor's accounting for an investor when the investor has a majority of the voting interest but the minority shareholder or shareholders have certain approval or veto rights", the LLC is not consolidated in the accompanying financial statements as the minority member has kept substantial participation rights in this entity.

     Income or loss allocated by the LLC to the Company is based upon the formula for distributing cash.

     Distributable cash is defined as the net cash realized from operations but after payment of management fees, principal and interest, capital improvements and other such retentions as the managing member determines to be necessary. Distributions of distributable cash from the LLC shall be made as follows:

     o First, to the Company in an amount equal to the cumulative interest paid on the acquisition loans of $1,333,000, $300,000 and $300,000. The Company has been using these funds to pay Louisville LP.

     o Second, a 13% preferred return to Louisville LP on their original $3,061,000 investment.

     o    Third,  a  13%  preferred   return  to  the  Company  on  its  capital
          contribution of $1,207,000.

     o    Fourth, 80% to the Company and 20% to Louisville LP.

Cash from a sale or refinancing would be distributed as follows:

     o First, to the Company in an amount equal to the cumulative interest paid on the acquisition loans of $1,333,000, $300,000 and $300,000.

     o Second, to the Company in an amount equal to the acquisition loans of $1,333,000, $300,000 and $300,000.

     o Third, to Louisville LP until it has received aggregate distributions in an amount equal to its 13% preferred return.

     o Fourth, to Louisville LP until its net capital contribution is reduced to zero.

     o Fifth, to the Company until it has received an amount equal to its 13% preferred return.

     o Sixth, to the Company until its net capital contribution is reduced to zero.

     o Thereafter, 10% to Louisville LP and 90% to the Company. If a sale or refinancing occurs after September 30, 2000 but before September 30, 2001, then the distribution would change to 15% and 85%, respectively.

     In March 2001 and 2000, the Company recognized writedowns of $2,000,000 and $1,200,000, respectively, on its investment in the LLC. The March 2000 writedown was due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the Hotel. In March 2001, in light of the deterioration of market conditions affecting the hotel industry during the fourth quarter and subsequent to year-end and due to a further decrease in the operating performance of the Hotel, management of the Company concluded that their economic ownership interest had been totally impaired. The carrying value of the investment in the LLC on the Company's books is $0 as of March 31, 2001.

     In 1998, the Company paid an additional $200,000 to the LLC as a fee to acquire the management contract for the Hotel. This amount was included in other assets. The Company was amortizing the fee $70,000 per year for the first two years and $20,000 per year for the next three years.

     With respect to the sum of $100,000, in the event that the management contract is terminated by the LLC with or without cause and not pursuant to a third party sale prior to June 5, 2000, the LLC will pay to the Company the sum of $4,166.67 times the number of months prior to June 5, 2000 that the management contract is terminated.

     With respect to the second sum of $100,000, in the event that the management contract is terminated by the LLC prior to June 5, 2003, the LLC will pay to the Company the sum of $1,666.67 times the number of months prior to June 5, 2003 that the management contract is terminated.

     In  connection  with  the  management   agreement,   the  Company  received
management fees totaling approximately $258,000 for the year ended March 31, 2001, $153,000 for the seven months ended

March 31, 2000, $_______ for the seven months ended March 31, 1999 (unaudited) and $285,000 and $57,000 for the years ended August 31, 1999 and 1998, respectively.

     A summary of the investment in unconsolidated entities is as follows:

                               For the Year    For the Seven     For the Year    For the Year
                                  Ended        Months Ended         Ended           Ended
                              March 31, 2001   March 31, 2000    Aug. 31, 1999   Aug. 31, 1998
                              --------------   --------------    -------------   -------------
Beginning net balance of
   investment in unconsoli-
   dated entities                $ 2,000          $ 1,016           $   832         $   338
Capital contributions (1)             --            2,184               184             678
Writedown (2)                    ($2,000)          (1,200)               --              --
Equity in loss                        --               --                --             (98)
Distributions                         --               --                --             (86)
                                 -------          -------           -------         -------
Ending net balance of
   investment in uncon-
   solidated entities            $     0          $ 2,000           $ 1,016         $   832
                                 =======          =======           =======         =======

     (1) The capital contribution shown here of $2,184,000 plus the original investment in Houston Hotel, LLC of $316,000 equals the total additional investment in the LLC of $2,500,000.

     (2) In March 2001 and 2000, the Company recognized writedowns of $2,000,000 and $1,200,000, respectively, on its investment in the LLC. This writedowns are due to the anticipated shortfall of the Company's return of equity as a result of the decreased operating performance of the Hotel.

     The unaudited combined balance sheet and statement of operations of the unconsolidated entities are as follows:

COMBINED UNCONSOLIDATED ENTITIES
CONDENSED BALANCE SHEET
UNAUDITED
(000's omitted)


                                                       March 31,      March 31,
                                                         2001           2000
                                                      --------------------------

Current Assets                                        $    1,423     $      732
Property and Equipment, net                               20,067         20,811
Intangible Assets, net                                       209            577
                                                      -------------------------
   Total Assets                                       $   21,699     $   22,120
                                                      =========================

Current Liabilities                                          594            608
Long-Term Debt                                            21,415         21,684
                                                      -------------------------
   Total Liabilities                                      22,009         22,292

Deficit, net                                                (310)          (172)
                                                      -------------------------

   Total Liabilities and Deficit                      $   21,699     $   22,120
                                                      =========================


COMBINED UNCONSOLIDATED ENTITIES
CONDENSED STATEMENT OF OPERATIONS
UNAUDITED
(000's omitted)

                             For the
                           Fiscal Year           For the Seven               For the Fiscal
                              Ended              Months Ended                 Year Ended
                           -----------------------------------------------------------------------
                             March 31,       March 31,      March 31,    August 31,    August 31,
                               2001           2000           1999          1999           1998
                           -----------------------------------------------------------------------
HOTEL OPERATIONS:
   Revenues                 $     8,598    $     5,224    $     8,120   $    11,681    $    17,057
   Operating Expenses             6,074          3,777          5,498        10,146         12,781
                           -----------------------------------------------------------------------
      Income from Hotel
        Operations                2,524          1,447          2,622         1,535          4,276
                           -----------------------------------------------------------------------

Interest Expense                  1,690          1,096          1,552         2,632          2,059
Depreciation/Amortization           972            819            838         1,562          1,943
Loss due to change to
   liquidation basis of
   accounting for RW
   Hotel Partners, L.P.              --             --             --            --          2,828
                           -----------------------------------------------------------------------

NET LOSS                    $      (138)   $      (468)   $       232   $    (2,659)   $    (2,554)
                           =======================================================================

9.   Employee Savings Plan

     The Ridgewood Hotels Employee Savings Plan ("Savings Plan") is a savings and salary deferral plan that is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. The Savings Plan includes all employees of the Company who have completed one year of service and have attained age twenty-one.

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

     Prior to  January  1, 2000,  the  Savings  Plan  provided  for an  employer matching contribution in an amount equal to 50% of the elective employer contributions, provided that in no event shall such employer matching contributions exceed 3% of the participant's compensation. In addition, the Board of Directors of the Company was authorized to make discretionary contributions to the Savings Plan out of the Company's current or accumulated profits ("Discretionary Contributions"). Discretionary Contributions were allocated among those participants who completed at least 1,000 hours of service during the plan year and were employed by the Company on the last day of the plan year.

     Beginning on January 1, 2000, the Savings Plan now provides for an employer matching contribution in an amount equal to 100% of the first 3% of pay that an employee contributes to the Plan and an amount equal to 50% of the next 2% of pay that an employee contributes to the Plan. In no event shall such employer matching contributions exceed 4% of the participant's compensation. In addition, the Board of Directors of the Company is authorized to make discretionary contributions to the Savings Plan out of the Company's current or accumulated profits. Discretionary Contributions are allocated among those participants who complete at least 1,000 hours of service during the plan year and are employed by the Company on the last day of the plan year.

     Employees are subject to a seven-year graduated vesting schedule with respect to Basic Employer Contributions, Matching Employer Contributions and Discretionary Contributions.

     Distributions from the Savings Plan will generally be available upon or shortly following a participant's termination of employment with the Company, with additional rights with respect to Voluntary Contributions.

     Expense for the Employee Savings Plan was approximately $21,000 for the fiscal year ended March 31, 2001 and $17,000, respectively, for the seven months ended March 31, 2000 and March 31, 1999 (unaudited). For the fiscal years ending August

31, 1999 and 1998, expense for the Employee Savings Plan was approximately $18,000 each year.

10.  Sale of Operating Property

     On May 31, 2000, the Company sold its hotel in Longwood, Florida for $5,350,000. Approximately $3,500,000 of the sales proceeds were used to settle the mortgage and defeasance penalty on the hotel. The Company recognized approximately $2,856,000 in profit on the sale before tax. In conjunction with the transaction, the Company received a $250,000 note from the purchaser. The note was paid in full in June 2001.

     During the fiscal year ended March 31, 2001, the Company sold a parcel of land in Phoenix, Arizona for net proceeds of approximately $381,000 and recognized approximately a $12,000 gain on the sale. The Company also sold a parcel of land in Fairfield, Ohio for approximately $23,000 and recognized approximately an $8,000 gain on the sale.

11.  Subsequent Event

     Ridgewood Georgia has entered into an Assignment and Assumption Agreement (the "Assignment Agreement") dated as of April, 2001 with RW Hotel Investment Associates, LLC, ("Transferee") pursuant to which Transferee assigned to Ridgewood Georgia, Transferee's 99% membership interest in RW Louisville Hotel Investors, LLC, a Delaware limited liability company ("RW Hotel Investors"). As a result, Ridgewood Georgia, which previously owned the remaining 1% membership interest in RW Hotel Investors, owns 100% of the membership interests in RW Hotel Investors (the "Membership Interests").

     RW Hotel Investors, in turn, owns 99% of Associates, which owns the Hotel in Hurstbourne, Kentucky. The remaining 1% interest in Associates is owned by RW Hurstbourne Hotel, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. Therefore, as a result of the Assignment Agreement, the Company became the indirect owner of 100% of the Membership Interests in Associates.

     The Assignment Agreement was entered into to provide the Company with ownership of Associates in connection with Associates' application for a new franchise agreement for its Holiday Inn franchise. The Assignment Agreement is being reported herein because, as a result of the acquisition by RW Louisville Hotel Associates, the Hotel will be included in the Company's consolidated financial statements on a going forward basis.

Report of Independent Public Accountants

To Ridgewood Hotels, Inc.

We have audited the accompanying consolidated balance sheets of RIDGEWOOD HOTELS, INC. (a Delaware corporation) AND SUBSIDIARIES as of March 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' investment and cash flows for the year ended March 31, 2001 and the seven months ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ridgewood Hotels, Inc. and Subsidiaries as of March 31, 2001 and 2000 and the results of their operations and their cash flows for the year ended March 31, 2001 and the seven months ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Atlanta, Georgia
July 10, 2001

                       Report of Independent Accountants

To the Board of Directors and
Shareholders of Ridgewood Hotels, Inc.

     In our opinion, the accompanying consolidated statements of operations and cash flows present fairly, in all material respects, the results of operations and of cash flows for each of the two years in the period ended August 31, 1999 of Ridgewood Hotels, Inc. and its subsidiaries (the "Company"), in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLC

PRICEWATERHOUSECOOPERS LLC
Atlanta, Georgia

November 17, 1999

Market Information

     The Company's common stock is listed in the National Association of Securities Dealers (NASDAQ) over-the-counter bulletin board service.

Transfer Agent

     Computershare Investor Services, Dallas, Texas is the Company's stock transfer agent. Computershare maintains the Company's shareholder records. To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

         Computershare Investor Services
         1601 Elm Street
         Thanksgiving Tower, Suite 4340
         Dallas, Texas 75201

General Counsel

         Rogers & Hardin
         2700 International Tower
         229 Peachtree Street, N.E.
         Atlanta, Georgia 30303

Independent Public Accountants

         Arthur Andersen LLP
         Suite 2500
         133 Peachtree Street, N.E.
         Atlanta, Georgia 30303-1816

Shareholder and General Inquiries

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended March 31, 2001 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

         Ridgewood Hotels, Inc.
         Shareholder Relations
         1106 Highway 124
         Hoschton, Georgia 30548
         (770) 867-9830